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TABLE OF CONTENTS

SCHEDULE 14C
(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

Check the appropriate box:

/ / Preliminary Information Statement	/ / Confidential, for use of the Commission (as permitted by Rule 14c-5(d)(2))
/x/ Definitive Information Statement

HOTELS.COM
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

/x/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount previously paid:

        (2) Form, schedule or registration statement number:

        (3) Filing party:

        (4) Date filed:

PROSPECTUS	INFORMATION STATEMENT

        As you may be aware, the board of directors of Hotels.com, based upon the unanimous recommendation of a special committee of its independent directors, has approved and declared the advisability of a merger agreement that would result in Hotels.com becoming a wholly owned subsidiary of USA Interactive. In the merger, each outstanding share of Hotels.com Class A common stock would be converted into the right to receive 2.4 shares of USA common stock. In connection with the merger, the special committee received a written opinion of Lazard Frères & Co. LLC that, as of April 9, 2003, based upon and subject to the matters set forth in Lazard's opinion, the exchange ratio to be offered to the public stockholders of Hotels.com common stock was fair from a financial point of view.

        Both USA and Hotels.com believe the merger will enhance stockholder value by providing Hotels.com stockholders, through a tax-free transaction, with a significant premium for their Hotels.com shares, as well as the opportunity to participate in the growth and future value of USA.

        The proposed merger requires approval by a majority of the voting power of all outstanding shares of Hotels.com Class A common stock and Hotels.com Class B common stock, voting together as a single class. USA, as the owner of 38,999,100 shares of Hotels.com Class B common stock, representing approximately 97.0% of the voting power of all outstanding shares of Hotels.com Class A common stock and Hotels.com Class B common stock as of May 15, 2003, has executed a written stockholder's consent approving the merger. As a result, no action is required on the part of Hotels.com stockholders. We are not asking you for a proxy and you are requested not to send us a proxy.

        Please see "Risk Factors" beginning on page 13 for a discussion of matters relating to an investment in USA common stock.

        USA common stock is listed on the Nasdaq National Market under the symbol "USAI" and Hotels.com Class A common stock is listed on the Nasdaq National Market under the symbol "ROOM." Based on the closing price of USA common stock on the Nasdaq National Market on May 20, 2003, the last practicable day before the printing of this information statement/prospectus, 2.4 shares of USA common stock had a value of $79.99. You should be aware that, because the number of shares of USA common stock you will receive per Hotels.com share in the merger is fixed, the value of the consideration you will receive in the merger will fluctuate as the market price of USA common stock changes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the USA common stock to be issued in the merger or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this information statement/prospectus is May 21, 2003 and it is first being mailed on or about May 23, 2003.

IMPORTANT

        This document, which is sometimes referred to as the information statement/prospectus, constitutes an information statement of Hotels.com and a prospectus of USA for the shares of USA common stock that USA will issue to Hotels.com stockholders in the merger. This document also constitutes notice of the contemplated merger to the holders of outstanding and unexercised warrants to acquire shares of Hotels.com Class A common stock pursuant to the terms of the underlying warrant documents. As permitted under the rules of the U.S. Securities and Exchange Commission, or the SEC, this information statement/prospectus incorporates important business and financial information about USA, Hotels.com and their affiliates that is contained in documents filed with the SEC and that is not included in or delivered with this information statement/prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See "Where You Can Find More Information" beginning on page 71. You may also obtain copies of these documents, without charge, from USA and from Hotels.com by writing or calling:

USA Interactive 152 West 57th Street New York, New York 10019 (212) 314-7300 Attention: Corporate Secretary	Hotels.com 10440 North Central Expressway, Suite 400 Dallas, Texas 75231 (214) 361-7311 Attention: Corporate Secretary

You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from MacKenzie Partners, Inc., the information agent for the merger, at the following address and telephone number:

105 Madison Avenue New York, New York 10016 (212) 929-5500 (collect) (800) 322-2885 (toll-free)

        In order to obtain delivery of these documents prior to completion of the merger, you should request such documents no later than June 16, 2003.

        Except as otherwise specifically noted, references to "shares of Hotels.com common stock," "Hotels.com common shares" or "Hotels.com shares" refer to shares of Hotels.com Class A common stock and references to "we," "us," or "our" refer to both USA and Hotels.com.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
The Companies
The Proposed Transaction
Background to the Merger; Formation of the Special Committee
Interests of Certain Persons in the Merger
Reasons for the Merger
Opinion of Financial Advisor
Treatment of Hotels.com Stock Options and Restricted Stock Awards
Treatment of Hotels.com Warrants
The Merger Agreement
Regulatory Approvals
Accounting Treatment
Comparison of Stockholder Rights
Selected Historical Financial Information of USA and Hotels.com
Selected Unaudited Pro Forma Combined Condensed Financial Information of USA
Certain Historical and Pro Forma Per Share Data
Comparative Per Share Market Price Information and Dividend Policy
RISK FACTORS
Risks Relating to the Merger
Risks Factors Relating to USA
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
THE MERGER
Background to the Merger
The Special Committee's and Hotels.com's Reasons for the Merger
USA's Reasons for the Merger
Opinion of the Financial Advisor to the Special Committee
Material United States Federal Income Tax Consequences
Appraisal Rights
Regulatory Approvals Required for the Merger
Stockholder Litigation
Certain Effects of the Merger
Accounting Treatment for the Merger
Resale of USA Common Stock
HOTELS.COM SELECTED FINANCIAL INFORMATION
Operating Budget
Hotels.com Management Long-Term Target Projections and Selected 2003 Results
RELATIONSHIPS WITH HOTELS.COM
Relationships between Hotels.com and USA
INTERESTS OF CERTAIN PERSONS IN THE MERGER
Composition of Hotels.com's Board of Directors
Hotels.com Outside Directors' Stock Options
Adoption of 2003 Stock Plan and Amendments to Stock Option Agreements
Hotels.com Stock Options and Other Equity-Based Awards
USA Equity, Stock Options and Other Equity-Based Awards
Compensation of Members of the Special Committee
Employment Agreements
Indemnification of Directors and Officers; Directors' and Officers' Insurance
THE MERGER AGREEMENT
General Terms of the Merger Agreement
Treatment of Securities in the Merger
Exchange of Certificates
Representations and Warranties
Covenants
Conditions to the Merger
Termination of the Merger Agreement
Amendment; Waiver
Fees and Expenses
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF USA
DESCRIPTION OF USA CAPITAL STOCK
USA Common Stock and USA Class B Common Stock
USA Preferred Stock
Anti-Takeover Provisions in USA's Bylaws
Effect of Delaware Anti-Takeover Statute
Action by Written Consent
Transfer Agent
COMPARISON OF STOCKHOLDER RIGHTS
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
MISCELLANEOUS
Appendix A:	Agreement and Plan of Merger	A-1
Appendix B:	Opinion of Lazard Frères & Co. LLC	B-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What is the proposed transaction?

A:
USA is proposing to acquire all of the outstanding shares of Hotels.com common stock that it does not already own. The acquisition will be effected by the merger of a wholly owned subsidiary of USA with and into Hotels.com, with Hotels.com surviving as a wholly owned subsidiary of USA.

Q:
Why is USA acquiring the remaining Hotels.com shares that it does not already own?

A:
USA believes that the combined company will benefit from, among other things, the alignment of management interests and the ability of the combined company to offer improved and integrated products and services, in each case creating greater value for both USA's and Hotels.com's stockholders. To review USA's reasons for the merger, as well as the special committee's and Hotels.com's reasons for the merger, see the discussion beginning on page 22.

Q:
What will I receive in exchange for my Hotels.com shares?

A:
You will receive 2.4 shares of USA common stock in exchange for each share of Hotels.com common stock owned at the time the merger is completed. USA will not issue fractional shares of USA common stock. Any Hotels.com stockholder entitled to receive a fractional share of USA common stock will receive a cash payment instead of a fractional share.

Q:
How are the economic terms of the merger different from the terms of the contemplated exchange offer USA announced on June 3, 2002?

A:
On June 3, 2002, USA announced its intention to commence an exchange offer of 1.8064 shares of USA common stock for each share of Hotels.com common stock that USA did not own, which represented a 7.5% premium over the closing price of Hotels.com common stock immediately prior to USA's June 3rd announcement. On June 5th, USA announced that it would not commence any exchange offer in the near future, and no exchange offer was ever commenced. The 2.4 exchange ratio in the merger represents approximately a 19.4% premium based on the closing prices of Hotels.com common stock and USA common stock on March 18, 2003, the last trading date before USA's announcement of its proposed acquisition of the outstanding shares of Expedia, Inc. that it does not already own.

Q:
Is any further vote of Hotels.com stockholders needed to approve the merger?

A:
No. Delaware law allows stockholders to act by written consent instead of holding a meeting, unless prohibited by the company's certificate of incorporation. Hotels.com's certificate of incorporation does not prohibit stockholder action by written consent. Since USA, which controls sufficient Hotels.com shares to approve the merger by written consent, has already executed a written consent voting these shares in favor of the merger, no other vote of Hotels.com stockholders is required.

Q:
Will I have appraisal rights in connection with the merger?

A:
No. Under Delaware law, holders of shares of Hotels.com common stock, which are publicly traded, do not have appraisal rights in connection with the merger.

Q:
Will I be taxed on the USA common stock that I receive in exchange for my Hotels.com shares?

A:
The exchange of shares by Hotels.com stockholders is intended to be tax-free to Hotels.com stockholders for U.S. federal income tax purposes, except for taxes on cash received instead of fractional shares of USA common stock. We recommend that Hotels.com stockholders carefully read the complete explanation of the material U.S. federal income tax consequences of the merger beginning on page 32, and that

ii

  Hotels.com stockholders consult their tax advisors for a full understanding of the tax consequences to them.

Q:
What do I need to do now?

A:
Nothing, other than carefully reading the information contained in this document. After the merger is completed, Hotels.com stockholders will receive written instructions and a letter of transmittal for exchanging their shares of Hotels.com common stock for shares of USA common stock and cash instead of fractional shares of USA common stock. Please do not send your Hotels.com stock certificates until you receive the instructions and letter of transmittal.

Q:
When do you expect to complete the merger?

A:
We currently expect to complete the merger on the 20th business day from the date this document is first mailed to Hotels.com stockholders, provided that all conditions to closing have been satisfied or waived.

Q:
Where can I find more information?

A:
You may obtain more information from various sources, as set forth under "Where You Can Find More Information" beginning on page 71.

iii

SUMMARY

        The following summary highlights selected information from this information statement/prospectus and may not contain all of the information that is important to you. To better understand the merger, you should carefully read this entire document and the other documents to which this document refers you. See "Where You Can Find More Information" beginning on page 71.

The Companies

USA Interactive
152 West 57th Street
New York, New York 10019
(212) 314-7300

        USA Interactive (Nasdaq: USAI) engages worldwide in the business of interactivity via the Internet, the television and the telephone. USA's multiple brands are organized across three areas: Electronic Retailing, Information & Services and Travel Services. Electronic Retailing is comprised of HSN, America's Store, HSN.com, and Home Shopping Europe and Euvía in Germany. Information & Services includes Ticketmaster, Match.com, uDate, Citysearch, Evite, Entertainment Publications and Precision Response Corporation. Travel Services consists of Expedia (Nasdaq: EXPE), Hotels.com (Nasdaq: ROOM), Interval International, TV Travel Group and USA's forthcoming U.S. cable travel network.

Hotels.com
10440 North Central Expressway
Suite 400
Dallas, Texas 75231
(214) 361-7311

        Hotels.com (Nasdaq: ROOM) is a leading provider of discount hotel rooms and other lodging accommodations. Hotels.com's customers may select and book lodging accommodations in major cities through its websites and toll-free call centers. Hotels.com contracts with hotels in advance for volume commitments and guaranteed availability of hotel rooms and vacation rentals at wholesale rates and makes these lodging accommodations available to its customers, often at significant discounts to published rates. In addition, Hotels.com's hotel supply relationships often allow the company to offer its customers hotel accommodations for otherwise unavailable dates. At December 31, 2002, Hotels.com had room supply agreements with over 7,700 lodging properties in 325 major markets in North America, Europe, the Caribbean and Asia. Hotels.com's websites feature traveler-oriented interfaces that enable travelers to make informed decisions about their hotel accommodations by providing easy access to the description, rates and availability 24 hours a day, seven days a week. Hotels.com is majority-owned by USA.

Hermitage Merger Corp.
c/o USA Interactive
152 West 57th Street
New York, New York 10019
(212) 314-7300

        Hermitage Merger Corp., a Delaware corporation, is a wholly owned subsidiary of USA created solely for the purpose of effecting the merger. In the merger, Hermitage Merger Corp. will be merged with and into Hotels.com, with Hotels.com surviving the merger as a wholly owned subsidiary of USA.

The Proposed Transaction

        In the merger, Hermitage Merger Corp. will merge with and into Hotels.com, and Hotels.com will survive the merger as a wholly owned subsidiary of USA. In the merger, each share of Hotels.com common stock will be converted into the right to receive 2.4 shares of USA common stock and cash instead of fractional shares that would otherwise be payable in the merger. Immediately following the merger, it is anticipated that current stockholders of Hotels.com other than USA will own approximately 8.8% of USA's outstanding common stock, based on shares of Hotels.com common stock and USA common stock outstanding as of May 15, 2003 and without giving effect to USA's proposed acquisition of the publicly-held shares of Expedia, Inc., which we refer to in this document as the proposed Expedia merger.

Background to the Merger; Formation of the Special Committee

        After USA announced on June 3, 2002 its intention to commence an exchange offer for the remaining shares of Hotels.com common stock that it did not already own, the Hotels.com board of directors formed a special committee of independent directors to consider USA's announcement and a possible transaction with USA. The special committee independently selected and retained legal and financial advisors to assist the special committee in connection with a possible transaction with USA.

        In October 2002, USA management informed the special committee that USA was ending the process to acquire the shares of Hotels.com that it did not already own. The Hotels.com board of directors then disbanded the special committee.

        On April 4, 2003, the Hotels.com board of directors reconstituted the special committee to review and evaluate a merger pursuant to which publicly held shares of Hotels.com common stock would be converted into the right to receive shares of USA common stock. The special committee reengaged its advisors and, after discussions with USA, unanimously determined that the merger was fair to, and in the best interests of, the holders of Hotels.com common stock (other than USA and its affiliates). The special committee unanimously recommended that the full board of directors of Hotels.com approve and declare advisable the merger agreement and the transactions contemplated thereby and recommend to the stockholders of Hotels.com that they approve and adopt the merger agreement and the transactions contemplated thereby.

        We discuss the special committee and the background of the merger in greater detail under "The Merger—Background to the Merger" beginning on page 18.

Interests of Certain Persons in the Merger

        You should be aware that a number of directors and officers of Hotels.com, some of whom are directors and/or officers of USA, have interests in the merger that are different from, or in addition to, your interests as a Hotels.com stockholder. We describe these interests beginning on page 42 of this document.

Reasons for the Merger

        The board of directors of Hotels.com, based on the recommendation of its special committee, believes that the merger is fair to, and in the best interests of, the holders of Hotels.com common stock (other than USA and its affiliates). For a description of the factors on which the special committee and the board of directors of Hotels.com based their determinations, see "The Special Committee's and Hotels.com's Reasons for the Merger" beginning on page 22.

        The board of directors of USA believes that the merger is fair to, and in the best interests of, the holders of USA common stock. For a description of the factors on which the board of directors of USA based its determination, see "USA's Reasons for the Merger" beginning on page 25.

Opinion of Financial Advisor (Page 26)

        In deciding to recommend approval of the merger to the Hotels.com board of directors, the special committee considered the written opinion of its financial advisor, Lazard Frères & Co. LLC, to the effect that, as of April 9, 2003, and based upon and subject to matters set forth in its opinion, the exchange ratio to be offered to the public stockholders of Hotels.com was fair to such public stockholders from a financial point of view. The full text of the written opinion of Lazard, dated April 9, 2003, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this information statement/prospectus. We urge you to read the opinion of Lazard in its entirety.

Treatment of Hotels.com Stock Options and Restricted Stock Awards (Page 47)

        If we successfully complete the merger, USA will assume Hotels.com's employee stock options. As a result, options to acquire shares of Hotels.com common stock will be converted into options to acquire shares of USA common stock, based on the exchange ratio, with substantially similar terms in all other respects. Existing stock options to acquire shares of USA common stock will not be affected by the merger.

        If we successfully complete the merger, USA also will assume Hotels.com's obligations with respect to Hotels.com's restricted stock awards. As a result, Hotels.com restricted stock awards will be converted into USA restricted stock awards, with the number of shares that each award represents being adjusted, based on the exchange ratio, with substantially similar terms and restrictions in all other respects.

Treatment of Hotels.com Warrants (Page 48)

        If we successfully complete the merger, outstanding and unexercised warrants to acquire shares of Hotels.com common stock will either remain outstanding as Hotels.com warrants and become exercisable solely for shares of USA common stock, with the number of shares that each warrant represents a right to purchase being adjusted based on the exchange ratio, with substantially similar terms and restrictions in all other respects, or be converted into warrants of USA to acquire shares of USA common stock, with the number of shares that each warrant represents a right to purchase being adjusted based on the exchange ratio, with substantially similar terms and restrictions in all other respects.

The Merger Agreement (Page 47)

        The merger agreement is the legal document that governs the merger and the other transactions contemplated by the merger agreement. We have attached the merger agreement as Appendix A to this document. We urge you to read it carefully in its entirety.

Regulatory Approvals

        We are not aware of any material regulatory approvals required in connection with the merger. We intend to make all required filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 relating to the merger.

Accounting Treatment (Page 35)

        The merger will be accounted for under the purchase method of accounting in accordance with U.S. generally accepted accounting principles.

Comparison of Stockholder Rights

        If we successfully complete the merger, each Hotels.com stockholder will become a stockholder of USA. The rights of USA stockholders are governed by Delaware law and by USA's charter and by-laws. While Hotels.com is also governed by Delaware law, USA stockholders' rights under USA's charter and by-laws differ in some respects from Hotels.com's stockholders' rights under Hotels.com's charter and by-laws. For a summary of these material differences, see the discussion beginning on page 68 of this information statement/prospectus.

Selected Historical Financial Information of USA and Hotels.com

        We are providing the following selected financial information to assist you in analyzing the financial aspects of the merger. The selected USA and Hotels.com financial data set forth below, including the accompanying notes, are qualified in their entirety by, and should be read in conjunction with, the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by USA and Hotels.com with the SEC, which we have incorporated by reference into this information statement/prospectus. See "Where You Can Find More Information" beginning on page 71.

USA Selected Historical Consolidated Financial Data

        The following table presents selected historical consolidated financial data for USA for each of the years in the five-year period ended December 31, 2002, and for the three-month periods ended March 31, 2003 and 2002. This data was derived from USA's audited and unaudited (where indicated) consolidated financial statements and reflects the operations and financial position of USA at the dates and for the periods indicated. The financial statements for each of the five years in the period ended December 31, 2002 for USA have been audited by Ernst & Young LLP, independent auditors. The financial statements for the three month periods ended March 31, 2003 and 2002 are unaudited and are not necessarily indicative of results for any other interim period or for any calendar year.

        In August 2001, USA completed its previously announced sale of all of the capital stock of certain USA Broadcasting subsidiaries that own 13 full-power television stations and minority interests in four additional full-power stations to Univision Communications Inc., or Univision. On May 7, 2002, USA completed its transaction with Vivendi Universal, S.A., or Vivendi, in which the USA Entertainment Group, consisting of USA Cable, Studios USA, and USA Films, was contributed to Vivendi Universal Entertainment LLLP, or VUE, a new joint venture controlled by Vivendi.

        The financial position and results of operations of USA Broadcasting and USA Entertainment Group have been presented as discontinued operations in all periods presented.

	Year Ended December 31,					Three Months Ended March 31,
	1998(1)(2)	1999(3)	2000(4)	2001(5)	2002(6)(7)	2002(6)(11)	2003(8)
	(In thousands, except per share data)
Statement of Operations Data:
Net revenues	$1,639,828	$2,001,108	$2,964,612	$3,468,860	$4,621,224	$971,945	$1,392,066
Operating profit (loss)	59,391	(48,842)	(349,746)	(216,423)	86,753	27,783	93,489
Earnings (loss) from continuing operations before cumulative effect of accounting change	26,848	(69,212)	(172,398)	(186,799)	7,378	3,970	(106,796)
Earnings (loss) before cumulative effect of accounting change	76,874	(27,631)	(147,983)	392,795	2,414,492	25,900	(106,796)
Net earnings (loss) available to common shareholders	76,874	(27,631)	(147,983)	383,608	1,941,344	(437,456)	(110,060)
Basic earnings (loss) per common share from continuing operations available to common shareholders(9)(10):	0.09	(0.21)	(0.48)	(0.50)	(0.01)	0.01	(0.23)
Diluted earnings (loss) per common share from continuing operations available to common shareholders(9)(10):	0.04	(0.21)	(0.48)	(0.50)	(0.02)	(0.01)	(0.23)
Basic earnings (loss) per common share before cumulative effect of accounting change available to common shareholders(9)(10):	0.27	(.08)	(0.41)	1.05	5.64	0.06	(0.23)
Diluted earnings (loss) per common share before cumulative effect of accounting change available to common shareholders(9)(10):	0.21	(.08)	(0.41)	1.05	5.62	0.06	(0.23)
Basic earnings (loss) per common share available to common shareholders(9)(10):	0.27	(.08)	(0.41)	1.03	4.55	(1.11)	(0.23)
Diluted earnings (loss) per common share available to common shareholders(9)(10):	0.21	(.08)	(0.41)	1.03	4.54	(0.53)	(0.23)
Balance Sheet Data (end of period):
Working Capital	$443,408	$381,046	$355,157	$1,380,936	$3,080,766	$1,347,776	$2,812,679
Total Assets	4,161,873	5,151,160	5,646,290	6,527,068	15,663,113	7,990,358	16,220,043
Long-term obligations, net of current maturities	775,683	573,056	551,766	544,372	1,211,145	544,501	1,189,155
Minority Interest	336,788	742,365	908,831	706,688	1,074,501	629,903	610,350
Shareholders' equity	2,571,405	2,769,729	3,439,871	3,945,501	7,931,463	5,274,245	8,735,625
Other Data:
Net cash provided by (used in):
Operating activities	$(91,660)	$77,760	$87,321	$298,335	$741,561	$13,586	$467,013
Investing activities	(1,179,346)	(468,318)	(408,016)	35,052	808,009	757,759	(778,343)
Financing activities	1,297,654	100,204	58,163	56,256	716,621	(21,737)	(102,150)
Discontinued operations	304,173	267,651	86,266	348,174	(178,288)	(18,451)	(72,461)
Effect of exchange rate changes	(1,501)	(123)	(2,687)	(3,663)	11,130	34	1,811

(1)
Net earnings available to common shareholders includes the operations of USA Cable and Studios USA since their acquisition by USA from Universal Studios, Inc. on February 12, 1998 and the consolidated statement of operations data includes Citysearch since its acquisition by USA on September 28, 1998.

(2)
Net earnings available to common shareholders for the year ended December 31, 1998 include a pre-tax gain of $74.9 million related to USA's sale of its Baltimore television station during the first quarter of 1998 and a pre-tax gain of $109.0 million related to the purchase of Citysearch during the fourth quarter of 1998.

(3)
The consolidated statement of operations data include the operations of Hotels.com since its acquisition of control by USA on May 10, 1999 and net earnings available to common shareholders includes the results of October Films and the domestic film distribution and development businesses of Universal (which previously operated Polygram Filmed Entertainment), collectively referred to as USA Films, that were acquired by USA on May 28, 1999. USA Films was contributed to VUE on May 7, 2002. Net earnings for the year ended December 31, 1999 includes a pre-tax gain of $89.7 million related to the sale of securities.

(4)
Includes a pre-tax gain of $104.6 million by Styleclick, Inc. related to USA's exchange of its interest in Internet Shopping Network for 75% of Styleclick, Inc., a pre-tax gain of $3.7 million related to the Hotels.com initial public offering, and a pre-tax charge of $145.6 million related to impairment of Styleclick goodwill.

(5)
Net earnings available to common shareholders includes a gain of $517.8 million, net of tax, related to the sale of capital stock of certain USA Broadcasting subsidiaries and an after-tax expense of $9.2 million related to the cumulative effect of adoption as of January 1, 2001 of SOP 00-2, "Accounting by Producers or Distributors of Films."

(6)
In connection with USA's acquisition of a controlling interest in Expedia, USA issued approximately 13.1 million shares of Series A Redeemable Preferred Stock, or USA preferred stock, at $50 face value ($656 million aggregate value), with a 1.99% annual dividend rate and which is convertible at any time into USA common stock at an initial conversion price of $33.75. The conversion price will be adjusted downward pursuant to a specified formula if the average share price of USA common stock over a ten-day trading period prior to conversion exceeds $35.10. Holders of USA preferred stock may require USA to purchase their shares on the fifth, seventh, tenth and fifteenth anniversary of the closing on February 4, 2002. USA has the right to redeem the USA preferred stock commencing on the tenth anniversary of February 4, 2002. Any payment by USA with respect to the dividend or pursuant to any redemption requested by holders of USA preferred stock or by USA may be made in cash or USA common stock, or a combination thereof, at the option of USA.

(7)
Net earnings available to common shareholders includes a gain of $2.4 billion, net of tax, related to the contribution of the USA Entertainment Group to VUE and an after-tax expense of $461.4 million related to the cumulative effect of adoption as of January 1, 2002 of Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets." Also includes results of TV Travel Group and Interval since their acquisition by USA on May 1, 2002 and September 24, 2002, respectively.

(8)
Loss from continuing operations before cumulative effect of accounting change includes a charge related to USA's proportionate share of the 2002 results of VUE which is recorded on a one-quarter lag due to delays in VUE's financial reporting. During the first quarter of 2003, USA received the audited financial statements of VUE for the year ended December 31, 2002 which disclosed that VUE had recorded an impairment charge for goodwill and intangible assets and other long-lived assets of $4.5 billion in the period May 7, 2002 to December 31, 2002 based on VUE management's review of the estimated fair value of VUE as of December 4, 2002. USA recorded its 5.44% proportionate share of this charge which amounted to approximately $245 million before a tax benefit of $96 million.

(9)
Earnings (loss) per common share data and shares outstanding retroactively reflect the impact of two-for-one stock splits of USA common stock and USA Class B common stock paid on February 24, 2000 and March 26, 1998. All share numbers give effect to such stock splits.

(10)
The following table adjusts USA's reported net earnings (loss) and basic and diluted net earnings (loss) per share to exclude amortization expense related to goodwill and other intangible assets with indefinite lives as if Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets," was effective January 1, 1999:

	Year Ended December 31,
	1999	2000	2001
	(In thousands, except per share data)
Earnings (loss) from continuing operations available to common shareholders
Reported loss from continuing operations available to common shareholders	$(69,212)	$(172,398)	$(186,799)
Add: goodwill amortization	71,859	166,705	134,077

Earnings (loss) from continuing operations—as adjusted	$2,647	$(5,693)	$(52,722)

Basic earnings (loss) per share from continuing operations available to common shareholders—as adjusted:
Reported basic loss per share	$(0.21)	$(0.48)	$(0.50)
Add: goodwill amortization	0.22	$0.46	$0.36

Adjusted basic earnings (loss) per share	$0.01	$(0.02)	$(0.14)

Diluted earnings (loss) per share from continuing operation available to common shareholders—as adjusted:
Reported diluted loss per share	$(0.21)	$(0.48)	$(0.50)
Add: goodwill amortization	0.22	0.46	0.36

Adjusted diluted earnings (loss) per share	$0.01	$(0.02)	$(0.14)

NET EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS
Net earnings (loss) available to common shareholders	$(27,631)	$(147,983)	$383,608
Add: goodwill amortization	104,704	206,151	176,413

Net earnings available to common shareholders—as adjusted	$77,073	$58,168	$560,021

Basic earnings (loss) per share—as adjusted:
Reported basic net earnings (loss) per share	$(0.08)	$(0.41)	$1.03
Add: goodwill amortization	0.32	0.57	0.47

Adjusted basic net earnings per share	$0.24	$0.16	$1.50

Diluted earnings (loss) per share:
Reported diluted net earnings (loss) per share	$(0.08)	$(0.41)	$1.03
Add: goodwill amortization	0.29	0.57	0.47

Adjusted diluted net earnings per share	$0.21	$0.16	$1.50

(11)
Net earnings available to common shareholders includes an after-tax expense of $461.4 million related to the cumulative effect of adoption as of January 1, 2002 of Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets."

Hotels.com Selected Historical Consolidated Financial Data

        The following table presents selected summary financial data of Hotels.com and its predecessor business. The data was derived from Hotels.com's audited and unaudited (where indicated) financial statements and its predecessor's audited combined financial statements and reflects the operations and financial position of Hotels.com or its predecessor business at the dates and for the periods indicated. The table also presents summary unaudited pro forma combined condensed financial data as of and for the year ended December 31, 1999. The pro forma combined condensed statements of operations data gives effect to the acquisition of substantially all the assets of Hotels.com's predecessor business and to the capital transactions that occurred in connection therewith as if they had occurred on January 1, 1999. The financial statements for the three-month periods ended March 31, 2003 and 2002 are unaudited and are not necessarily indicative of results for any other interim period or for any calendar year.

	Predecessor		Company
	Actual		Actual	Pro Forma	Actual
	Year Ended December 31,	Period January 1 to May 10,	Period May 11 to December 31,	Year Ended December 31,	Year Ended December 31,			Three Months Ended March 31,
	1998	1999	1999	1999(1)	2000	2001	2002	2002	2003
	(In thousands, except for per share and other data)
Statement of Operations Data:
Net revenue	$66,472	$37,701	$124,113	$161,814	$327,977	$536,497	$945,373	$165,712	$277,427
Operating costs and expenses:
Cost of sales	45,665	26,117	87,239	113,356	225,793	370,279	657,639	113,397	194,008
Selling, general and administrative(2)(3)	9,692	5,971	17,983	24,126	49,543	84,769	157,129	26,521	49,420
Officers' distributions(2)	10,126	—	—	—	—	—	—	—	—
Non-recurring acquisition-related costs(4)	—	20,257	—	—	—	—	—	—	—
Non-cash marketing and distribution expense	—	—	—	—	4,260	16,976	19,618	6,072	4,661
Non-cash compensation	—	—	—	—	—	—	—	—	89
Amortization of Goodwill	—	—	12,897	38,490	38,490	46,394	—	—	—
Depreciation and other amortization	231	119	340	459	725	2,268	5,486	954	2,003

Total operating costs and expenses	65,714	52,464	118,459	176,431	318,811	520,686	839,872	146,944	250,181

Operating profit (loss)	758	(14,763)	5,654	(14,617)	9,166	15,811	105,501	18,768	27,246
Other income:
Interest and other, net	911	429	889	1,318	8,448	8,313	5,483	1,131	1,414
Gain on sale of securities	74	471	—	471	—	—	—	—	—
Loss on disposition of assets	—	—	—	—	—	—	(78)	—	—

Total other income	985	900	889	1,789	8,448	8,313	5,405	1,131	1,414

Earnings (loss) before income taxes	1,743	(13,863)	6,543	(12,828)	17,614	24,124	110,906	19,899	28,660
Income tax expense(5)	(5)	—	(2,421)	—	(6,782)	(11,217)	(38,817)	(6,965)	(10,030)

Net income (loss)(6)	$1,738	$(13,863)	$4,122	$(12,828)	$10,832	$12,907	$72,089	$12,934	$18,630

Basic net income (loss) per common share(6)(7)			$0.11	$(0.24)	$0.21	$0.23	$1.25	$0.22	$0.33

Diluted net income (loss) per common share(6)(7)			$0.11	$(0.24)	$0.20	$0.23	$1.23	$0.22	$0.32

Basic weighted average shares outstanding(7)			38,999	52,774	52,774	56,260	57,730	57,531	57,066
Diluted weighted average shares outstanding(7)			38,999	52,774	53,580	57,343	58,639	58,445	57,563

	Predecessor		Company
	Actual		Actual		Pro Forma		Actual
	Year Ended December 31,	Period January 1 to May 10,	Period May 11 to December 31,		Year Ended December 31,		Year Ended December 31,			Three Months Ended March 31,
	1998	1999	1999		1999(1)		2000	2001	2002	2002	2003
	(In thousands, except for per share and other data)
Balance Sheet Data (end of period):
Cash and cash equivalents	$4,964	$25,193	$2,933		$2,933		$51,037	$44,269	$6,058	$66,540	$57,357
Marketable securities	7,672	4,588	4,906		4,906		118,413	165,581	377,661	223,547	327,252
Deferred revenue	7,299	19,293	16,447		16,447		31,221	37,679	76,356	82,582	112,127
Net working capital (deficit)(8)	(1,856)	(3,311)	(44,754)		(44,754)		107,106	142,816	242,186	174,208	189,640
Goodwill, net	—	—	187,411		187,411		354,904	362,464	369,743	362,479	369,964
Total assets	14,544	32,127	204,250		204,250		562,328	648,576	846,884	741,256	854,330
Current liability for amounts due under purchase agreement(8)	—	—	17,500		17,500		—	—	—	—	—
Net stockholders' equity (deficit)(8)	(852)	(2,129)	146,347		146,347		484,195	541,888	657,736	568,134	607,576
Other Data:
Total room nights sold	442,000	295,000	934,000		1,229,000		2,433,000	4,190,000	7,838,000	1,408,000	2,301,000
Cash Flow Data:
Operating activities	$8,849	$17,223	$20,439		$37,662		$82,083	$102,961	$183,124	78,563	78,416
Investing activities(8)	(4,214)	3,006	(159,819	)(7)	(156,813	)(7)	(124,440)	(117,327)	(244,883)	(63,098)	44,562
Financing activities(8)	(2,499)	—	142,313	(7)	142,313	(7)	90,461	7,598	23,548	6,806	(71,679)

(1)
Pro forma statements of operations data gives effect to the elimination of officers' distributions and non-recurring, acquisition-related costs, amortization of goodwill, interest expense and pro forma income taxes.

(2)
Hotels.com's predecessor business distributed substantially all of its earnings before taxes to its officers and recorded the distributions as expense. Pro forma statement of operating data for 1999 does not include officers' distributions and assumes that officers' salaries under the new compensation arrangements were effective January 1, 1999. Officers' salaries are included in selling, general and administrative expenses.

(3)
Reflects reclassification of performance-based marketing and distribution partner fees from cost of sales to selling, general and administrative expenses, resulting in an increase to gross profit of $2.6 million and $0.2 million for the twelve months ended December 31, 1999 and 1998, respectively.

(4)
Hotels.com's predecessor business paid discretionary bonuses of $0.4 million to its employees (other than the officers) and incurred $0.2 million of professional and advisory fees related directly to the acquisition. Hotels.com's predecessor business recorded a compensation charge of $19.7 million related to an agreement that the principal owners of Hotels.com's predecessor business had with an employee.

(5)
As of January 1, 1997, Hotels.com's predecessor business elected to be taxed as a subchapter S corporation and, as a result, did not pay federal income taxes. As of May 11, 1999, in connection with Hotels.com's acquisition of Hotels.com's predecessor business, Hotels.com elected to be taxed as a subchapter C corporation as part of USA's consolidated group until the completion of Hotels.com's initial public offering. Since the initial public offering, Hotels.com pay taxes separately from USA on Hotels.com's taxable income.

(6)
The following table adjusts Hotels.com's reported net earnings and basic and diluted earnings per share to exclude amortization expense related to goodwill and other intangible assets with indefinite lives as if Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles" was effective January 1, 2000:

	Year Ended December 31,
	2000	2001	2002
Net Earnings Available To Common Shareholders
Reported net income available to common shareholders	$10,832	$12,907	$72,089
Add: goodwill amortization, net of taxes	23,671	39,982	—

Net income available to common shareholders—as adjusted	$34,503	$52,889	$72,089

Basic earnings per common share	$0.21	$0.23	$1.25
Add: goodwill amortization, net of taxes	0.44	0.71	—

Adjusted basic earnings per common share	$0.65	$0.94	$1.25

Diluted earnings per common share	$0.20	$0.23	$1.23
Add: goodwill amortization, net of taxes	0.44	0.69	—

Adjusted diluted earnings per common share	$0.64	$0.92	$1.23

(7)
Pro forma statement of operations for the twelve months ended December 31, 1999 assumes the same number of shares outstanding as 2000 for comparison purposes.

(8)
For the period May 11 to December 31, 1999, cash flow used in investing activities includes $158.0 million of cash used in connection with the acquisition of Hotels.com's predecessor business. Cash flow from financing activities includes $142.3 million of net capital contributions by USA.

Selected Unaudited Pro Forma Combined Condensed Financial Information of USA

        The following selected unaudited pro forma combined condensed financial information as of and for the year ended December 31, 2002 (for income statement purposes) and as of and for the three month period ended March 31, 2003 is presented to show the results of operations and financial position of USA as if the following transactions had occurred as of the beginning of the period presented or as of the balance sheet date, as applicable: (a) the Expedia transaction completed on February 4, 2002, (b) the VUE transaction completed on May 7, 2002, (c) the transaction in which Liberty Media Corporation, or Liberty, exchanged its shares of Home Shopping Network, Inc., or Holdco, for 31.6 million shares of USA common stock and 1.6 million shares of USA Class B common stock on June 27, 2002, which we refer to in this document as the Holdco exchange, (d) the Ticketmaster merger completed on January 17, 2003, (e) the proposed Expedia merger and (f) the proposed Hotels.com merger.

        This selected unaudited pro forma combined condensed financial information should be read in conjunction with the selected historical and pro forma financial information included in this information statement/prospectus and the financial statements of USA and accompanying notes that are incorporated by reference into this information statement/prospectus. You should not rely on the unaudited pro forma financial information as an indication of the results of operations or financial position that would have been achieved if the transactions described above had taken place on January 1, 2002 or of the results of operations or financial position of USA after the completion of the transactions.

	Pro Forma
	Year Ended December 31, 2002	Three Months Ended March 31, 2003
	(In thousands, except per share data)
Statement of Operations Data:
Net revenues	$4,656,711	$1,392,066
Operating income (loss)	(216,453)	30,756
Loss from continuing operations before preferred dividend	(123,341)	(126,105)
Loss per share from continuing operations:
Basic and diluted	$(0.20)	$(0.20)
Balance Sheet Data (end of period):
Working capital		$2,812,679
Total assets		20,437,610
Long-term obligations, including current portion		1,206,030
Minority interest		61,940
Common stock exchangeable for preferred interest		1,428,530
Shareholders' equity		13,363,503

Certain Historical and Pro Forma Per Share Data

Unaudited Comparative Per Share Data

        In the following table we present historical per share data for USA and Hotels.com as of and for the three months ended March 31, 2003 and as of and for the year ended December 31, 2002, and combined pro forma per share data for USA and equivalent pro forma per share data for Hotels.com as of and for the three months ended March 31, 2003 and as of and for the year ended December 31, 2002. The pro forma per share data, which we present for comparative purposes only, assumes that the Ticketmaster merger completed on January 17, 2003, the proposed Expedia merger and the proposed Hotels.com merger had each been completed on January 1, 2002 for income statement purposes and for balance sheet purposes it assumes that the Expedia merger and Hotels.com merger had been completed on March 31, 2003. The unaudited pro forma per share data does not reflect any payment that may be required to be made in connection with the exercise of dissenters' rights by holders of Expedia common stock in connection with the Expedia merger. USA did not declare any cash dividends on its common stock during the periods presented.

        The unaudited comparative per share data does not purport to be, and you should not rely on it as, indicative of (1) the results of operations or financial position which would have been achieved if any of the foregoing transactions had been completed at the beginning of the period or as of the date indicated, or (2) the results of operations or financial position which may be achieved in the future.

        It is important that when you read this information, you read along with it the separate financial statements and accompanying notes of USA that are incorporated by reference into this document. It is also important that you read the pro forma combined condensed financial information and accompanying notes that we have included in this information statement/prospectus beginning on page 57 under "Unaudited Pro Forma Combined Condensed Financial Statements of USA."

	USA Historical Per Share Data	Combined USA Pro Forma Per Share Data	Hotels.com Historical Per Share Data	Hotels.com Equivalent Pro Forma Per Share Data(1)
Book value per share:
March 31, 2003	$17.55	$21.05	$10.68	$50.52
December 31, 2002	$17.61	$21.22	$11.27	$50.94
Earnings (loss) per share from continuing operations, before dividend to preferred shareholders:
Basic for the three months ended March 31, 2003	$(0.22)	$(0.20)	$0.33	$(0.48)
Diluted for the three months ended March 31, 2003	$(0.22)	$(0.20)	$0.32	$(0.48)
Basic for the twelve months ended December 31, 2002	$0.02	$(0.20)	$1.25	$(0.48)
Diluted for the twelve months ended December 31, 2002	$0.00	$(0.20)	$1.23	$(0.48)

(1)
We calculated the Hotels.com equivalent pro forma per share data by multiplying the applicable combined USA pro forma per share data by 2.4, the exchange ratio in the merger.

Comparative Per Share Market Price Information and Dividend Policy

        The following table sets forth the high and low sale prices for a share of USA common stock and for a share of Hotels.com Class A common stock, rounded to the nearest cent, for the periods indicated. The prices below are as quoted on the Nasdaq National Market, based on published financial sources.

	USA Common Stock		Hotels.com Class A Common Stock
	High	Low	High	Low
2003
Second Quarter (through May 20, 2003)	$36.35	$25.07	$88.64	$53.05
First Quarter	29.09	20.73	62.00	38.05
2002
Fourth Quarter	29.80	15.31	75.00	41.20
Third Quarter	24.11	16.25	52.35	32.83
Second Quarter	33.53	19.55	65.57	36.24
First Quarter	33.22	25.41	70.37	41.13
2001
Fourth Quarter	27.84	17.45	47.83	20.27
Third Quarter	28.44	16.45	53.70	18.25
Second Quarter	28.20	20.16	50.99	24.81
First Quarter	24.94	17.69	42.00	24.33

        On April 9, 2003, the last trading day before we announced the merger, USA common stock closed at $25.10 per share and Hotels.com Class A common stock closed at $53.30 per share. On May 20, 2003, the last practicable day before the printing of this information statement/prospectus, USA common stock closed at $33.33 per share and Hotels.com Class A common stock closed at $79.56 per share. You may obtain more recent stock price quotes from most newspapers or other financial sources and we encourage you to do so.

        Neither USA nor Hotels.com has ever paid any cash dividends on shares of USA common stock or Hotels.com common stock, respectively. USA and Hotels.com currently anticipate that they will retain all of their future earnings available for distribution to the holders of USA common stock and Hotels.com common stock for use in the expansion and operation of their respective businesses, and do not anticipate paying any cash dividends on shares of USA common stock or Hotels.com common stock in the foreseeable future.

RISK FACTORS

        As a result of the merger, Hotels.com's businesses will be subject to the following new or increased risks related to USA's other businesses and/or the structure of the merger. In addition to the risks described below, the combined company will continue to be subject to the risks described in the documents that Hotels.com and USA have filed with the Securities and Exchange Commission that are incorporated by reference into this information statement/prospectus. If any of the risks described below or in the documents incorporated by reference into this information statement/prospectus actually occur, the business, financial condition, results of operations or cash flows of the combined company could be materially adversely affected. The risks below should be considered along with the other information included or incorporated by reference into this information statement/prospectus.

Risks Relating to the Merger

  The number of shares of USA common stock that Hotels.com stockholders will receive in the merger will be based upon a fixed exchange ratio. The value of the shares of USA common stock at the time Hotels.com stockholders receive them could be less than the value of those shares today.

        In the merger, each share of Hotels.com Class A common stock will be exchanged for a fixed number of shares of USA common stock based on a fixed exchange ratio. USA and Hotels.com will not adjust the exchange ratio as a result of any change in the market price of USA common stock between the date of this information statement/prospectus and the date Hotels.com stockholders receive shares of USA common stock in exchange for shares of Hotels.com Class A common stock. The market price of USA common stock will likely be different, and may be lower, on the date Hotels.com stockholders receive shares of USA common stock than the market price of shares of USA common stock today as a result of changes in the business, operations or prospects of USA, market reactions to the proposed merger, general market and economic conditions and other factors. Hotels.com stockholders are urged to obtain current market quotations for USA common stock and Hotels.com common stock. See "Summary—Comparative Per Share Market Price Information and Dividend Policy."

  The trading price of USA common stock may be affected by factors different from or in addition to the factors affecting the trading price of Hotels.com common stock.

        If the merger is completed, all holders of outstanding shares of Hotels.com common stock immediately prior to the merger will become holders of USA common stock. Although as of May 1, 2003 USA owned approximately 68.3% of the outstanding shares of Hotels.com common stock, USA also owns and operates other businesses. Accordingly, USA's results of operations and business, as well as the trading price of USA common stock, may be affected by factors different or in addition to those affecting Hotels.com's results of operations and business and the price of Hotels.com common stock.

  Failure to complete the merger could negatively impact the price of Hotels.com common stock and Hotels.com's future business and operations.

        If the merger is not completed for any reason, the price of Hotels.com common stock may decline to the extent that the current market price of Hotels.com common stock reflects a market assumption that the merger will be completed. In addition, if the merger is not completed, there can be no assurance that Hotels.com will continue to operate its business in the manner in which it is presently operated.

  Pending stockholder lawsuits could prevent or delay the closing of the merger or otherwise negatively impact the business and operations of USA and Hotels.com.

        Several derivative and/or purported class action lawsuits have been filed against USA, Hotels.com, and individual officers and members of the board of directors of Hotels.com with respect to the merger. These lawsuits allege, in essence, that the defendants breached fiduciary duties to Hotels.com's public stockholders by entering into and/or approving the merger agreement, which allegedly does not reflect the true value of Hotels.com. The complaints seek to enjoin consummation of the transaction and/or to rescind the transaction and damages in an unspecified amount. Please refer to "The Merger—Stockholder Litigation."

        While USA and Hotels.com each believes that the allegations in the cases are without merit, no assurances can be given as to the outcome of any of these lawsuits. Furthermore, one of the conditions to the closing of the transactions contemplated by the merger agreement is that no injunction issued by any court preventing the consummation of the transactions be in effect. No assurances can be given that these lawsuits will not result in such an injunction being issued, which could prevent or delay the closing of the transactions contemplated by the merger agreement.

Risk Factors Relating to USA

  USA depends on its key personnel.

        USA is dependent upon the continued contributions of its senior corporate management, particularly Barry Diller, the chairman and chief executive officer of USA, and certain key employees for its future success. Mr. Diller does not have an employment agreement with USA, although he has been granted options to purchase a substantial number of shares of USA common stock.

        If Mr. Diller no longer serves in his positions at USA, USA's business, as well as the market price of USA common stock, could be substantially adversely affected. USA cannot assure you that it will be able to retain the services of Mr. Diller or any other members of its senior management or key employees.

  USA is controlled by Mr. Diller and in his absence will be controlled by Liberty Media Corporation.

        Subject to the terms of an amended and restated stockholders agreement, dated as of December 16, 2001, among Universal Studios, Inc., or Universal, Liberty, Mr. Diller and Vivendi, Mr. Diller effectively controls the outcome of all matters submitted to a vote or for the consent of USA's stockholders (other than with respect to the election by the holders of USA common stock of 25% of the members of USA's board of directors (rounded up to the nearest whole number) and matters as to which a separate class vote of the holders of USA common stock or USA preferred stock is required under Delaware law).

        In addition, under an amended and restated governance agreement, dated as of December 16, 2001, among USA, Vivendi, Universal, Liberty and Mr. Diller, each of Mr. Diller and Liberty generally has the right to consent to limited matters in the event that USA's ratio of total debt to EBITDA, as defined in the governance agreement, equals or exceeds 4:1 over a continuous 12-month period. USA cannot assure you that Mr. Diller and Liberty will consent to any such matter at a time when USA is highly leveraged, in which case USA would not be able to engage in such transactions or take such actions.

        Upon Mr. Diller's permanent departure from USA, Liberty generally would be able to control USA through its ownership of shares of USA Class B common stock.

  USA's success depends on maintaining the integrity of its systems and infrastructure.

        A fundamental requirement for online commerce and communications is the secure transmission of confidential information, such as credit card numbers or other personal information, over public networks. USA's current security measures may not be adequate and, if any compromise of USA's security were to occur, it could have a detrimental effect on USA's reputation and adversely affect its ability to attract customers. As USA's operations continue to grow in both size and scope, USA will need to improve and upgrade its systems and infrastructure. This may require USA to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase.

        USA relies on its own affiliates' and third-party computer systems and service providers to facilitate and process a portion of its transactions. Any interruptions, outages or delays in these services, or a deterioration in their performance, could impair USA's ability to process transactions for its customers and the quality of service USA can offer to them. It is unlikely that USA could make up for the level of orders lost in these circumstances by increased phone orders.

  System interruption and the lack of integration and redundancy in USA's information systems may affect USA's business.

        USA's subsidiaries rely on computer and other systems in order to provide their services to customers. At times, USA subsidiaries may experience occasional system interruptions that make some or all systems unavailable or prevent the subsidiaries from efficiently fulfilling orders or providing services to third parties. To prevent system interruptions, USA and its subsidiaries continually add additional software and hardware and upgrade systems and network infrastructure to accommodate both increased traffic on websites and increased sales volume. Computer and communications systems of USA and its subsidiaries could be damaged or interrupted by fire, flood, power loss, telecommunications failure, break-ins, earthquakes, acts of war or terrorism, acts of God, computer viruses, physical or electronic break-ins and similar events or disruptions. Any of these events could cause system interruption, delays and loss of critical data, and could prevent USA subsidiaries from providing services to third parties. While USA and its subsidiaries do have backup systems for certain aspects of operations, the systems are not fully redundant and disaster recovery planning may not be sufficient for all eventualities. In addition, USA and its subsidiaries may have inadequate insurance coverage or insurance limits to compensate for losses from a major interruption. If any of this were to occur, it could damage the reputation of USA and its subsidiaries and be expensive to remedy.

  Declines or disruptions in the industries in which USA operates, such as those caused by terrorism, war or general economic downturns, could harm USA's businesses. In addition, negative financial performance of companies in which USA is the majority stockholder can have a negative effect on USA's stock price.

        USA's businesses in general are sensitive to trends or events that are outside of USA's control. For example, adverse trends or events, such as general economic downturns, decreases in consumer spending, work stoppages and political instability, may reduce the popularity and frequency of the events to which USA sells tickets, reduce travel and may affect call center and other operations in areas where these trends or events occur. The occurrence of any of these adverse trends or events could significantly impact USA's businesses, results of operations or financial condition. In addition, USA's stock price may be adversely affected by negative reports of the results of operations or declines in the stock price of companies in which USA is a major stockholder, regardless of the effect these negative reports or stock price declines may have on USA's business, financial condition, results of operations or cash flow.

  Travel is highly sensitive to traveler safety concerns, and thus declines after acts of terrorism that impact the perceived safety of travelers could significantly impact USA's businesses, results of operations or financial condition.

        In the aftermath of the terrorist attacks of September 11, 2001, the travel industry experienced a protracted decrease in demand for air travel due to fears regarding additional acts of terrorism and increased costs and reduced operations by airlines due, in part, to new security directives adopted by the Federal Aviation Administration. USA cannot predict the future scope and effects of these changes, which could significantly impact USA's long-term results of operations or financial condition.

  USA may experience operational and financial risks in connection with its acquisitions. In addition, some of the businesses USA acquires may incur significant losses from operations or experience impairment of carrying value.

        USA's future growth may be a function, in part, of acquisitions. To the extent that USA grows through acquisitions, it will face the operational and financial risks commonly encountered with that type of a strategy. USA would also face operational risks, such as failing to assimilate the operations and personnel of the acquired businesses, disrupting its ongoing business, dissipating its limited management resources and impairing its relationships with employees and customers of acquired businesses as a result of changes in ownership and management. Some of USA's acquisitions may not be successful and their performances may result in the impairment of their carrying value.

  Changing laws and regulations, and legal uncertainties, regarding the Internet may impair USA's growth and harm its businesses.

        A number of proposed laws and regulations regarding the Internet, including with respect to consumer privacy, have been proposed or considered that could impact USA's businesses. USA cannot predict whether any of these types of laws or regulations will be enacted or amended and what effect, if any, such laws or regulations would have on its businesses, financial condition or results of operations. In addition, the application of various sales, use and other tax provisions under state and local law to USA's historical and new products and services sold via the Internet, television and telephone is subject to interpretation by the applicable taxing authorities. USA believes it is compliant with these tax provisions, but there can be no assurances that taxing authorities will not take a contrary position or that such positions will not have a material adverse effect on USA's businesses, financial condition and results of operations.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS

        This information statement/prospectus and the SEC filings that are incorporated by reference into this information statement/prospectus contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For those statements, both USA and Hotels.com claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements relating to USA's and Hotels.com's anticipated financial performance, business prospects, new developments, new merchandising strategies and similar matters, and/or statements preceded by, followed by or that include the words "believes," "could," "should," "expects," "anticipates," "estimates," "intends," "plans," "projects," "seeks," or similar expressions. These forward-looking statements are necessarily estimates reflecting the best judgment of each company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions that could have a material adverse effect on the merger and/or on each company's businesses, financial condition or results of operations. In addition, investors should consider the other information contained in or incorporated by reference into USA's and Hotels.com's filings with the SEC, including their Annual Reports on Form 10-K for the fiscal year ended December 31, 2002, especially in the Management's Discussion and Analysis section, their most recent Quarterly Reports on Form 10-Q and their Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on USA's and Hotels.com's future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this information statement/prospectus may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this information statement/prospectus.

        You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents incorporated into this information statement/prospectus by reference, could affect USA's and Hotels.com's future results and could cause those results to differ materially from those expressed in the forward-looking statements:

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  the risk that USA's and Hotels.com's businesses will not be integrated successfully, including successful integration of USA's and Hotels.com's divisions' management structures;

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  costs related to the proposed transaction;

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  material adverse changes in economic conditions generally or in USA's and Hotels.com's markets or industries;

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  future regulatory and legislative actions and conditions affecting USA's and Hotels.com's operating areas;

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  competition from others;

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  product demand and market acceptance;

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  the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms;

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  the ability to maintain the integrity of USA's and Hotels.com's systems and infrastructure;

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  the ability to expand into and successfully operate in foreign markets;

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  obtaining and retaining key executives and skilled employees;

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  acts of terrorism;

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  war or political instability; and

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  other risks and uncertainties as may be detailed from time to time in USA's, Hotels.com's and/or USA's other public subsidiaries' public announcements and filings with the SEC.

        Neither USA nor Hotels.com is under any obligation, and neither USA nor Hotels.com intends, to make publicly available any update or other revisions to any of the forward-looking statements contained in this information statement/prospectus to reflect circumstances existing after the date of this information statement/prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

THE MERGER

        This section of the information statement/prospectus describes certain aspects of the merger agreement and the proposed merger. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this information statement/prospectus and is incorporated herein by reference. We urge you to read the merger agreement carefully in its entirety.

Background to the Merger

        In the spring of 2002, USA's management began to explore the possibility of simultaneously increasing its equity interest in its public subsidiaries, including Hotels.com, to up to 100%. Beginning in May 2002, members of USA's senior management held discussions with USA's financial advisor, Allen & Company LLC, or Allen & Co., and USA's special outside counsel, Wachtell, Lipton, Rosen & Katz, or Wachtell Lipton, to consider the possible acquisition of the shares of its public subsidiaries that USA did not own and the means by which those acquisitions might be effected. After consulting USA's advisors, USA's management discussed with USA's board of directors its consideration of one or more possible transactions in which USA would acquire all or a portion of the equity interests in one or more of its publicly-held subsidiaries that it did not already own. At that meeting, the board authorized management to proceed with one or more of the contemplated transactions if management so chose to proceed, including through offers made directly to the stockholders of its public subsidiaries and on the terms generally discussed with the directors.

        On June 1, 2002 and June 2, 2002, Mr. Barry Diller, chairman and chief executive officer of USA, held telephonic conversations with certain directors of Hotels.com to inform them that USA would announce its intention to commence offers to increase USA's equity interest in each of Hotels.com, Expedia and Ticketmaster to up to 100%. Similar conversations were held with certain outside directors and management directors of Expedia and Ticketmaster. Also, on June 2, 2002, USA sent a letter, signed by Mr. Diller, to the board of directors of Hotels.com. The letter formally expressed USA's intention, publicly announced on June 3, 2002, to commence an exchange offer for the publicly held shares of Hotels.com to increase USA's equity ownership in Hotels.com to 100%. USA's letter, which presented an exchange ratio of 1.8064 USA shares for each Hotels.com share, reflected a premium of 7.5% to the market price of Hotels.com shares at the close of the Nasdaq National Market on May 31, 2002, the last trading day prior to the date of the letter. The directors of Expedia and Ticketmaster who were not members of USA's board or management received analogous letters from USA.

        On June 3, 2002, Hotels.com's board of directors formed a special committee comprised of all of Hotels.com's directors who were neither officers nor directors of USA nor officers of Hotels.com to review and evaluate a possible transaction with USA. The special committee consisted of directors Elan Blutinger, Beverly Harms, and Eli Segal, with Mr. Blutinger serving as chairman and Mr. Segal serving as vice-chairman of the special committee.

        On June 5, 2002, USA issued a press release publicly announcing that, "[a]lthough we had anticipated commencing exchange offers relatively quickly, market reaction—including the effect we believe arbitrageurs have had on the exchange ratio—has precluded a quick process. Therefore, we will not commence any exchange offers in the near future." USA also announced that, although circumstances may change, it did not have any intention at that time to increase any of the exchange ratios applicable to the exchange offers. Finally, USA reaffirmed its intention to unify USA with its majority owned public subsidiaries, and announced that it would work with the special committees formed by the boards of directors of its publicly-held subsidiaries (including the special committee), management and their advisors to discuss USA's proposal and possible alternative transaction structures to accomplish its goals.

        On June 5, 2002, the special committee engaged Akin Gump Strauss Hauer & Feld LLP, or Akin Gump, to serve as its legal counsel, and on June 12, 2002, the special committee engaged Potter

Anderson & Corroon LLP, or Potter Anderson, to serve as its special Delaware legal counsel. As of June 21, 2002, the special committee formally engaged Lazard to serve as its independent financial advisor. On June 26, 2002, Hotels.com issued a press release publicly announcing that its board of directors had formed the special committee and that the special committee had engaged Lazard to act as its investment banker and Akin Gump and Potter Anderson to act as its legal counsel.

        From June to the end of July, senior management of USA and members of the special committee spoke on occasion, during which conversations USA management reaffirmed USA's desire to explore the possibility of a transaction between USA and Hotels.com and communicated USA's willingness to negotiate such a transaction with the special committee. During these discussions, members of the special committee conveyed to senior management of USA that the value of a possible transaction as described in USA's June 3, 2002 announcement was not likely to result in a transaction acceptable to the special committee. The special committee also met several times during this period with its advisors to discuss, among other things, the status of a possible transaction and the special committee's fiduciary duties in considering any such transaction. During this period, Lazard also commenced its due diligence review of Hotels.com and USA and from time to time between July 10, 2002 and October 10, 2002 held various discussions with Hotels.com management. In connection with its consideration of a possible transaction between USA and Hotels.com, the special committee met formally ten times between June 7, 2002 and July 29, 2002.

        On August 19, 2002, the Hotels.com board of directors acted by written consent to appoint David Ellen, Assistant Secretary of USA, to the board to replace a vacancy on the board created by the resignation of another USA designee. Also, on that date, the board acted by written consent to expand the board by one member to eleven members and appoint Mr. Diller to the board to fill the vacancy created thereby.

        On October 9, 2002, senior USA management held separate telephonic conversations with members of the special committee and the special committee formed by the Expedia board of directors to inform them that USA was announcing a transaction with Ticketmaster and ending the processes to acquire up to 100% of the equity interests in Hotels.com and Expedia that were commenced on June 3, 2002. On October 10, 2002, USA and Ticketmaster publicly announced that they had entered into an agreement whereby USA would acquire the publicly held shares of Ticketmaster. Also, as part of the announcement, USA stated that it was ending the process to acquire the shares of Hotels.com and Expedia that it did not already own, and the special committee was disbanded shortly thereafter.

        In February 2003, senior USA management had informal discussions with senior Hotels.com management regarding the possibility of re-engaging in talks regarding a possible transaction by USA to acquire the publicly-held shares of Hotels.com, however no agreement arose from such discussions. Also, in February 2003, Anne Busquet, President of USA's Travel Services group, joined the Hotels.com board of directors, and the Hotels.com board selected its slate of directors for nomination at Hotels.com 2003 annual meeting of stockholders, which included two new independent directors in place of two existing Hotels.com independent directors.

        On March 18, 2003, Mr. Robert Diener, Hotels.com's president, contacted Brian Lidji of Sayles, Lidji & Werbner, Hotels.com's outside legal counsel, to facilitate a process to discuss a possible business combination between Hotels.com and USA. Mr. Lidji attempted to reach senior management on that day. The next day, USA and Expedia announced an agreement under which USA would acquire all of the stock of Expedia that it did not already own. Later that same day, Mr. Lidji contacted USA's chief financial officer to raise the possibility of a business combination between USA and Hotels.com. On March 20, 2003, Mr. Lidji had a conference call with several members of USA's senior management with respect to a possible transaction. Over the course of the next couple of days, senior USA management had discussions with Mr. Lidji as well as with an independent member of the Hotels.com board of directors regarding a possible transaction. During such discussions, it was determined that, given the fact that Messrs. Robert Diener and David Litman were the largest stockholders of Hotels.com other than USA, a possibility of a transaction need not be raised with the Hotels.com board of directors or a special committee of the board of directors unless and until such time as terms of a possible transaction were acceptable to Messrs. Litman and Diener.

        Between March 25, 2003 and April 4, 2003, further discussions were held between USA management and Mr. Lidji, over the course of which discussions Messrs. Diener and Litman indicated they would be supportive of an acquisition of Hotels.com by USA using only USA stock rather than cash and a structure that would not be a taxable transaction for U.S. federal income tax purposes. In addition, USA management advised Mr. Lidji, and discussed with Messrs. Litman and Diener directly, that USA was interested in Messrs. Litman and Diener continuing their involvement in the management of Hotels.com following the merger and that USA wanted the restrictions on transferability that currently apply to shares of Hotels.com common stock held by a trust for the benefit of Messrs. Diener and Litman and members of their families to continue to apply on the same basis to the shares of USA common stock that they would receive in any transaction.

        As to the terms of a possible transaction and the exchange ratio which would determine how many shares of USA common stock would be received for each share of Hotels.com common stock, a member of USA's senior management and Mr. Lidji had numerous discussions between March 25, 2003 and April 4, 2003 regarding the terms of a possible transaction, including potential exchange ratios between 2.311 and 2.58 shares of USA common stock for each share of Hotels.com common stock. Mr. Lidji regularly reported the progress of these negotiations to Messrs. Diener and Litman, as well as Hotels.com's senior management. On April 4, 2003, USA management was advised that Messrs. Diener and Litman would be generally supportive of a transaction in which 2.4 shares of USA common stock would be received for each share of Hotels.com common stock so long as the transaction was approved by an independent committee of the Hotels.com board of directors, and they would be willing to subject the shares of USA common stock held by a trust for the benefit of Messrs. Diener and Litman and members of their families to the same restrictions on transferability that currently apply to the shares of Hotels.com common stock held by that trust.

        Later on April 4, 2003, the Hotels.com board of directors held a telephonic meeting during which Messrs. Diener and Litman reported on their discussions with USA and the board of directors reconstituted the special committee and authorized it to evaluate, negotiate and consider the advisability of a merger pursuant to which USA would acquire all of the shares of Hotels.com common stock. The special committee again consisted of directors Elan Blutinger, Beverly Harms and Eli Segal, with Mr. Blutinger serving as chairman and Mr. Segal serving as vice-chairman, and the special committee reengaged its legal and financial advisors. On the evening of April 4, 2003, Wachtell Lipton delivered a draft merger agreement to Akin Gump.

        In connection with the discussions with USA, Lazard held numerous meetings and telephone conversations with members of management of Hotels.com and USA from the week of March 17, 2003 and continuing through April 8, 2003. Also, during this period, the special committee updated its due diligence on USA, and USA updated its due diligence on Hotels.com.

        On April 7, 2003, the special committee held a telephonic meeting with its legal and financial advisors. At that meeting, the special committee generally discussed the USA proposal and Lazard discussed the status of its analysis of the fairness of the possible transaction. Later, Mr. Lidji and senior management of Hotels.com, including Messrs. Diener and Litman, joined the call. Mr. Lidji described his discussions with USA management to the special committee and, at the request of the special committee, senior management discussed certain financial target projections for Hotels.com that had recently been prepared by management. Members of the special committee questioned the executive officers about the purposes for which the target projections had been prepared, the risks, if any, that management had considered in preparing the target projections and the assumptions underlying the target projections. The executive officers characterized the projections as aggressive management targets and indicated that the projections did not fully incorporate the impact of factors including

(1) an uncertain macroeconomic environment and the impact of geopolitical uncertainties resulting from conflicts in the Middle East and the global terrorism threat as well as the current SARS phenomenon, (2) the risk that the expansion of the Hotels.com "brand" will not meet management expectations, (3) the effect that increasing competition in the online travel industry, including direct competition from former affiliates, may have on both revenues and margins, (4) possible constraints on the supply of hotel rooms as the global economy improves, and (5) the expected impact of a gradually maturing online travel industry. Afterwards, Mr. Lidji and senior management left the call and the special committee discussed with its advisors the presentations that had been made by Hotels.com management and Mr. Lidji and the risks and benefits of the proposed transaction. The special committee had not reached a determination about the proposed transaction at the conclusion of the meeting and directed its chairman to seek a higher exchange ratio.

        Thereafter, USA and the special committee, and their respective outside legal counsel, began negotiating the merger agreement, and these negotiations continued through April 9, 2003.

        On April 8, 2003, at the direction of the special committee, the special committee's chairman contacted a member of USA management and sought to negotiate an increase in the exchange ratio. USA management advised the chairman that an exchange ratio of 2.4 shares of USA common stock for each share of Hotels.com common stock represented USA's highest offer and that USA was not prepared to proceed with a transaction at a higher exchange ratio.

        Later on April 8, 2003, the special committee held a meeting with its legal and financial advisors. The special committee's chairman reported to the special committee with respect to his conversation with USA. Lazard then discussed the status of its valuation analyses relating to Hotels.com, USA and the combined entity. Representatives of Akin Gump reviewed the terms of the draft merger agreement that had been previously circulated to, and reviewed by, the special committee members. A representative of Potter Anderson reviewed with the special committee certain Delaware law considerations relevant to the potential transaction. The special committee then discussed the proposal and the terms of the draft merger agreement in greater detail with its advisors.

        In the evening of April 9, 2003, following the meeting of the special committee, the USA board of directors held a special meeting to consider the proposed merger. At the meeting, USA's senior management and financial and legal advisors presented to the board of directors the background of the proposed transaction, a strategic and financial analysis of the proposed transaction and a summary of the legal issues relating to the proposed transaction. Following discussion by the members of the board, and subject to the finalization of the necessary documentation, the board, by the unanimous vote of the directors present, determined that the proposed merger was fair to and in the best interests of USA and its stockholders, and approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger.

        On April 9, 2003, the special committee held a telephonic meeting with its various advisors. Representatives of Akin Gump informed the special committee of the results of the negotiations with Wachtell Lipton regarding the merger agreement. In addition, Lazard delivered its oral opinion, which was confirmed in writing later that evening, that, as of such date, based upon and subject to the matters set forth in the written opinion, the exchange ratio to be offered in the merger was fair to the public stockholders of Hotels.com from a financial point of view. Upon completing its deliberations, and subject to finalizing the merger agreement, the special committee unanimously determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, the stockholders of Hotels.com (other than USA and its affiliates). The special committee unanimously adopted a resolution to recommend that Hotels.com's full board of directors approve and declare advisable the merger agreement and the transactions contemplated thereby and recommend to the stockholders of Hotels.com that they vote in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby.

        Later that same day, a telephonic meeting of Hotels.com's board of directors was held, at which all of the members of Hotels.com's board of directors were present. The special committee delivered its recommendation to the Hotels.com board of directors that the board of directors approve and declare advisable the merger agreement and the transactions contemplated thereby and recommend to the stockholders of Hotels.com that they vote in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby. The Hotels.com board of directors, by the unanimous vote of all of the Hotels.com directors other than those who are officers or directors of USA, as well as by the unanimous vote of the full board, determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, the holders of Hotels.com common stock other than USA and its affiliates, approved and declared advisable the merger agreement and the transactions contemplated thereby and recommended that the stockholders of Hotels.com vote in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

        Later in the evening of April 9, 2003, the parties executed the merger agreement and USA delivered to Hotels.com its duly executed written consent approving and adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, as the majority stockholder of Hotels.com.

        In the morning of April 10, 2003, USA and Hotels.com issued a joint press release publicly announcing the merger agreement.

The Special Committee's and Hotels.com's Reasons for the Merger

  The Special Committee's Reasons for the Merger

        In reaching its determination to recommend that the board of directors of Hotels.com approve the merger agreement and the transactions contemplated thereby, the special committee considered the following positive factors:

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  the special committee's conclusion that the consideration to be received in the merger would provide greater value to Hotels.com's stockholders than they would receive if they remained stockholders of Hotels.com, a conclusion based in part on the following factors:

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  the special committee's belief, based upon discussions with Hotels.com's management, that general industry, economic and stock market conditions posed increased risks to the financial condition, results of operations and prospects of Hotels.com as a stand-alone business, and the belief that a combination with USA would result in the stockholders of Hotels.com sharing in a broader base of businesses;

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  the special committee's belief that a business combination transaction between USA and Hotels.com would eliminate actual or potential conflicts of interest between the two companies, including those related to corporate opportunities;

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  the special committee's view that the financial condition and prospects of USA remain positive;

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  the special committee's belief that the merger would allow USA and Hotels.com to achieve synergies in the form of cost savings and other efficiencies; and

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  the special committee's view that the estimated breakup value of USA may be higher than the market value of USA common stock;

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  the support that the proposed merger and the exchange ratio of 2.4 had received from Messrs. Litman and Diener, the two largest stockholders of Hotels.com other than USA, even though the shares of USA common stock to be received by a trust for the benefit of those stockholders would be subject to the same transfer restrictions that currently apply to the shares of Hotels.com common stock held by that trust;

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  that the terms of the merger agreement were determined through negotiations between the special committee, with the advice of its advisors, on the one hand, and representatives of USA, with the advice of its advisors, on the other;

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  the history of the negotiations with respect to the exchange ratio that, among other things, led ultimately to an increase in the exchange ratio from the initial expression of interest by USA of 1.8064 shares of USA common stock for each share of Hotels.com common stock that USA did not already own to the final exchange ratio of 2.4 shares of USA common stock for each share of Hotels.com common stock (an increase of approximately 33% in the exchange ratio);

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  the special committee's conclusion that the terms reflected by the 2.4 exchange ratio and contained in the merger agreement represent the best economic terms that could be obtained from USA;

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  the historical market prices of Hotels.com common stock, including the fact that the share price implied by the exchange ratio of 2.4 shares of USA common stock for each share of Hotels.com common stock represented a premium of approximately:

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  17.7% based on the closing price of Hotels.com common stock on March 18, 2003, the last trading date prior to the announcement of the merger agreement between USA and Expedia, and on the closing price per share for USA common stock on April 7, 2003 of $26.10;

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  36.1% based on the 30-day average of the trading prices of Hotels.com common stock through the close of the market on March 18, 2003 and on the closing price per share for USA common stock on April 7, 2003 of $26.10; and

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  17.2% based on the 30-day average of the trading prices of Hotels.com common stock through the close of the market on April 7, 2003, two days before the date of the special committee's determination to recommend the approval of the merger agreement and the transactions contemplated thereby, and on the closing price per share for USA common stock on April 7, 2003 of $26.10;

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  the percentage increase in the exchange ratio offered by USA to Hotels.com in April 2003 over USA's original offer to Hotels.com in June 2002 was higher than the percentage increase in the exchange ratio offered by USA to Ticketmaster, another publicly-held subsidiary of USA, in October 2002 over USA's original offer to Ticketmaster in June 2002;

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  the announcement on March 19, 2003 of the merger agreement between USA and Expedia pursuant to which USA would acquire all of the common stock of Expedia that it did not already own, and the resulting potential risk that if the merger between USA and Hotels.com is not consummated, USA might dedicate more of its resources to expanding the business of Expedia at the expense of Hotels.com;

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  the special committee's belief that USA could have commenced an exchange offer directed to Hotels.com stockholders at a significantly lower exchange ratio than that which was ultimately agreed to;

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  the fact that the receipt of USA common stock by the holders of Hotels.com common stock in the merger is expected to be tax-free to such holders, for U.S. federal income tax purposes, as well as to USA and Hotels.com;

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  that USA has sufficient stock ownership to control a disposition of Hotels.com and, based upon discussions between representatives of USA and representatives of the special committee, USA would not be interested in a third-party sale of Hotels.com;

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  the special committee's understanding, based on discussions with Hotels.com management, that the financial target projections for Hotels.com that management had presented to the special committee's financial advisors constituted an aggressive target case that did not account for many of the risks facing Hotels.com as a stand-alone business that could negatively affect Hotels.com's ability to achieve such target goals (see "—Background to the Merger");

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  the fact that the exchange ratio will not be adjusted to reflect changes in the market price of USA common stock during the period from the signing of the merger agreement to the completion of the merger in light of the economic pressures on the travel industry which the special committee viewed as having resulted in a depression in the price of the common stock of both USA and Hotels.com as of the time of the execution of the merger agreement; and

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  the financial presentation of Lazard on April 9, 2003, and the written opinion of Lazard rendered to the special committee on that date to the effect that, based upon and subject to the matters set forth in that opinion, the exchange ratio in the merger was fair, from a financial point of view, to the public stockholders of Hotels.com common stock (see "—Opinion of the Financial Advisor to the Special Committee").

        The special committee also considered the following negative factors in its deliberations concerning the merger:

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  the percentage increase in the exchange ratio offered by USA to Expedia, another publicly-held subsidiary of USA, in March 2003 over USA's original offer to Expedia in June 2002 was higher than the percentage increase in the exchange ratio offered by USA to Hotels.com in April 2003 over USA's original offer to Hotels.com in June 2002; and

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  the risks associated with an investment in USA common stock described in periodic reports previously filed with the SEC by USA, including those factors discussed in this information statement/prospectus under "Risk Factors—Risk Factors Relating to USA."

        The special committee believed that these negative factors were substantially outweighed by the benefits anticipated from the merger.

        In evaluating the merger, the members of the special committee considered their knowledge of the business, financial condition and prospects of Hotels.com, and the advice of its advisors. In light of the number and variety of factors that the special committee considered in connection with their evaluation of the merger, the special committee did not find it practicable to assign relative weights to the foregoing factors. Rather, the special committee made its determination based upon the total mix of information available to it.

  Hotels.com's Reasons for the Merger

        In determining the fairness of the terms of the merger and approving and declaring advisable the merger agreement and the transactions contemplated thereby, the Hotels.com board of directors considered the factors described above under "—The Special Committee's and Hotels.com's Reasons for the Merger." In approving and declaring advisable the merger agreement and the transactions contemplated thereby, the Hotels.com board of directors concurred with and adopted the analysis of the special committee with respect to the financial evaluation of Hotels.com and of the exchange ratio.

        In evaluating the merger, the members of the Hotels.com board of directors considered their knowledge of the business, financial condition and prospects of Hotels.com, and the advice of its advisors. In light of the number and variety of factors that Hotels.com's board of directors considered in connection with their evaluation of the merger, Hotels.com's board of directors did not find it practicable to assign relative weights to the foregoing factors. Rather, Hotels.com's board of directors made its determination based upon the total mix of information available to it.

USA's Reasons for the Merger

        In making its decision to approve the merger agreement and the merger, the USA board of directors considered the following positive factors relating to the merger:

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  the exchange ratio, including the fact that it is a fixed exchange ratio, and the premium reflected therein, as well as the other terms and conditions of the merger agreement and the merger;

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  the fact that USA's corporate structure would be greatly simplified as a result of the merger, including the benefits related thereto;

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  general market conditions and changes in the outlook for the industries in which USA's and Hotels.com's businesses operate;

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  the improved prospects for revenue generation and growth resulting from Hotels.com being wholly owned by USA;

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  the ability of the combined company to access Hotels.com's significant cash balance and continuing cash flow;

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  the ability of the combined company to leverage Hotels.com's operational expertise across USA's other businesses;

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  the ability of a combined company to more effectively pursue, in a coordinated manner, acquisitions, strategic growth opportunities and other expansion strategies, in part due to improved coordination between Hotels.com and USA's other existing assets;

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  the alignment of management interests under one security and the elimination of the potential for conflicts of interest between the companies, enabling management to focus time and resources on the combined businesses and fully exploit the combined assets;

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  the possible reductions in costs associated with maintaining Hotels.com's status as a public company;

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  the freeing up of management to focus on the day-to-day operations of Hotels.com's lines of business as a result of the elimination of the responsibilities of running a public company;

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  the material U.S. federal income tax consequences of the merger;

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  the ability of Hotels.com's stockholders, through the ownership of USA common stock, to continue to participate in Hotels.com's growth, and to participate in:

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  a more diversified currency;

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  a company with broader access to capital markets and greater borrowing capacity than Hotels.com, which may be used to finance acquisitions and capital expansion that may be unavailable to Hotels.com if it remains an independent public company that is majority controlled by USA; and

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  a company that will have a more liquid market for its stock than the market for Hotels.com common stock;

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  the fact that the terms of the merger and the merger agreement were determined through extensive negotiations between the special committee and USA and their respective legal and financial advisors;

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  the fact that the special committee received an opinion from Lazard that, as of the date of its opinion, and based upon and subject to the matters set forth in that opinion, the exchange ratio in the merger was fair, from a financial point of view, to the public holders of Hotels.com common stock; and

  •
  the fact that the transfer restrictions that currently apply to the shares of Hotels.com common stock owned by Messrs. Litman and Diener, Hotels.com's largest stockholders other than USA, will continue to apply with respect to the shares of USA common stock to be received in the merger by these stockholders.

        In making its decision to approve the merger agreement, including the merger, the USA board of directors also considered the following negative factors relating to the merger:

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  the potential conflicts of interest arising out of the merger. See "Interests of Certain Persons in the Merger" and "Relationships with Hotels.com";

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  the problems inherent in merging the operations of two large companies, including the possibility that management may be distracted from regular business concerns; and

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  the factors discussed in this information statement/prospectus under "Risk Factors."

        In making its decision to approve the merger agreement, including the merger, the USA board of directors also considered the following neutral factors relating to the merger:

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  the fact that because USA controls approximately 97.0% of the total voting power of Hotels.com shares, and does not intend to sell its Hotels.com shares, the possibility of a third party offer to acquire Hotels.com at a premium is minimal and an acquisition cannot occur without the consent of USA; and

  •
  the stockholder litigations described under "—Stockholder Litigation."

        The USA board of directors believed that the negative factors were substantially outweighed by the benefits anticipated from the merger.

        The foregoing discussion of the information and factors considered by the USA board of directors is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the merger, the USA board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors each director considered in reaching his or her determination.

Opinion of the Financial Advisor to the Special Committee

        Under a letter agreement dated June 21, 2002, the special committee of the board of directors of Hotels.com retained Lazard Frères & Co. LLC to act as its investment banker. As part of this engagement, the special committee requested that Lazard evaluate the fairness, from a financial point of view, to the public holders of shares of Hotels.com common stock of the exchange ratio to be offered to such stockholders pursuant to the merger. Lazard has delivered to the special committee a written opinion dated April 9, 2003, that, as of that date, the exchange ratio to be offered to the public stockholders of Hotels.com was fair to such public stockholders from a financial point of view.

        The full text of the Lazard opinion is attached as Appendix B to this information statement/prospectus and is incorporated herein by reference. The description of the Lazard opinion set forth herein is qualified in its entirety by reference to the full text of the Lazard opinion set forth in

Appendix B. Stockholders are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection therewith. Lazard's written opinion is directed to the special committee and only addresses the fairness to the public stockholders of Hotels.com of the exchange ratio to be offered in the merger from a financial point of view as of the date of the opinion. Lazard's written opinion does not address the merits of the underlying decision by Hotels.com to engage in the merger or any other aspect of the merger and does not constitute a recommendation to any stockholder as to how the stockholder should vote on any matter relating to the merger. Lazard's opinion is necessarily based upon the economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion. Lazard assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the Lazard opinion. The following is only a summary of the Lazard opinion. You are urged to read the entire opinion.

        In the course of performing its review and analyses in rendering its opinion, Lazard:

  •
  reviewed the financial terms and conditions of the merger agreement;

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  analyzed certain historical business and financial information relating to USA and Hotels.com;

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  reviewed various financial forecasts and other data provided by USA and Hotels.com relating to their respective businesses, such forecasts with respect to USA being limited to a 2003 budget (which USA informed Lazard was the only forecast that was available);

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  reviewed certain financial forecasts incorporating forecasts prepared by Wall Street research analysts who report on USA or Hotels.com, as the case may be, and other industry research;

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  held discussions with members of the senior managements of USA and Hotels.com with respect to the businesses and prospects of USA and Hotels.com, respectively, and the strategic objectives of each;

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  reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be generally comparable to the businesses of USA and Hotels.com;

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  reviewed the financial terms of certain business combinations involving companies in lines of businesses Lazard believed to be generally comparable to those of USA and Hotels.com, and in other industries generally;

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  reviewed the historical stock prices and trading volumes of the Hotels.com common stock and of the USA common stock; and

  •
  conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

        Lazard relied upon the accuracy and completeness of the foregoing information, and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of USA or Hotels.com, or concerning the solvency or fair value of either of such entities. With respect to financial forecasts prepared by management, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of USA and Hotels.com as to the future financial performance of USA and Hotels.com, respectively. However, as more fully described below, Lazard noted that Hotels.com viewed its internal management financial forecasts as an aggressive target case. Hotels.com does not publicly disclose internal management financial forecasts of the type provided to Lazard for its evaluation analysis, and such financial forecasts were not prepared with a view towards public disclosure. These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions. The management of Hotels.com believed that the other financial forecasts with respect to Hotels.com incorporating Wall Street and other industry research described above were reasonable scenarios for the special committee to consider. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

        Lazard noted that its opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to them as of, the date of the opinion.

        Lazard was not requested to, and did not, solicit any expressions of interest from any third-parties with respect to the sale of all or any part of Hotels.com or any other alternative transaction.

        In rendering its opinion, Lazard assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by Hotels.com and that obtaining the necessary regulatory approvals for the merger would not have an adverse effect on USA.

        Lazard's opinion did not address the merits of the underlying decision by Hotels.com to engage in the merger and did not constitute a recommendation to any stockholder of Hotels.com as to any action such stockholders should take with respect to the merger.

        Further, in rendering its opinion, Lazard did not express any opinion as to the price at which the common stock of Hotels.com or USA might trade subsequent to the announcement of the merger or as to the price at which the common stock of USA may trade subsequent to the consummation of the merger.

        The following is a brief summary of the material financial and comparative analyses which Lazard deemed to be appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion.

  Historical Exchange Ratio Analysis

        Lazard calculated various implied historical exchange ratios for Hotels.com common stock relative to USA common stock by dividing the per share price of Hotels.com common stock by the per share price of USA common stock as of the close of trading on the dates specified in the chart below and then compared the proposed exchange ratio in the merger of 2.4 shares of USA common stock for each outstanding share of Hotels.com common stock to the calculated implied historical market exchange ratios. Lazard also calculated the various premiums or discounts represented by the implied per share price of $62.64 offered by USA (calculated based on USA's closing share price on April 7, 2003 of $26.10 and the proposed exchange ratio of 2.4x in the merger) relative to the per share price of Hotels.com common stock as of the close of trading on the dates specified in the chart below.

Comparison Period	Implied Exchange Ratio	Implied Premium/ (Discount) to Proposed Exchange Ratio	Hotels.com Share Price for Comparison Period	Premium/ (Discount) of Implied Offer Price to Comparison Period Price
4/7/03	2.0962x	14.5%	$54.71	14.5%
Pre-Expedia (3/18/03)	2.0098x	19.4%	$53.24	17.7%
Original Offer by USA (6/3/02)	1.8064x	32.9%	$47.89	30.8%
Prior 30-Day Average (through 4/7/03)	2.0560x	16.7%	$53.43	17.2%
Prior 30-Day Average (through 3/18/03)	1.9190x	25.1%	$46.04	36.1%
52-Week Exchange Ratio High (12/3/02)	2.8418x	(15.5)%	$74.23	(15.6)%
52-Week Exchange Ratio Low (4/9/02)	1.6685x	43.8%	$54.61	14.7%
Hotels.com IPO Closing Day (2/25/00)	1.0862x	121.0%	$26.00	140.9%

  Comparable Public Companies Trading Analysis

        Lazard performed an analysis of comparable public companies by calculating certain financial multiples for selected public companies in the online travel industry that Lazard determined to be reasonably comparable to Hotels.com. These comparable companies consisted of: Expedia, Priceline.com, ebookers, and Navigant. Using the share price for each company as of March 18, 2003 (which was one day prior to the announcement of USA's proposed acquisition of the minority interest of Expedia), this analysis indicated that:

  •
  The enterprise value as a multiple of 2003 estimated revenue ranged from 0.9x to 5.7x, with a median of 2.1x and a mean of 2.3x.

  •
  The enterprise value as a multiple of 2003 estimated EBITDA ranged from 6.0x to 20.3x, with a median of 15.8x and a mean of 14.0x.

        Based on the selected enterprise value as a multiple of 2003 estimated EBITDA, Lazard developed a valuation multiple range to apply to the Hotels.com 2003 estimated EBITDA. This analysis implied a range of equity values per share for Hotels.com common stock of approximately $42.39 to $64.77. The comparable companies and Hotels.com projections were based on Wall Street analyst estimates.

  Comparable Transactions Analysis

        Lazard performed an analysis of recent transactions involving online companies that Lazard determined to be generally comparable to the merger. As part of this analysis, Lazard examined the following transactions:

Acquiror	Target
USA Interactive	Expedia, Inc.
Overture Services, Inc.	Altavista Company
Yahoo! Inc.	Inktomi Corporation
USA Interactive	uDate.com, Inc.
USA Interactive	Entertainment Publications, Inc.
USA Interactive	Ticketmaster
eBay Inc.	PayPal, Inc.
USA Interactive	Interval International
Ticketmaster	Soulmates Technology Pty Ltd
Sabre Holdings Corporation	Travelocity.com, Inc.
Expedia, Inc.	Classic Custom Vacations
Yahoo! Inc.	HotJobs.com, Ltd.
Knight-Rider & Tribune, Inc.	Headhunter.net, Inc.
Homestore.com, Inc.	iPlace (Memberworks Incorporated)
USA Interactive (formerly USA Networks, Inc.)	Expedia, Inc.
TMP Worldwide, Inc.	Jobline International
Vivendi Universal S.A.	MP3.com, Inc.
Hotels.com (formerly Hotel Reservation Network, Inc.)	TravelNow.com Inc.

        From this list of transactions, Lazard selected seven transactions to be the most comparable under the circumstances to the proposed merger. These transactions included: USA/Expedia (March 2003), USA/Ticketmaster (October 2002), eBay/PayPal (July 2002), USA/Interval International (May 2002), Sabre/Travelocity.com (February 2002), Yahoo!/HotJobs.com (December 2001), and USA/Expedia (July 2001). For each of these transactions, Lazard calculated the implied enterprise value as a multiple of the target company's estimated next fiscal year (forward) revenue and EBITDA based on Wall Street analyst estimates and publicly available information. This analysis indicated that:

  •
  The implied enterprise value as a multiple of estimated next fiscal year revenue ranged from 2.5x to 7.9x, with a median of 3.7x.

  •
  The implied enterprise value as a multiple of estimated next fiscal year EBITDA ranged from 9.6x to 84.1x, with a median of 27.7x.

        Based on the implied enterprise value as a multiple of estimated forward EBITDA, Lazard developed a valuation multiple range to apply to the Hotels.com 2003 estimated EBITDA. Hotels.com 2003 estimated EBITDA was based on Wall Street analyst estimates. This analysis implied a range of equity values per share for Hotels.com common stock of approximately $50.88 to $92.24.

  Discounted Cash Flow Analysis

        Lazard performed three separate discounted cash flow analyses using the three sets of projections described below. Each discounted cash flow analysis valued Hotels.com based on the present value of projected unlevered free cash flow of Hotels.com for 2003 to 2007 and the present value of the terminal value of the projected 2007 EBITDA for Hotels.com. The analyses each assumed a range of terminal year exit multiples of EBITDA of 10.0x to 14.0x and a range of discount rates of 15% to 20%, based on estimates relating to the comparable companies' weighted average costs of capital.

         (a)  Wall Street Analyst Estimates. For this discounted cash flow analysis, Lazard used cash flow estimates for Hotels.com based on the median of projections from various Wall Street analysts for 2003 and 2004. These projections assumed compound annual growth in revenues from 2002 through 2007 of approximately 22% and constant EBITDA margins of approximately 14% for 2003 through 2007. Using this analysis, Lazard derived a range of implied equity values per share for Hotels.com common stock of $38.35 to $56.66.

         (b)  Re-Based Wall Street Analyst Estimates. For this discounted cash flow analysis, Lazard used the same revenue projections for 2003 and EBITDA margin percentages for 2003 through 2007 as were used in the Wall Street case described above and used estimated revenue growth rates for the overall online travel industry drawn from third party industry research. Using this analysis, Lazard derived a range of implied equity values per share for Hotels.com common stock of $47.88 to $71.88.

         (c)  Management Target Projections. For this discounted cash flow analysis, Lazard used target projections provided by the management of Hotels.com. Using this analysis, Lazard derived a range of implied equity values per share for Hotels.com common stock of $62.19 to $95.11.

        In reviewing its target projections with the special committee and Lazard, management described these projections as an aggressive target case and indicated that these projections do not fully incorporate the impact of a number of factors including (1) an uncertain macroeconomic environment and the impact of geopolitical uncertainties resulting from conflicts in the Middle East and the global terrorism threat as well as the current SARS phenomenon, (2) the risk that the expansion of the Hotels.com "brand" will not meet management expectations, (3) the effect that increasing competition in the online travel industry, including direct competition from former affiliates, may have on both revenues and margins, (4) possible constraints on the supply of hotel rooms as the global economy improves, and (5) the expected impact of a gradually maturing online travel industry. In light of these factors and upon reviewing the Wall Street case and the Re-Based Wall Street case, management indicated that it viewed both the Wall Street case and the Re-Based Wall Street case as reasonable scenarios for the special committee to consider in analyzing the financial considerations of the proposed merger and further indicated that if management were to provide stock analysts long-term guidance, they would utilize estimates that were generally above the Wall Street case and below the Re-Based Wall Street case.

  Premiums Analysis of Selected Minority Buyout Transactions

        Lazard performed an analysis of 17 stock-for-stock transactions and 38 cash transactions completed since January 1998, each with a total value in excess of $50 million and involving a U.S. target in which the acquiror already owned at least 50% of the outstanding share capital. Lazard's analysis of these transactions produced the following data with respect to premiums paid in these transactions:

	Initial Offer Premium to Price Prior to Announcement		Final Offer Premium to Price Prior to Announcement
	1 Day	1 Month	1 Day	1 Month
Mean of Selected Stock Offers	18.9%	21.6%	29.4%	34.3%
Mean of Selected Cash Offers	23.3%	30.2%	39.9%	47.6%
USA/Hotels.com
vs. 5/31/02 (one day prior to original USA offer)	7.5%	(17.6)%	30.8%	0.2%
vs. 3/18/03 (one day prior to USA/Expedia offer)	—	—	17.7%	44.9%
vs. 4/7/03	—	—	14.5%	36.1%

        Lazard performed a variety of financial and comparative analyses solely for the purpose of providing its opinion to the special committee that the exchange ratio to be offered in the merger was fair to the public stockholders of Hotels.com from a financial point of view. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized above, Lazard believes that its analyses must be considered as a whole and that selecting portions of the analyses or factors considered by it, without considering all such factors or analyses, or attempting to ascribe relative weights to some or all such analyses and factors could create an incomplete view of the evaluation process underlying the Lazard opinion.

        The estimates contained in these analyses and the valuation ranges resulting from any particular analysis do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than those suggested by these analyses. Lazard did not assign any specific weight to any of the analyses described above and did not draw any specific conclusions from or with regard to any one method of analysis. In addition, analyses relating to the value of the businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities may actually be sold or the prices at which their securities may trade. As a result, these analyses and estimates are inherently subject to substantial uncertainty.

        No company or transaction used in any of the analyses is identical to USA, Hotels.com or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of USA, Hotels.com and other factors that could affect the public trading values or the announced transaction values, as the case may be, of USA and Hotels.com and the companies to which the comparison is being made. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

        Lazard's opinion and financial analyses were not the only factors considered by the special committee and the board of directors of Hotels.com in their evaluation of the merger and should not be viewed as determinative of the views of the special committee, the board of directors of Hotels.com or Hotels.com's management. Lazard has consented to the inclusion of and references to its opinion in this information statement/prospectus.

        Under the terms of Lazard's engagement, Hotels.com has agreed to pay Lazard a customary advisory fee. Hotels.com has agreed to reimburse Lazard for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel. In addition,

Hotels.com agreed to indemnify Lazard against certain liabilities, including liabilities under the federal securities laws relating to or arising out of Lazard's engagement.

        Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. Lazard has in the past provided investment banking services to affiliates of USA, for which Lazard received customary fees. In the ordinary course of its business, Lazard and its affiliates may from time to time effect transactions and hold securities, including derivative securities, of Hotels.com and USA for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Lazard was selected to act as investment banker to the special committee because of its expertise and its reputation in investment banking and mergers and acquisitions.

Material United States Federal Income Tax Consequences

        The following description summarizes the material U.S. federal income tax consequences of the merger to holders of Hotels.com Class A common stock. The discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, regulations under the Code, administrative rulings and judicial decisions, all as in effect as of the date of this information statement/prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Any change in the foregoing could affect the continuing validity of the tax consequences described in this information statement/prospectus. Neither USA nor Hotels.com has requested or will request an advance ruling from the U.S. Internal Revenue Service, or the IRS, as to the tax consequences of the merger. This description is not binding on the IRS, and there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described below.

        This description applies only to holders of Hotels Class A common stock who are U.S. persons. For purposes of this description, the term "U.S. person" means:

  •
  an individual who is a U.S. citizen or U.S. resident alien;

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  a corporation created or organized under the laws of the United States or any state thereof;

  •
  a trust where (1) a U.S. court is able to exercise primary supervision over the administration of the trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust; or

  •
  an estate that is subject to U.S. tax on its worldwide income from all sources.

        This description is not a comprehensive description of all the tax consequences that may be relevant to holders of Hotels.com Class A common stock. It applies only to holders of Hotels.com Class A common stock that hold their Hotels.com Class A common stock as a capital asset within the meaning of Section 1221 of the Code (each referred to as a "holder"). No attempt has been made to address all aspects of United States federal taxation that may be relevant to a particular stockholder in light of its personal circumstances or to stockholders subject to special treatment under the United States federal income tax laws, including:

  •
  banks, insurance companies, trusts and financial institutions;

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  tax-exempt organizations;

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  mutual funds;

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  persons that have a functional currency other than the U.S. dollar;

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  pass-through entities and investors in pass-through entities;

  •
  traders in securities who elect to apply a mark-to-market method of accounting;

  •
  dealers in securities or foreign currency;

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  stockholders who received their Hotels.com Class A common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;

  •
  holders of options or warrants granted by Hotels.com; and

  •
  stockholders who hold Hotels.com Class A common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

        In addition, this discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger. It does not address the tax consequences of any transaction other than the merger.

EACH HOLDER OF HOTELS.COM CLASS A COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

        The merger has been structured to qualify as a reorganization for U.S. federal income tax purposes. Assuming the merger so qualifies, a holder will not recognize any gain or loss upon receipt of USA common stock in exchange for his or her Hotels.com Class A common stock, except in respect of cash received instead of a fractional share of USA common stock (as discussed below). The aggregate adjusted tax basis of the shares of USA common stock (including fractional shares deemed received and redeemed as described below) received in the merger will be equal to the aggregate adjusted tax basis of the shares of Hotels.com Class A common stock surrendered for the USA common stock, and the holding period of the USA common stock (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of Hotels.com Class A common stock were held. USA and Hotels.com will not be required to complete the merger unless USA receives an opinion from Wachtell Lipton and Hotels.com receives an opinion from Akin Gump, in each case dated the closing date and to the effect that the merger will constitute a reorganization for U.S. federal income tax purposes.

        A holder who receives cash instead of a fractional share of USA common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder's aggregate adjusted tax basis of the shares of Hotels.com Class A common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Hotels.com Class A common stock is more than one year at the effective time of the merger.

        Payments of cash in lieu of fractional shares made in connection with the merger may be subject to "backup withholding" at a rate of 30%. Backup withholding generally applies if a holder (1) fails to furnish his or her Taxpayer Identification Number, or TIN, (2) furnishes an incorrect TIN, (3) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or (4) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that the holder is not subject to backup withholding. Backup withholding does not constitute an additional tax, but merely an advance payment of tax, which may be refunded to the extent it results in an overpayment of tax, provided that the required information is supplied to the IRS.

        Certain persons are generally exempt from backup withholding, including corporations, financial institutions and certain foreign stockholders if such foreign stockholders submit a statement, signed under penalty of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each holder of Hotels.com Class A common stock should consult with its own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption. All stockholders who are U.S. persons exchanging shares of Hotels.com Class A common stock pursuant to the merger should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal, when provided following the merger, to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to USA and the exchange agent). Non-corporate foreign stockholders should complete and sign IRS Form W8-BEN, in order to avoid backup withholding.

        Tax matters are very complicated, and the tax consequences of the merger to each holder of Hotels.com Class A common stock will depend on the facts of that stockholder's particular situation. The United States federal income tax discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular holder and may not be applicable to holders in special situations. Holders of Hotels.com Class A common stock are urged to consult their own tax advisors regarding the specific tax consequences of the merger.

Appraisal Rights

        Under the Delaware General Corporation Law, neither USA nor Hotels.com stockholders will have any appraisal rights as a result of the merger.

Regulatory Approvals Required for the Merger

        We are not aware of any material regulatory filings or approvals required prior to completing the merger. We intend to make all required filings under the Securities Act and the Exchange Act in connection with the merger.

Stockholder Litigation

        Following USA's announcement on June 3, 2002 that it intended to commence exchange offers to acquire up to 100% of the outstanding shares of Ticketmaster, Expedia, and Hotels.com that it did not already own, a number of putative class action complaints against USA, its publicly held subsidiaries (including Hotels.com) and the boards of directors of its publicly held subsidiaries (including Hotels.com) were filed by individual stockholders of USA's publicly held subsidiaries in the Court of Chancery, County of New Castle, State of Delaware with respect to Ticketmaster and Hotels.com, in the U.S. District Court for the Central District of California with respect to Ticketmaster, and in King County Superior Court in the State of Washington with respect to Expedia. The complaints generally alleged that consummation of the exchange offers would be a breach of fiduciary duty and that the indicated exchange ratios were unfair to the minority stockholders of USA's publicly held subsidiaries. Each of the complaints sought, among other things, injunctive relief against consummation of the exchange offer, damages in an unspecified amount and rescission in the event the exchange offer occurred.

        In July 2002, the actions with respect to each of the three subsidiaries filed in the states of Delaware and Washington were consolidated, and orders were entered in those actions providing that the defendants need not respond to the complaint until after the announcement of a transaction contemplating the purchase by USA of the stock of the relevant subsidiary held by its public minority stockholders. The California complaint was dismissed without prejudice on August 6, 2002. The Washington consolidated action with respect to Expedia was also dismissed without prejudice on November 22, 2002. On December 16, 2002, the plaintiffs in the Delaware consolidated action with respect to Ticketmaster agreed that the defendants have an indefinite amount of time in which to respond to the complaint, pending a determination by the plaintiffs whether they will proceed with the lawsuit. On January 17, 2003, USA completed its acquisition of all the stock of Ticketmaster.

        On March 20, 2003, one day after the public announcement that USA and Expedia had entered into a definitive merger agreement, the plaintiffs in the Washington consolidated action with respect to Expedia filed a purported notice of reinstatement of their claims. On March 20, 2003, three additional purported class actions on behalf of Expedia stockholders were filed in King County Superior Court in the state of Washington against Expedia, USA, and members of the board of directors of Expedia. Additional purported class action complaints regarding the proposed transaction involving USA and Expedia were filed on March 24, 2003 and April 2, 2003. These recent complaints allege, in essence, that the defendants breached their fiduciary duties to Expedia's public stockholders by entering into and/or approving the merger agreement, which allegedly does not reflect the true value of Expedia. The complaints seek to enjoin consummation of the transaction or, in the alternative, to rescind the transaction, as well as damages in an unspecified amount. On April 22, 2003, the Washington court entered an Order reinstating the consolidated action. On May 5, 2003, the Washington Court entered an Order consolidating the five new actions into the reinstated consolidated action.

        On April 10, 2003, the day of the public announcement that USA and Hotels.com had entered into a definitive merger agreement, a purported class action on behalf of Hotels.com stockholders was filed in the Court of Chancery, County of New Castle, State of Delaware, against Hotels.com, USA, and members of the board of directors of Hotels.com. Also on April 10, 2003, the plaintiff in a purported derivative action on behalf of Hotels.com against various officers and directors of Hotels.com, already pending in the District Court of Dallas, Texas, 160th Judicial District, filed an amended complaint to include class allegations regarding the merger. This action had been filed prior to the announcement of the merger and originally asserted derivative claims relating to Hotels.com's pre-merger earnings guidance. The Texas action was removed to the United States District Court for the Northern District of Texas on April 18, 2003. Plaintiff in this action filed a motion to remand the case to state court on May 2, 2003. On April 17, 2003, plaintiffs in the Delaware consolidated action regarding Hotels.com filed a consolidated and amended class action complaint. The complaints in the Delaware actions, and the class allegations in the Texas action, allege, in essence, that the defendants breached their fiduciary duties to Hotels.com's public stockholders by entering into and/or approving the merger agreement, which allegedly does not reflect the true value of Hotels.com. The complaints seek to enjoin consummation of the transaction or, in the alternative, to rescind the transaction, as well as damages in an unspecified amount.

        While USA believes that the allegations in these cases are without merit, and Hotels.com believes that the allegations in the cases naming Hotels.com and its directors as defendants are without merit, no assurances can be given as to the outcome of any of these lawsuits. Furthermore, one of the conditions to the closing of the transactions contemplated by the merger agreement between USA and Hotels.com is that no injunction issued by any court preventing the consummation of the transactions be in effect. No assurances can be given that these lawsuits will not result in such an injunction being issued, which could prevent or delay the closing of the transactions contemplated by the merger agreement.

Certain Effects of the Merger

  Effects on the Market for Hotels.com Common Stock

        Following the merger, we intend to cause the delisting of shares of Hotels.com Class A common stock from the Nasdaq National Market, following which shares of Hotels.com Class A common stock will not be publicly traded.

  Exchange Act Registration

        Shares of Hotels.com Class A common stock are currently registered under the Exchange Act. Following the merger, we will file a Form 15 with the SEC requesting the suspension and termination of registration of shares of Hotels.com Class A common stock under the Exchange Act.

Accounting Treatment for the Merger

        The merger will be accounted for by USA under the purchase method of accounting in accordance with accounting principles generally accepted in the United States. Accordingly, the cost to acquire shares of Hotels.com common stock and outstanding stock options in excess of approximately 32% of the carrying value of Hotels.com's assets and liabilities will be allocated on a pro rata basis to Hotels.com's assets and liabilities based on their fair values, with any excess being allocated to goodwill and any identified intangible assets. The determination of asset lives and required purchase accounting adjustments reflected in this document, including the allocation of the purchase price to the assets and liabilities of Hotels.com based on their respective fair values, is preliminary. See the notes accompanying the Unaudited Pro Forma Combined Condensed Financial Statements of USA contained in this information statement/prospectus.

Resale of USA Common Stock

        Shares of USA common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares of USA common stock issued to any Hotels.com stockholder that is, or is expected to be, an "affiliate" of USA or Hotels.com for purposes of Rule 145 under the Securities Act. Persons that may be deemed to be "affiliates" of USA or Hotels.com for such purposes generally include individuals or entities that control, are controlled by, or are under common control with, USA or Hotels.com, respectively, and will include the directors of USA and Hotels.com, respectively. The merger agreement requires Hotels.com to use its reasonable efforts to cause each of its affiliates to execute a written agreement with USA to the effect that such affiliate will not transfer any shares of USA common stock received as a result of the merger, except pursuant to an effective registration statement under the Securities Act or in a transaction not required to be registered under the Securities Act.

        In addition, in connection with the execution of the merger agreement, Messrs. Diener and Litman entered into an agreement with USA and Hotels.com pursuant to which the restrictions on transferability that currently apply to shares of Hotels.com common stock held by a trust for the benefit of Messrs. Diener and Litman and members of their families will continue to apply on the same basis to the shares of USA common stock that they receive in the merger. For further information on these restrictions, see "Relationships with Hotels.com—Acquisition of Hotels.com by USA."

        This information statement/prospectus does not cover resales of shares of USA common stock received by any person in connection with the merger, and no person is authorized to make any use of this information statement/prospectus in connection with any resale of shares of USA common stock.

HOTELS.COM SELECTED FINANCIAL INFORMATION

Operating Budget

        Each of USA's and Hotels.com's management annually prepares and publicly announces operating budgets regarding their anticipated operating results. On February 7, 2003, USA filed with the SEC its final budget for the year ending December 31, 2003, and certain limited preliminary growth rates for the year ending December 31, 2004. The budget information and growth rates filed on February 7, 2003 superseded entirely any similar information previously filed by USA and Hotels.com and is incorporated by reference into this information statement/prospectus. See "Where You Can Find More Information." Prior to the date of this information statement/prospectus, neither USA nor Hotels.com has provided an update to the foregoing information since its public dissemination, except as disclosed in USA's earnings release for the first quarter of 2003, which release was filed with the SEC on May 2, 2003. The budget and growth information were made on and as of the dates noted, and the reference to the budget and growth information in this information statement/prospectus should not be viewed as an update or a confirmation of that information as of the date of this information statement/prospectus. Except to the extent required under applicable securities laws, neither USA nor Hotels.com intends to make publicly available any update or other revisions to any of the budget or growth information to reflect circumstances existing after the date of public announcement of such information.

Hotels.com Management Long-Term Target Projections and Selected 2003 Results

        On April 5, 2003, Hotels.com provided to the special committee's financial advisors long-term consolidated financial target projections through 2012. The target projections do not reflect the proposed merger. Hotels.com also provided a copy of the target projections to USA on April 7, 2003, except that the projections for the years 2008 through 2012 were not included. In addition, as the controlling stockholder of Hotels.com, USA receives periodically actual results for Hotels.com from time to time in the ordinary course. The summary of target projections and actual results set forth below is included in this information statement/prospectus because this information was obtained by USA (and in the case of the target projections, by the special committee's financial advisors) prior to the announcement of the merger. The target projections had not been prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The management of Hotels.com had prepared the target projections as an aggressive target case that did not fully incorporate the impact of factors including (i) an uncertain macroeconomic environment and the impact of geopolitical uncertainties resulting from conflicts in the Middle East and the global terrorism threat as well as the current SARS phenomenon, (ii) the risk that the expansion of the Hotels.com "brand" will not meet management expectations, (iii) the effect that increasing competition in the online travel industry, including direct competition from former affiliates, may have on both revenues and margins, (iv) possible constraints on the supply of hotel rooms as the global economy improves, and (v) the expected impact of a gradually maturing online travel industry. The target projections do not represent Hotels.com's final forecast or budget information for the periods presented. In addition, Hotels.com's target projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments. Neither the target projections nor the actual results presented below purport to present Hotels.com's operations or financial condition in accordance with accounting principles generally accepted in the United States, and Hotels.com's independent auditors have not examined, read or compiled the information presented below and accordingly assume no responsibility for them. In addition, the target projections reflect numerous assumptions made by Hotels.com's management with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond Hotels.com's control, and none of which are subject to approval by USA. Accordingly, there can be no assurance that the assumptions made in preparing the target projections will prove accurate. It is expected that there will be differences between actual results, budgeted results and target projections, and actual results may be materially greater or less than those contained in the budgets and/or target projections. Neither the inclusion of the target projections nor the actual results in this information statement/prospectus should be regarded as an indication that any of USA or Hotels.com or their respective affiliates or representatives considered or consider them to be a reliable prediction of future events, and the information should not be relied upon as such.

        None of USA, Hotels.com or any of their affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Hotels.com or USA compared to the information contained below and none of them intends to update or otherwise revise the target projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the target projections are shown to be in error.

        Summaries of the five-year target projections and Hotels.com's actual results for January and February 2003 are presented in the tables below.

Management Long-Term Target Projections, 2003 - 2007

	Year Ended December 31,
	2003	2004	2005	2006	2007
	(In millions, except percentages)
Total revenues	$1,347	$1,888	$2,444	$3,174	$3,938
% growth	42.5%	40.2%	29.4%	29.9%	24.1%
Gross profit	$416	$586	$756	$980	$1,212
Total operating expenses	$222	$305	$378	$470	$567
EBITDA(1)	$176	$281	$379	$510	$646

(1)
EBITDA is defined as income from operations, plus depreciation, amortization of non-cash distribution and marketing expense, non-cash compensation, and amortization of other intangibles (including goodwill).

        In connection with Hotels.com's regular, ongoing internal budget review process, Hotels.com provides updated projections and actual results to USA from time to time. Prior to signing the merger agreement, USA was provided with an updated budget for the remainder of 2003 and actual results through February 28, 2003. The updated information provided to USA by Hotels.com, none of which reflect the proposed merger, is summarized in the table below.

Hotels.com Selected 2003 Budget/Results

	Budget	Actual
	Jan-Feb, 2003	Jan-Feb, 2003
	(In millions)
Gross Bookings	$180.9	*
Revenue	$151.9	$164.6
EBITA	$14.5	$16.7
Operating Income	$11.6	$13.3

*
Not provided

RELATIONSHIPS WITH HOTELS.COM

Relationships between Hotels.com and USA

        You should be aware of various existing agreements and ongoing and prior arrangements and transactions between USA and its affiliates, on the one hand, and Hotels.com and its affiliates, on the other hand, as described below or incorporated by reference into this document. Because Hotels.com is a controlled subsidiary of USA, each of USA's other controlled subsidiaries (including Expedia and Ticketmaster), which are affiliates of USA, may also be deemed to be affiliates of Hotels.com.

        Provided below is a description of the material arrangements between Hotels.com and its subsidiaries, on the one hand, and USA and its subsidiaries (other than Hotels.com), on the other hand. Other arrangements involving affiliates of both USA and Hotels, including arrangements between USA, on the one hand, and USA's other subsidiaries, on the other hand or arrangements between other subsidiaries of USA are described under the heading "Certain Relationships or Related Party Transactions" (or similar captions) in the Annual Reports on Form 10-K for the year ended December 31, 2002 of USA, Hotels.com and Expedia, or under the "Related Party Transactions" and "Business Acquisitions" (or similar captions) notes to the audited financial statements of such companies included in such Annual Reports, all of which sections are incorporated by reference into this document. For information on how to obtain copies of these materials, please see "Where You Can Find More Information."

        You should also review "Interests of Certain Persons in the Merger" for a description of the interests that directors and executive officers of Hotels.com (some of whom are executive officers and/or directors of USA) may have in the merger that may be different from, or in addition to, the interests of stockholders of USA and Hotels.com.

  USA

        During 2002 and 2001, USA contributed to Hotels.com $0.9 million and $0.5 million, respectively, of television advertising through the cable channels of USA affiliates for which Hotels.com paid no consideration. This arrangement terminated in 2002.

  Expedia

        Hotels.com and Expedia, with USA being the controlling stockholder of both companies, are actively exploring areas where they might work together in a way that would benefit all their customers and stockholders. Although there continue to be many areas of their businesses where the companies can best achieve their goals through separate strategies and practices, there have been instances where, fully consistent with their existing contractual agreements, they have worked cooperatively, and we anticipate that they will continue to explore such possibilities in the future.

  Ticketmaster

        Hotels.com had an arrangement with Ticketmaster, a subsidiary of USA, for outsourced call center services, which ended in 2001. In addition, Hotels.com had an arrangement with Ticketmaster that allowed Ticketmaster to sell hotel rooms to its customers, which ended in 2002. Under the arrangement, Ticketmaster marketed Hotels.com's lodging accommodations via the Internet in return for (1) links from Hotels.com's websites and newsletters to the Citysearch.com and Ticketmaster.com websites and (2) a 5% commission on the gross revenues generated from lodging accommodations booked through the Citysearch.com site. Hotels.com incurred commissions and fees with Ticketmaster under these arrangements of $0.4 million, $1.4 million and $0.3 million for the years ended December 31, 2002, 2001 and 2000, respectively.

  Precision Response Corporation

        During 2000, Hotels.com had an arrangement with Precision Response Corporation, or PRC, a USA subsidiary, for outsourced call center services, and incurred fees with PRC of $1.5 million for the year ended December 31, 2000. Hotels.com resumed its arrangement with PRC for outsourced call center services in 2002. Hotels.com incurred fees with PRC of $2.0 million for the year ended December 31, 2002 and $1.0 million for the first quarter of 2003 under this arrangement. This arrangement is terminable at will.

  Entertainment Publications Operating Company, Inc.

        Hotels.com has had an arrangement since 1999 with Entertainment Publications Operating Company, Inc., or Entertainment, which became a subsidiary of USA on March 25, 2003, that allowed Entertainment to sell hotel rooms to its customers. Under the arrangements, Entertainment marketed Hotels.com's lodging accommodations by publishing a list of Hotels.com's lodging accommodations in its Entertainment book editions and, since 2003, through Entertainment's website and through an exclusive toll free number for Entertainment's members to call. In return, Hotels.com has paid Entertainment commissions based on the gross revenues generated from lodging accommodations booked through the toll free number, the Entertainment website and through the Entertainment book. Hotels.com incurred commissions with Entertainment under these arrangements of $0.3 million, $0.04 million and $0.02 million for the years ended December 31, 2002, 2001 and 2000, respectively, and $0.04 million for the first quarter of 2003. This arrangement will terminate in December 2005.

  Acquisition of Hotels.com by USA

        In April 1999, a newly formed wholly owned subsidiary of USA, now known as Hotels.com, entered into a purchase agreement with David Litman, Robert Diener and their affiliated companies to acquire substantially all the assets and liabilities of the predecessor business of Hotels.com. At the closing of the acquisition, the sellers received a cash payment and were entitled to receive contingent cash payments over the three year period after the closing. The amount of these contingent payments depended on the performance of the acquired business during the twelve-month periods ending March 31, 2000, 2001 and 2002, respectively. Under an assumption agreement, USA agreed to pay, on behalf of Hotels.com, the contingent payment the sellers were entitled to receive for the twelve-month period ending March 31, 2000.

        On February 2, 2000, the parties entered into an amended and restated asset purchase agreement under which the contingent cash payment obligations for the twelve-month periods ending March 31, 2001 and 2002 were extinguished in exchange for the agreement to issue to TMF Liquidating Trust, a party designated by the sellers, 5,100,000 shares of the Class A common stock of Hotels.com immediately prior to the closing of Hotels.com's initial public offering. In addition, under the amended and restated asset purchase agreement, Hotels.com was obligated to issue to TMF Liquidating Trust a number of shares of Hotels.com's Class A common stock equal to 10% of Hotels.com's outstanding common stock immediately prior to the completion of its initial public offering. As a result, under the amended and restated asset purchase agreement, Hotels.com issued to TMF Liquidating Trust 9,999,900 shares of its Class A common stock immediately prior to the closing of its initial public offering.

        The shares of Class A common stock issued to TMF Liquidating Trust were subject to a four-year restriction on transferability, except as described below. After the first anniversary of the initial public offering, TMF Liquidating Trust was permitted to transfer all or any portion of these shares to Messrs. Litman or Diener or an immediate family member of either, or trusts for their benefit. After the first anniversary of the initial closing of Hotels.com's initial public offering, TMF Liquidating Trust was permitted to transfer up to 1,959,960 shares of Class A common stock and was permitted to transfer an additional 489,990 shares of Class A common stock after the second anniversary and the third anniversary. Furthermore, upon the death, permanent disability or termination of employment without cause of Mr. Litman or Mr. Diener, the shares held by the deceased, disabled or terminated person or either of their family members or trusts for their benefit, become freely transferable subject to a limitation on the number of shares that may be sold on any one day. After the first anniversary of the initial closing of Hotels.com's initial public offering, TMF Liquidating Trust and its permitted transferees became entitled to tag along rights with respect to specified sales of common stock made by USA and its affiliates. Finally, after the fourth anniversary, holders of these shares will be entitled to one demand registration right on customary terms and conditions.

        Under the terms of the purchase agreement, each of Messrs. Litman and Diener are required to indemnify Hotels.com up to the value of the purchase price paid to the sellers for specified losses, including breaches of the purchase agreement's representations and warranties. Each of Messrs. Litman and Diener guaranteed the obligations of the other sellers under the purchase agreement. Furthermore, under the terms of the purchase agreement, each of Messrs. Litman and Diener agreed not to compete with Hotels.com for a five-year period following the termination of their employment with Hotels.com or any of Hotels.com's affiliates.

        On April 9, 2003, Messrs. Diener and Litman, Hotels.com, TMF Liquidating Trust and USA entered into an amendment to the amended and restated asset purchase agreement. Under the terms of the amendment, the parties agreed that the restrictions on the remaining Class A shares of Hotels.com still held by TMF Liquidating Trust would, from and after the effective time of the merger, continue to apply on the same terms to the shares of USA common stock received by TMF Liquidating Trust under the merger agreement. Further, the tag along and registration rights that are applicable to the Class A shares of Hotels.com currently held by the TMF Liquidating Trust, their beneficiaries and permitted transferees will, from and after the effective time of the merger, apply to the shares of USA common stock received by those parties under the merger agreement. A copy of the amendment to the amended and restated asset purchase agreement is filed as an exhibit to the Registration Statement of which this information statement/prospectus is a part and the foregoing summary is qualified in its entirety by reference to the agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        You should be aware that, as described below, some of the executive officers and directors of Hotels.com, including those who are also executive officers and/or directors of USA, may have interests in the merger that may be different from, or in addition to, the interests of the other stockholders of Hotels.com generally. The Hotels.com board of directors and its special committee were aware of these interests and considered them, among other matters, in approving the merger, the merger agreement and the transactions contemplated by the merger agreement.

Composition of Hotels.com's Board of Directors

        Six directors of Hotels.com—Anne Busquet, Barry Diller, Victor Kaufman, Dara Khosrowshahi, Daniel Marriott and David Ellen—are current directors or officers of USA. Two other directors of Hotels.com, Robert Diener and David Litman, are current executive officers of Hotels.com. Immediately upon completion of the merger, it is expected the board of directors of Hotels.com will consist of Messrs. Khosrowshahi and Ellen, both of whom are current directors of Hotels.com and officers of USA.

Hotels.com Outside Directors' Stock Options

        Three current directors of Hotels.com, Beverly Harms, Eli Segal and Elan Blutinger, hold options to acquire shares of Hotels.com common stock under the Hotels.com Directors' Stock Option Plan. As of May 15, 2003, Ms. Harms held options to acquire 18,333 shares of Hotels.com common stock under the Directors' Stock Option Plan, 16,666 of which were unvested. As of May 15, 2003, Mr. Blutinger held options to acquire 13,334 shares of Hotels.com common stock under the Director's Stock Option Plan, 11,667 of which were unvested. As of May 15, 2003, Mr. Segal held options to acquire 16,666 shares of Hotels.com common stock under the Directors' Stock Option Plan, all of which were unvested.

        The Directors' Stock Option Plan provides that upon the occurrence of the transactions contemplated by the merger agreement:

  •
  all unvested options become fully vested and exercisable; and

  •
  in lieu of paying the exercise price for the shares subject to the options, each optionee has the right, exercisable within the 60-day period after the consummation of the transactions contemplated by the merger agreement, to receive a cash payment in the amount determined by multiplying the number of shares subject to the options held by each director by the higher of either (a) the difference between the highest reported sales price per share of Hotels.com's common stock on the Nasdaq National Market during the 60-day period prior to and including the date on which the transactions contemplated by the merger agreement are consummated and the per share exercise price of the options or (b) the difference between the price per share of Hotels.com's common stock on the Nasdaq National Market at the effective time of the merger agreement and the per share exercise price of the options.

        If each director elected to receive cash in lieu of exercising the options, Ms. Harms would be entitled to receive $819,457, Mr. Blutinger would be entitled to receive $546,038 and Mr. Segal would be entitled to receive $698,366. These amounts were calculated assuming the highest price per share of Hotels.com's common stock was $88.64, the highest market price per share of Hotels.com's common stock as reported on the Nasdaq National Market on May 19, 2003.

        In addition to the options to acquire shares of Hotels.com common stock under the Hotels.com Directors' Stock Option Plan, Ms. Harms and Messrs. Segal and Blutinger each received stock options under the Hotels.com 2000 Stock Plan. As of May 15, 2003, Ms. Harms held options to acquire 1,667 shares of Hotels.com common stock granted under the 2000 Stock Plan, all of which were vested,

Mr. Blutinger held options to acquire 6,667 shares of Hotels.com common stock granted under the 2000 Stock Plan, 5,209 of which were unvested, and Mr. Segal held zero options granted under the 2000 Stock Plan. Mr. Blutinger's unvested options will immediately become vested upon consummation of the merger.

Adoption of 2003 Stock Plan and Amendments to Stock Option Agreements

        In April 2003, the board of directors of Hotels.com concluded that it should adopt a new stock plan for employees of Hotels.com. The plan permits the issuance of stock options, stock purchase rights, stock appreciation rights, restricted stock and restricted stock units. The board of directors of Hotels.com considered the adoption of such a plan to be fair and in the best interests of Hotels.com in order to attract and retain the best available personnel for positions of substantial responsibility. Subject to the approval of the plan by the Hotels.com stockholders, on April 14, 2003, the compensation committee of the board of directors of Hotels.com authorized the grant of restricted stock units of Hotels.com common stock to three of its executive officers and certain other employees of Hotels.com. Mel Robinson, the chief financial and strategic officer of Hotels.com, received a grant of 10,000 restricted stock units, Gregory S. Porter, the general counsel and secretary of Hotels.com received a grant of 8,000 restricted stock units, and Sandra D'Arcy, an executive vice president of Hotels.com, received a grant of 2,000 restricted stock units. The compensation committee also authorized the grant of 84,500 restricted stock units to other Hotels.com employees. Each grant will be evidenced by a written award agreement in the form utilized by USA and will provide that the restricted stock units will vest in equal annual installments of 25% each over a four-year period commencing on the first anniversary of the date granted. Each restricted stock award for shares of Hotels.com common stock granted under the 2003 stock plan of Hotels.com, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will, at the effective time of the merger, no longer represent shares of Hotels.com common stock, but instead will be converted into shares of USA common stock on the same terms and conditions as were applicable under the Hotels.com 2003 stock plan. See "Hotels.com Stock Options and Other Equity-Based Awards."

        The delivery of this information statement to the stockholders of Hotels.com is notice for purposes of Section 228(e) of the Delaware General Corporation Law that USA, as the holder of a majority of the aggregate voting power of the issued and outstanding shares of Hotels.com common stock, has delivered to Hotels.com a written consent dated May 20, 2003, approving the above described 2003 Stock Plan which was adopted by the Hotels.com board of directors and approved by the Hotels.com compensation committee on April 14, 2003.

        On April 14, 2003, the compensation committee of the board of directors of Hotels.com authorized an amendment to the terms of the stock option agreements by and between Hotels.com and Messrs. Robinson and Porter. The amendment provides that if either Messrs. Robinson or Porter is terminated as an employee of Hotels.com without cause at any time during the twelve-month period after the effective time of the merger, then all unvested options held by the terminated employee will be deemed vested as of the effective date of termination. As of May 15, 2003, Mr. Robinson held options to acquire 97,026 shares of Hotels.com common stock, all of which were unvested, and Mr. Porter held options to acquire 28,308 shares of Hotels.com common stock, 28,155 of which were unvested.

Hotels.com Stock Options and Other Equity-Based Awards

        At the close of business on May 15, 2003, executive officers and directors of Hotels.com, excluding directors who are also officers and/or directors of USA, beneficially owned approximately 46.2% of the outstanding shares of Hotels.com common stock, collectively representing 1.4% of the total outstanding voting power of Hotels.com on that date. At the close of business on May 15, 2003, directors of

Hotels.com who are also officers and/or directors of USA beneficially owned less than 1% of the outstanding shares of Hotels.com common stock (excluding the shares of Hotels.com Class B common stock held by USA).

        Pursuant to the merger agreement and the terms of Hotels.com's various stock plans, each Hotels.com optionee, including the executive officers and the directors of Hotels.com, will be entitled to receive options to purchase 2.4 shares of USA for each Hotels.com option held by the optionee at an exercise price equal to the exercise price of the Hotels.com option divided by 2.4, and except as described below, will be governed by the same terms and conditions as were applicable to the Hotels.com stock option. In addition, each holder of shares of Hotels.com restricted stock, Hotels.com warrants and other Hotels.com equity-based awards will be entitled to receive an equivalent USA stock-based award on the same, or substantially the same, terms and conditions as were applicable to the Hotels.com award with 2.4 USA shares being subject to such award for every Hotels.com share that was previously subject to the award. Based on Hotels.com option and restricted stock holdings as of May 15, 2003:

  •
  Messrs. Litman, Diener, Robinson and Porter, and Ms. D'Arcy would receive options to purchase 460,003, 460,003, 232,862, 67,939 and 69,034 USA shares, and zero, zero, 24,000, 19,200 and 4,800 shares of USA restricted stock, respectively,

  •
  all executive officers and directors of Hotels.com as a group, excluding those directors who are also officers and/or directors of USA, would collectively receive options to purchase 1,425,841 USA shares and 48,000 shares of USA restricted stock, and

  •
  Mr. Khosrowshahi, an executive officer of USA and a director of Hotels.com, would receive options to acquire 89,520 USA shares.

No director of Hotels.com who is also an officer or director of USA holds any other equity interests in Hotels.com (excluding the shares of Hotels.com Class B common stock held by USA). No member of management or the board of directors of Hotels.com holds any warrants to acquire shares of Hotels.com stock. To the extent that the non-employee members of the Hotels.com board do not elect to cash out their options, as previously described above, the non-employee members of the Hotels.com board of directors as a group would receive options to purchase 136,000 USA shares, all of which will have vested upon completion of the merger.

USA Equity, Stock Options and Other Equity-Based Awards

        Certain executive officers and directors of USA beneficially own equity in USA, whether in the form of common equity, stock options and/or other equity-based awards. Options to acquire shares of USA common stock and other equity-based awards of USA will not be affected by the merger, and will remain outstanding following completion of the merger. As of the close of business on May 15, 2003:

  •
  all executive officers and directors of Hotels.com as a group, excluding those directors who are also officers and/or directors of USA, collectively beneficially owned less than 1% of the outstanding shares of USA common stock,

  •
  Messrs. Litman, Diener, Robinson and Porter, and Ms. D'Arcy held options to acquire 15,000, 15,000, 20,000, 15,000 and 15,000 shares of USA common stock, respectively, of which options to acquire 11,250, 11,250, 5,000, 3,750 and 3,750 shares of USA common stock, respectively, were exercisable,

  •
  all executive officers and directors of Hotels.com as a group, excluding those directors who are also officers and/or directors of USA, collectively held options to acquire 80,000 shares of USA common stock, of which options to acquire 27,500 were exercisable, and

  •
  no executive officer or director of Hotels.com, excluding those directors who are also officers and/or directors of USA, held any other equity-based awards of USA.

As of the close of business on May 15, 2003, the directors of Hotels.com who are also officers and/or directors of USA held the following equity interests in USA:

  •
  Ms. Busquet and Messrs. Diller, Kaufman, Khosrowshahi, Marriott and Ellen beneficially owned 19,035, 2,157,006, zero, 42,120, 16 and zero shares of USA common stock, respectively (excluding the shares of USA common stock beneficially owned by Liberty or Vivendi),

  •
  Ms. Busquet and Messrs. Diller, Kaufman, Khosrowshahi, Marriott and Ellen held options to acquire 45,000, 42,620,888, 2,150,000, 1,073,333, 1,058,264 and 75,000 shares of USA common stock, respectively, of which options to acquire 29,999, 42,620,888, 1,137,500, 540,416, 788,740 and 18,750 shares of USA common stock, respectively, were exercisable, and

  •
  Ms. Busquet and Messrs. Diller, Kaufman, Khosrowshahi, Marriott and Ellen respectively held zero, zero, 15,000, 15,000, 3,000 and 1,000 restricted shares of USA common stock, respectively, and 50,000, zero, 191,000, 101,000, 51,000 and 23,500 restricted stock units, respectively.

Compensation of Members of the Special Committee

        Each of the members of the special committee has been compensated for serving as a member of the special committee. This compensation was authorized by the Hotels.com board of directors in order to compensate the members of the special committee for the significant additional time commitment that was required of them in connection with fulfilling their duties and responsibilities as members of the special committee and was paid without regard to whether the special committee recommended a transaction with USA or whether a transaction with USA is completed. Each of Mr. Segal and Ms. Harms received or will receive $35,000 for their service on the special committee, and Mr. Blutinger, chairman of the special committee, received or will receive $47,500 for his service on the special committee.

Employment Agreements

        Currently, none of the directors or executive officers of Hotels.com is a party to an employment agreement that would require any payment upon completion of the merger. At the effective time of the merger, Messrs. Khosrowshahi and Ellen, constituting all of the directors of Hermitage Merger Corp., will become the sole directors of Hotels.com and will serve until their respective successors are duly elected. Further, all of the executive officers of Hotels.com will continue to serve in their respective capacities following the effective time of the merger until their respective successors are elected. USA indicated to Messrs. Diener and Litman that USA was interested in them continuing their involvement in the management of Hotels.com after the merger. However, the parties did not discuss the terms under which Messrs. Diener and Litman would be hired and there was no agreement in principle or otherwise with respect to the terms of any such employment. Following the completion of the merger, Hotels.com may seek to enter into employment agreements with Messrs. Diener and Litman under which they will continue to serve as the President and Chief Executive Officer, respectively, of Hotels.com.

        In addition, certain directors of Hotels.com who are also officers and/or directors of USA have employment agreements or other arrangements with USA, which agreements and arrangements are either described below or in USA's definitive proxy statement, dated April 30, 2003, which is incorporated herein by reference. For information on how to obtain copies of these materials, please see "Where You Can Find More Information."

  USA's Employment Agreement with Anne Busquet

        On January 13, 2003, USA and Ms. Busquet, President of USA's Travel Services and a member of the Hotels.com board of directors, entered into an employment agreement for a term continuing until January 12, 2006 and providing for an annual base salary of $600,000 per year. Ms. Busquet is also eligible to receive an annual discretionary bonus.

        Ms. Busquet's employment agreement provides for a grant of 75,000 restricted shares of USA common stock. On March 13, 2003, 25,000 shares vested. The remaining 50,000 restricted shares are subject to a performance condition determined by USA's Compensation Committee, and will vest on the third anniversary of the effective date of the agreement. If Ms. Busquet's employment is terminated by USA without cause or if she resigns for good reason, the remaining 50,000 restricted shares will immediately vest as of the date of her termination of employment. If Ms. Busquet's employment is terminated prior to the vesting date due to death or disability, a pro-rata portion of the restricted shares will immediately vest.

  USA's Employment Agreement with David Ellen

        On July 16, 2001, USA and Mr. Ellen, USA's Deputy General Counsel and a member of the Hotels.com board of directors, entered into an employment agreement, which was subsequently amended on October 1, 2002. As amended, Mr. Ellen's agreement has a term continuing until July 15, 2004 and provides for an annual base salary of $300,000 per year. Mr. Ellen is also eligible to receive an annual discretionary bonus.

        Mr. Ellen's employment agreement provides for a grant of options to purchase 40,000 shares of USA common stock. Mr. Ellen's options become exercisable in four equal installments, with 25% vesting on July 16, 2002 and an additional 25% vesting on each of the next three anniversaries of that date. Upon a change of control of USA, 100% of Mr. Ellen's options become vested and exercisable. Other than acceleration of the options following a change in control, the options do not otherwise vest or become exercisable as a result of termination or non-renewal of his employment agreement.

Indemnification of Directors and Officers; Directors' and Officers' Insurance

        The merger agreement provides that USA and the surviving corporation will indemnify each of the present and former directors and officers of Hotels.com for a period of six years after the effective time of the merger against liabilities for their actions or omissions as directors or officers before the effective time of the merger. The merger agreement provides that for a period of six years after the effective time of the merger, the surviving corporation will provide to the directors and officers of Hotels.com liability insurance protection with the same coverage and in the same amount as and on terms no less favorable to such individuals than that provided by Hotels.com's current insurance policies. The persons benefiting from the insurance provisions of the merger agreement include all persons who served as directors and officers of Hotels.com prior to the effective time of the merger who are currently covered by Hotels.com's insurance policy.

THE MERGER AGREEMENT

        This section of the information statement/prospectus describes certain aspects of the merger agreement and the proposed merger. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this information statement/prospectus and is incorporated by reference in this document. We urge you to read the merger agreement carefully in its entirety.

General Terms of the Merger Agreement

        On April 9, 2003, USA, Hotels.com and Hermitage Merger Corp. entered into an Agreement and Plan of Merger, or the merger agreement. The merger provided for by the merger agreement will become effective upon the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law. We refer to the effective time of the merger in this document as the effective time.

        At the effective time, Hermitage Merger Corp. will be merged with and into Hotels.com, with Hotels.com surviving as a wholly owned subsidiary of USA, and the separate existence of Hermitage Merger Corp. will cease. We sometimes refer to Hotels.com following the completion of the merger as the surviving corporation. At the effective time, the certificate of incorporation of the surviving corporation will be amended and restated in its entirety in accordance with a form agreed to between USA and Hotels.com, and the bylaws of Hermitage Merger Corp. will become the bylaws of Hotels.com. Also at the effective time, the directors of Hermitage Merger Corp. will become the initial directors of the surviving corporation and the officers of Hotels.com will continue as the officers of the surviving corporation.

Treatment of Securities in the Merger

  Hotels.com Shares

        At the effective time, each share of Hotels.com Class A common stock issued and outstanding immediately prior to the effective time will, subject to the anti-dilution adjustment provisions described below, be automatically converted into the right to receive 2.4 fully paid and nonassessable shares of USA common stock, referred to as the merger consideration, and each share of Hotels.com Class B common stock issued and outstanding immediately prior to the effective time will be cancelled. At the effective time, shares of Hotels.com Class A common stock and Hotels.com Class B common stock will no longer be outstanding, and will automatically be canceled and retired and will cease to exist, and each certificate previously representing shares of Hotels.com Class A common stock will thereafter represent only the right to receive the shares of USA common stock to be issued as consideration upon the surrender of those certificates, without interest. No fractional shares of USA common stock will be issued; instead, a cash payment will be made to the holders of shares of Hotels.com Class A common stock who would otherwise be entitled to receive a fractional share of USA common stock. See "Exchange of Certificates—Cash Instead of Fractional Shares."

        If, between the date of the merger agreement and the effective time, the outstanding shares of USA common stock or Hotels.com Class A common stock are changed into a different number of shares or a different class by reason of any reclassification, recapitalization, reorganization, split-up, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, USA common stock or Hotels.com Class A common stock), stock combination, exchange of shares, readjustment or otherwise, as the case may be, then the exchange ratio will be correspondingly adjusted.

        At the effective time, each outstanding share of common stock of Hermitage Merger Corp. will be automatically converted into one share of common stock of the surviving corporation. Because USA is the sole holder of all shares of Hermitage Merger Corp. common stock, USA will be the sole holder of all outstanding shares of the surviving corporation common stock.

  Hotels.com Stock Options and Other Equity-Based Awards

        At the effective time, each outstanding option to purchase shares of Hotels.com Class A common stock granted under Hotels.com's employee and director stock plans, whether vested or unvested, will be automatically converted at the effective time into an option to purchase shares of USA common stock, in a number determined by multiplying the number of Hotels.com shares that could have been purchased under the Hotels.com option immediately prior to the effective time by 2.4, the exchange ratio, rounded to the nearest whole number of shares of USA common stock. The exercise price per share of these options will equal the per-share exercise price of the corresponding Hotels.com option divided by the exchange ratio. These converted USA options will be subject to substantially the same terms and conditions as the corresponding Hotels.com options in all other respects. However, in the case of any Hotels.com stock option to which Section 421 of the Internal Revenue Code of 1986, as amended, applies immediately prior to the effective time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of USA common stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Internal Revenue Code.

        At the effective time, each outstanding right to receive shares of Hotels.com Class A common stock or benefits measured by the value of a number of shares of Hotels.com Class A common stock, whether contingent or accrued, and each award consisting of shares of Hotels.com Class A common stock granted under the Hotels.com stock plans (including restricted stock, restricted stock units, deferred stock units and dividend equivalents), other than Hotels.com stock options, whether vested or unvested, will be converted into a right or award with respect to USA common stock. These USA stock-based awards will continue to have, and be subject to, substantially the same terms and conditions that were applicable to the corresponding Hotels.com stock-based award except that the number of shares of USA common stock subject to each such USA stock-based award will be equal to the number of Hotels.com shares subject to the Hotels.com stock-based award immediately prior to the effective time multiplied by the exchange ratio, rounded to the nearest whole number of shares of USA common stock. All dividend equivalents credited to the account of each holder of an Hotels.com stock-based award as of the effective time will remain credited to such holder's account immediately following the effective time, subject to adjustment in accordance with the foregoing. USA has agreed to deliver notice to the holders of Hotels.com stock options and stock-based awards, as soon as practicable after the effective time, stating that Hotels.com's stock options and stock-based awards and agreements have been assumed by USA and will continue in effect on the same terms and conditions (subject to the adjustments described above and after giving effect to the merger and the terms of the underlying stock plans).

        USA will reserve for issuance a number of shares of USA common stock at least equal to the number of shares of USA common stock that will be subject to USA stock options and stock-based awards as a result of these actions. USA has agreed to file a registration statement on Form S-8 or another appropriate registration statement covering the shares of USA common stock underlying the assumed options and assumed stock-based awards as soon as practicable after the effective time and to keep that registration statement current and effective for so long as the assumed options and restricted stock awards remain outstanding.

  Hotels.com Warrants

        At the effective time, each outstanding warrant to purchase shares of Hotels.com common stock will, at the election of USA, either remain outstanding and become exercisable solely for shares of USA common stock or be converted into warrants of USA to acquire shares of USA common stock.

Such warrants following the merger will continue to have, and be subject to, the same terms and conditions that were applicable to the corresponding Hotels.com warrant prior to the merger, except that (a) the number of shares of USA common stock subject to each such warrant will be equal to the product of the number of shares of Hotels.com common stock subject to such Hotels.com warrant immediately prior to the effective time multiplied by the exchange ratio of 2.4, rounded to the nearest whole number of shares of USA common stock, and (b) the exercise price with respect to each such warrant (rounded to the nearest cent) will be equal to the per share exercise price specified in such Hotels.com warrant divided by the exchange ratio.

Exchange of Certificates

  Exchange Agent

        USA has appointed The Bank of New York to be the exchange agent under the merger agreement. The exchange agent will accept certificates for shares of Hotels.com Class A common stock, each a Hotels.com certificate, and exchange them for certificates representing shares of USA common stock and cash instead of fractional shares of USA common stock.

  Exchange Procedures

        Prior to the effective time, USA will deposit with the exchange agent, for the benefit of the holders of shares of Hotels.com Class A common stock, certificates representing the shares of USA common stock issuable in the merger.

        As soon as practicable after the effective time, the exchange agent will mail to each holder of record of a Hotels.com certificate, a letter of transmittal and instructions for exchanging their Hotels.com certificates for the merger consideration. After receipt of the transmittal forms, each holder of a Hotels.com certificate will be able to surrender his or her Hotels.com certificate to the exchange agent, and the holder of a Hotels.com certificate will receive in exchange certificates representing that number of whole shares of USA common stock to which the holder of the Hotels.com certificate is entitled, together with any cash which may be payable instead of fractional shares of USA common stock and any dividends or other distributions with respect to USA common stock having a record date and paid after the effective time. In the event of a transfer of ownership of shares of Hotels.com Class A common stock which is not registered on the transfer records of Hotels.com, a certificate representing the proper number of shares of USA common stock, any cash instead of fractional shares of USA common stock and applicable dividends and distributions may be issued and paid to a transferee if the Hotels.com certificate representing the applicable Hotels.com shares is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. The consideration to be issued in the merger will be delivered by the exchange agent as promptly as practicable following surrender of a Hotels.com certificate and any other required documents. No interest will be payable on the merger consideration, regardless of any delay in making payments.

  Dividends and Other Distributions

        Holders of shares of Hotels.com Class A common stock will not be entitled to receive any dividends or distributions payable by USA in respect of USA common stock until they exchange their Hotels.com certificates for shares of USA common stock. After they deliver their Hotels.com certificates to the exchange agent, those stockholders will receive, subject to applicable law, the amount of dividends or other distributions on USA common stock having a record date after the effective time previously paid and, at the appropriate payment date, the amount of dividends or other distributions on USA common stock with a record date after the effective time and a payment date after the surrender of such Hotels.com certificates, without interest.

  Cash Instead of Fractional Shares

        No fractional shares of USA common stock will be issued upon the surrender of Hotels.com certificates. No dividend or distribution will relate to any fractional share of USA common stock that would otherwise be issuable in the merger, and those fractional shares of USA common stock will not entitle the owner thereof to any voting rights of a USA stockholder.

        Holders of shares of Hotels.com Class A common stock otherwise entitled to fractional shares of USA common stock, if any, will receive a cash payment instead of the fractional shares of USA common stock they would otherwise be entitled to upon surrender of all of their Hotels.com certificates. Following completion of the merger, the exchange agent will determine the excess of the number of whole shares of USA common stock delivered to the exchange agent by USA for distribution to Hotels.com stockholders over the aggregate number of whole shares of USA common stock to be distributed to Hotels.com stockholders. The exchange agent will then, on behalf of the former Hotels.com stockholders, sell the excess shares of USA common stock at the then-prevailing prices on the over the counter market, in the manner provided for in the merger agreement, and make the proceeds available for distribution to the former holders of shares of Hotels.com common stock and Hotels.com Class B common stock otherwise entitled to fractional shares of USA common stock upon surrender of their Hotels.com certificates. USA will pay all commission, transfer taxes and other out-of-pocket transaction costs associated therewith.

  Miscellaneous

        Any amount held by the exchange agent on behalf of the former holders of shares of Hotels.com Class A common stock that remains undistributed to the former Hotels.com stockholders for twelve months after the effective time will be delivered to USA, upon demand. Following such delivery, former Hotels.com stockholders that have not validly exchanged Hotels.com certificates for the merger consideration will be required to look only to USA for payment of the merger consideration.

        None of the exchange agent, USA, Hermitage Merger Corp. or Hotels.com will be liable to any holder of shares of Hotels.com Class A common stock or shares of USA common stock, as the case may be, for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        If a Hotels.com certificate has been lost, stolen or destroyed, the exchange agent will issue the USA common stock, cash instead of fractional shares of USA common stock and unpaid dividends and distributions on shares of USA common stock payable under the merger agreement upon receipt of an affidavit with respect to that loss, theft or destruction and a reasonable indemnity.

Representations and Warranties

        In the merger agreement, Hotels.com and USA make representations and warranties to each other about their respective companies related to, among other things:

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  corporate organization and qualification to do business;

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  capital structure;

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  corporate authority to enter into, and carry out the obligations under, the merger agreement and the enforceability of the merger agreement;

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  approval of the merger agreement by the special committee and Hotels.com's board of directors, and by USA's board of directors;

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  absence of a breach of organizational documents, laws or certain material agreements as a result of the merger agreement and the merger;

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  required governmental consents and approvals;

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  compliance with laws;

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  documents filed with the SEC and the financial statements included in those documents;

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  information supplied for use in this information statement/prospectus;

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  payment of fees to finders, brokers or investment bankers in connection with the merger;

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  tax matters; and

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  absence of undisclosed litigation.

        Hotels.com also made additional representations and warranties to USA related to, among other things:

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  the fairness opinion of the financial advisor to the special committee; and

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  employee benefit plans.

        USA also made additional representations and warranties to Hotels.com related to, among other things:

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  corporate organization and qualification to do business of Hermitage Merger Corp.;

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  capital structure of Hermitage Merger Corp.;

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  authority of Hermitage Merger Corp. to enter into, and carry out the obligations under, the merger agreement, and the enforceability of the merger agreement;

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  absence of breach of Hermitage Merger Corp.'s organizational documents as a result of the merger agreement and the merger;

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  required governmental consents and approvals relating to Hermitage Merger Corp.;

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  operations of Hermitage Merger Corp.; and

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  USA's ownership of shares of Hotels.com Class A common stock and Hotels.com Class B common stock.

        The representations and warranties given by Hotels.com and USA do not survive completion of the merger.

Covenants

        The merger agreement contains customary covenants as well as specific covenants relating to the conduct of the respective parties' businesses pending completion of the merger.

  Conduct of Business Prior to the Merger

        Hotels.com has agreed (as to itself and its subsidiaries) that, prior to the completion of the merger or termination of the merger agreement, except as contemplated by the merger agreement or with respect to matters approved by Hotels.com's board of directors (unless the Hotels.com directors who are also executive officers of USA either voted against or abstained from voting with respect to such conduct), Hotels.com and its subsidiaries will conduct their respective businesses in the ordinary and usual course consistent with past practice, including, without limitation, consulting with, advising and obtaining the approval of USA, in each case consistent with past practice. In addition, among other things and subject to certain exceptions, Hotels.com has agreed (as to itself and its subsidiaries) that, without USA's prior consent, it will not take any of the following actions prior to the completion of the merger or the termination of the merger agreement:

  •
  declare or pay any dividends or make other distributions in respect of any of its capital stock;

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  alter its capital stock, including, among other things, stock splits, combinations, reclassifications and substitutions;

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  repurchase, redeem or otherwise acquire any of its capital stock;

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  issue, deliver, pledge, encumber or sell any of its capital stock, convertible securities, or rights, warrants or options to acquire any capital stock or convertible securities, or amend the terms of any such securities;

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  amend its certificate of incorporation, bylaws or other organizational documents;

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  take any action that would reasonably be expected to result in any of the conditions to completion of the merger contained in the merger agreement not being satisfied;

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  merge or consolidate with, or acquire assets or capital stock of, any other person other than in the ordinary course;

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  incur any indebtedness for money borrowed or guarantee any indebtedness for money borrowed by another person, or increase the indebtedness for money borrowed outstanding under any agreement existing on April 9, 2003 relating to indebtedness for money borrowed;

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  make any capital expenditures, other than expenditures that are part of Hotels.com's budget as approved by the Hotels.com board of directors;

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  except as may be required by changes in applicable law or regulation or U.S. generally accepted accounting principles, change any method, practice or principle of accounting, or change in any material respect its methods of reporting income and deductions for United States federal income tax purposes;

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  enter into any new employment agreements, or increase the compensation of any officer or director of Hotels.com or any senior executive of any of Hotels.com's subsidiaries or operating units, other than as required by law or agreements in effect on April 9, 2003;

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  amend in any material respect any of the agreements referred to in the preceding bullet, or use its discretion to amend any Hotels.com benefit plan or accelerate the vesting or any payment under any Hotels.com benefit plan;

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  enter into any transaction with any current or former officer or director of Hotels.com or any senior executive of any of Hotels.com's subsidiaries or operating units;

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  settle or compromise any material litigation or other disputes or proceedings; or

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  authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        USA has agreed (as to itself and its subsidiaries) that, prior to the completion of the merger or the termination of the merger agreement, except as contemplated by the merger agreement or the agreements described in USA's definitive proxy statement, dated March 25, 2002 (which is incorporated by reference into this document) or any report, schedule, registration statement or definitive proxy statement filed by USA with the SEC on or after January 1, 2002 and prior to the date of the merger agreement, without the prior written consent of Hotels.com, USA will not take any action that would reasonably be expected to result in any of the conditions to completion of the merger contained in the merger agreement not being satisfied.

  Company Stockholder Approval

        Pursuant to the merger agreement, on April 9, 2003, following execution of the merger agreement, USA, which controls sufficient Hotels.com shares to approve the merger by written consent, executed a written consent approving the merger agreement and the transactions contemplated thereby, including the merger. As a result no other vote of Hotels.com stockholders is required.

  Nasdaq Quotation

        USA has agreed to use its reasonable best efforts to cause the shares of USA common stock issuable in the merger (including the shares of USA common stock reserved for issuance with respect to Hotels.com stock options and Hotels.com stock-based awards) to be eligible for quotation on the Nasdaq National Market (or other national market or exchange on which USA common stock is then traded or quoted) prior to the effective time.

  Indemnification; Insurance

        USA has agreed to cause the surviving corporation to maintain in effect, for the benefit of individuals who at or prior to the effective time were directors or officers of Hotels.com, the provisions regarding indemnification and exculpation of officers and directors (including with respect to advancement of expenses) contained in Hotels.com's certificate of incorporation and bylaws as of April 9, 2003, and has agreed not to amend, modify or otherwise repeal those provisions for a period of six years from the effective time in any manner that would adversely affect the rights of those individuals under the relevant provisions (unless a modification is required by applicable law and then only to the minimum extent required or except to make changes permitted by applicable law that would enlarge the exculpation or rights of indemnification thereunder). If claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) in respect of such claims shall continue, without diminution, until disposition of all such claims.

        Under the merger agreement, the surviving corporation is required to, and USA has agreed to cause the surviving corporation to, to the maximum extent permitted under applicable law, provide to Hotels.com's directors and officers as of April 9, 2003, the maximum indemnification protection (including with respect to advancement of expenses, including advancing expenses as incurred) permitted under the Delaware General Corporation Law, or DGCL, for a period of six years after the effective time. If claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) in respect of such claims shall continue, without diminution, until disposition of all such claims.

        Under the merger agreement, the surviving corporation is also required to, and USA has agreed to cause the surviving corporation to, assume, honor and fulfill the obligations of Hotels.com under any indemnification agreements, including those contained in employment agreements with Hotels.com's directors, officers and other employees (if any) existing at the effective time. In addition, USA has agreed to provide, or to cause the surviving corporation to provide, for a period of not less than six years after the effective time, Hotels.com's current and former directors and officers who were covered by Hotels.com's insurance and indemnification policy on April 9, 2003 with an insurance and indemnification policy (including, without limitation, by arranging for run-off coverage, if necessary) that provides coverage for events occurring at or prior to the effective time that is no less favorable than Hotels.com's policy in existence on April 9, 2003, or, if substantially equivalent insurance coverage is unavailable, the most advantageous directors and officer's insurance policy obtainable for an annual premium equal to 200% of the annual premium being paid by Hotels.com for such insurance as of April 9, 2003, calculated on the basis of a fair allocation of the portion of the premium if USA arranges for coverage on a group basis.

        In the event that USA, the surviving corporation or any of their successors or assigns consolidates with or merges into another person and is not the continuing or surviving entity, or transfers or conveys all or substantially all of its properties and assets to another person, proper provision will be made so that the successors and assigns of such party will assume the obligations regarding indemnification and insurance described above.

  Employee Matters

        From and after the effective time, USA has agreed to cause the surviving corporation to fulfill all written employment, severance, termination, consulting and retirement agreements and severance plans, as in effect on April 9, 2003, to which Hotels.com or any of its subsidiaries is a party, pursuant to the terms of those agreements and applicable law.

  Additional Covenants

        Hotels.com and USA have agreed to other customary covenants in the merger agreement, including, among other things, with respect to:

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  access to information, and confidential treatment of that information;

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  the preparation of this information statement/prospectus and the registration statement of which this information statement/prospectus is a part;

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  the taking of specified actions to facilitate completion of the merger and the other transactions contemplated by the merger agreement, and the taking of additional actions after the effective time that are necessary or desirable to carry out the purposes of the merger agreement;

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  the obtaining of any consents or approvals necessary in order to complete the merger and the other transactions contemplated by the merger agreement;

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  Hotels.com's efforts to cause its affiliates to deliver to USA the written agreements described above under "The Merger—Resale of USA Common Stock";

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  notification to the other parties to the merger agreement of specified matters prior to completion of the merger;

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  the agreement not to take actions that would jeopardize qualification of the merger as a reorganization under U.S. tax laws, and to employ reasonable efforts to obtain tax opinions of counsel;

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  public announcements related to the merger and the other transactions contemplated by the merger agreement;

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  participation in stockholder litigation; and

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  actions to exempt the acquisition and disposition of securities in connection with the merger under Rule 16b-3 under the Exchange Act.

Conditions to the Merger

        The respective obligations of USA and Hotels.com to effect the merger are subject to the satisfaction or waiver of a number of customary conditions before completion of the merger, including:

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  20 business days having elapsed from the date on which this information statement/prospectus is first mailed to Hotels.com stockholders;

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  the registration statement on Form S-4 covering the shares of USA common stock to be issued in the merger, of which this information statement/prospectus is a part, having been declared effective and not being the subject of any stop order or proceeding by the SEC seeking a stop order;

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  all material authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity, if any, necessary for the completion of the merger having been filed, expired or been obtained, except where the failure to so file, obtain or expire would not reasonably be expected to have a material adverse effect on Hotels.com or USA;

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  no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the merger being in effect; no proceeding brought by any governmental entity pending which could reasonably be expected to restrain or prohibit the consummation of the merger;

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  the shares of USA common stock issuable to Hotels.com's stockholders pursuant to the merger (including the shares of USA common stock reserved for issuance with respect to Hotels.com stock options and Hotels.com stock-based awards) having been authorized for quotation on the Nasdaq Stock Market (or other national market or exchange on which USA common stock is then traded or quoted), upon official notice of issuance;

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  the representations and warranties of the other party contained in the merger agreement (1) relating to information provided for the registration statement to which this information statement/prospectus is a part are true and correct as of the closing date of the merger, (2) relating to capitalization are true and correct as of the closing date or the date of the merger agreement (except for inaccuracies that are not significant in amount) and (3) without regard to any materiality or material adverse effect qualification, being true and correct as of the date of the merger agreement, except to the extent that the failure of the representations and warranties of such other party to be true and correct, in the aggregate, would not have a material adverse effect on such other party;

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  the performance in all material respects by the other party of its respective obligations and covenants, taken as a whole, required to be performed by such party under the merger agreement prior to or as of the closing date;

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  the receipt of certificates signed by a senior executive officer of the other party certifying to the accuracy of such party's representations and warranties and the performance by such party of its obligations, in each case as described above; and

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  USA having received a written opinion from Wachtell Lipton, dated the date the merger is completed, and Hotels.com having received a written opinion from Akin Gump, dated the date the merger is completed, regarding the treatment of the merger as a "reorganization" within the meaning of Section 368(a) of the Code.

As used in the merger agreement, "material adverse effect" with respect to any party means any change, event or effect that is materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole.

        The definition of "material adverse effect" excludes:

  •
  changes in economic or regulatory conditions in the industries in which the applicable party currently carries on its business, and changes in general economic, regulatory or political conditions, including, without limitation, acts of war or terrorism, and

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  changes resulting from the announcement of the merger.

        With respect to Hotels.com, the definition of "material adverse effect" also excludes:

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  changes or effects resulting from any matter expressly approved by the Board of Directors of Hotels.com unless a majority of the directors of Hotels.com who are also executive officers of USA either voted against or abstained from voting on the matter, and

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  changes resulting from any other public announcement of USA (to the extent not covered in any other public announcement of Hotels.com or based upon information provided to USA by Hotels.com).

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time, by:

  •
  mutual written consent, duly authorized by Hotels.com's board of directors and USA's board of directors;

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  by either USA or Hotels.com if the merger has not been completed by November 15, 2003, provided that a party cannot terminate the merger agreement if such party's actions or failure to act caused or resulted in the failure of the merger to occur by November 15, 2003 and such actions or failure to act constitute a breach of the merger agreement;

  •
  by either USA or Hotels.com if a court of competent jurisdiction or other governmental entity issues an order, decree or ruling (which is final and nonappealable), or takes any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting completion of the merger; and

  •
  by either USA or Hotels.com if the other party breaches any of its representations, warranties, covenants or agreements contained in the merger agreement such that the conditions relating to the accuracy of that party's representations and the performance of that party's obligations have become incapable of fulfillment, and the breach has not been waived by the party seeking to terminate as a result of such breach.

Amendment; Waiver

  Amendment

        The merger agreement may be amended by USA and Hotels.com prior to the effective time by an instrument in writing signed by USA and Hotels.com; provided that no amendment may be made without the recommendation of the special committee and, when applicable, the approval of the disinterested directors of Hotels.com; and provided further that no amendment that requires further approval of Hotels.com's stockholders may be made without such further approval.

  Waiver

        At any time prior to the effective time, USA and Hotels.com may, in writing, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and (c) waive compliance with any of the agreements or conditions contained in the merger agreement. Any extension or waiver on behalf of Hotels.com may be taken only upon the recommendation of the special committee and, when applicable, the approval of the disinterested directors of Hotels.com.

Fees and Expenses

        All fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those fees and expenses, whether or not the merger is consummated. Hotels.com is permitted to and will pay the fees and expenses of their financial, legal and other advisors on the day the merger is completed.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF USA

        In the tables below, we provide you with unaudited pro forma combined condensed financial information for USA giving effect to the following transactions:

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  USA's acquisition of a controlling interest in Expedia completed on February 4, 2002 (the Expedia transaction),

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  USA's contribution of the USA Entertainment Group to VUE, a new joint venture controlled by Vivendi, completed on May 7, 2002 (the VUE transaction),

  •
  the exchange by Liberty of its shares of Home Shopping Network, Inc. for 31.6 million shares of USA common stock and 1.6 million shares of USA Class B common stock completed on June 27, 2002 (the Holdco exchange),

  •
  the merger of Ticketmaster with a wholly owned subsidiary of USA completed on January 17, 2003 (the Ticketmaster merger),

  •
  the proposed merger of Expedia with a wholly owned subsidiary of USA (the Expedia merger), and

  •
  the proposed merger of Hotels.com with a wholly owned subsidiary of USA (the Hotels merger).

        The results of the USA Entertainment Group are presented as discontinued operations in the historical financial statements of USA, and therefore have been excluded from the unaudited pro forma combined condensed financial statements of USA.

        The unaudited pro forma combined condensed financial statements of USA reflect some assumptions regarding the transactions and are based on the historical financial statements of USA. The unaudited pro forma combined condensed financial statements of USA, including the notes accompanying them, are qualified in their entirety by reference to, and should be read in conjunction with, USA's audited financial statements, including the notes accompanying them, which have been filed with the SEC.

        The unaudited pro forma combined condensed balance sheet as of March 31, 2003 gives effect to the Expedia merger and the Hotels merger as if they occurred on March 31, 2003. All other transactions described above have been reflected in the historical balance sheet as of March 31, 2003.

        The unaudited pro forma combined condensed statement of operations for the three months ended March 31, 2003 reflects USA's unaudited statement of operations for the three months ended March 31, 2003, adjusted for the pro forma effects of the Ticketmaster merger, the Expedia merger and the Hotels merger as if those transactions had occurred on January 1, 2003. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2002 reflects USA's audited statement of operations for the year ended December 31, 2002, adjusted for the pro forma effects of the Expedia transaction, the VUE transaction, the Holdco exchange, the Ticketmaster merger, the Expedia merger and the Hotels merger as if those transactions had occurred on January 1, 2002.

        USA is in the process of evaluating the fair value of the assets and liabilities of Ticketmaster acquired in the Ticketmaster merger and the assets and liabilities of Expedia and Hotels.com to be acquired in the Expedia and Hotels mergers, respectively, including the allocation of merger consideration to intangibles other than goodwill. Accordingly, this purchase accounting information is preliminary and has been made solely for the purpose of developing the unaudited pro forma combined condensed financial information contained in the following pages.

        The unaudited pro forma combined condensed balance sheet and statement of operations are neither necessarily indicative of the results of operations or financial position that would have been reported had these transactions occurred on January 1, 2002 nor are they necessarily indicative of USA's future financial results of operations.

USA INTERACTIVE
Unaudited Pro Forma Combined Condensed Balance Sheet
March 31, 2003
(In thousands)

	USA Historical	Expedia Merger(1)	Hotels Merger(2)	Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$2,593,280	$—	$—	$2,593,280
Restricted cash	43,087	—	—	43,087
Marketable securities	1,229,303	—	—	1,229,303
Accounts and notes receivable, net	383,014	—	—	383,014
Inventories, net	192,169	—	—	192,169
Other	184,243	—	—	184,243

Total current assets	4,625,096	—	—	4,625,096
Property, plant and equipment, net	430,381	—	—	430,381
Intangible assets including goodwill, net	8,069,957	3,357,899	859,668	12,287,524
Cable distributions fees, net	158,417	—	—	158,417
Long-term investments	1,347,762	—	—	1,347,762
Preferred interest exchangeable for common stock	1,428,530	—	—	1,428,530
Deferred charges and other	159,900	—	—	159,900

Total assets	$16,220,043	$3,357,899	$859,668	$20,437,610

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$16,875	$—	$—	$16,875
Accounts payable, accrued and other current liabilities	389,283	—	—	389,283
Accounts payable, client accounts	207,328	—	—	207,328
Cable distribution fees payable	36,797	—	—	36,797
Deferred revenue	423,346	—	—	423,346
Other accrued liabilities	738,788	—	—	738,788

Total current liabilities	1,812,417	—	—	1,812,417
Long-term obligations, net of current maturities	1,189,155	—	—	1,189,155
Other long-term liabilities	108,438	—	—	108,438
Deferred income taxes	2,335,528	138,099	—	2,473,627
Minority interest	610,350	(229,211)	(319,199)	61,940
Common stock exchangeable for preferred interest	1,428,530	—	—	1,428,530
Shareholders' equity	8,735,625	3,449,011	1,178,867	13,363,503

Total liabilities and shareholders' equity	$16,220,043	$3,357,899	$859,668	$20,437,610

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements of USA.

USA INTERACTIVE
Unaudited Pro Forma Combined Condensed Statement of Operations
Three Months Ended March 31, 2003
(In thousands, except per share data)

	USA Historical	Ticketmaster Merger		Expedia Merger		Hotels Merger		Pro Forma Combined
NET REVENUES:
HSN-US	$414,973	$—		$—		$—		$414,973
Ticketing	195,086	—		—		—		195,086
Match.com	40,895	—		—		—		40,895
Hotels.com	277,427	—		—		—		277,427
Expedia	198,760	—		—		—		198,760
Interval	55,991	—		—		—		55,991
PRC	71,406	—		—		—		71,406
Local Services	8,386	—		—		—		8,386
HSN International	115,243	—		—		—		115,243
USA Electronic Commerce Solutions LLC/Styleclick	4,705	—		—		—		4,705
TV Travel Shop	12,927	—		—		—		12,927
Intersegment elimination	(3,733)	—		—		—		(3,733)

Total net revenues	1,392,066	—		—		—		1,392,066

Operating costs and expenses
Cost of sales	793,606	—		—		—		793,606
Other costs	373,356	—		—		—		373,356
Amortization of cable distribution fees	13,952	—		—		—		13,952
Amortization of non-cash compensation	10,369	461	(14)	49,868	(14)	7,423	(14)	68,121
Non-cash distribution and marketing expense	10,489	—		—		—		10,489
Depreciation and amortization	94,709	1,237	(6)	3,744	(7)	—		99,690
Exchange offer costs	2,096	—		—		—		2,096

Total operating costs and expenses	1,298,577	1,698		53,612		7,423		1,361,310

Operating income (loss)	93,489	(1,698)		(53,612)		(7,423)		30,756
Interest and other, net	(229,778)	—		—		—		(229,778)

Earnings (loss) before income taxes and minority interest	(136,289)	(1,698)		(53,612)		(7,423)		(199,022)
Income tax expense	54,877	666	(16)	21,029	(16)	2,912	(16)	79,484
Minority interest	(25,384)	817	(15)	12,102	(15)	5,898	(15)	(6,567)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE PREFERRED DIVIDEND	$(106,796)	$(215)		$(20,481)		$1,387		$(126,105)

Earnings/(loss) per common share from continuing operations
Basic	$(0.22)							$(0.20)

Diluted	$(0.22)							$(0.20)

Weighted average shares outstanding	487,244							632,904

Weighted average diluted shares outstanding	487,244							632,904

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements of USA.

USA INTERACTIVE
Unaudited Pro Forma Combined Condensed Statement of Operations
Year Ended December 31, 2002
(In thousands, except per share data)

	USA Historical	Expedia Historical(3)	Expedia Pro Forma Adjustments		VUE Pro Forma Adjustments		Holdco Exchange		Ticketmaster Merger		Expedia Merger		Hotels Merger		Pro Forma Combined
NET REVENUES:
HSN-US	$1,611,184	$—	$—		$—		$—		$—		$—		$—		$1,611,184
Ticketing	655,249	—	—		—		—		—		—		—		655,249
Match.com	125,239	—	—		—		—		—		—		—		125,239
Hotels.com	945,373	—	—		—		—		—		—		—		945,373
Expedia	553,702	35,487	—		—		—		—		—		—		589,189
Interval	38,730	—	—		—		—		—		—		—		38,730
PRC	295,239	—	—		—		—		—		—		—		295,239
Citysearch and related	30,768	—	—		—		—		—		—		—		30,768
International TV Shopping & other	337,128	—	—		—		—		—		—		—		337,128
USA Electronic Commerce Solutions LLC/Styleclick	39,199	—	—		—		—		—		—		—		39,199
Intersegment elimination	(10,587)	—	—		—		—		—		—		—		(10,587)

Total net revenues	4,621,224	35,487	—		—		—		—		—		—		4,656,711

Operating costs and expenses
Cost of sales	2,818,443	10,586	—		—		—		—		—		—		2,829,029
Other costs	1,263,456	15,723	—		—		—		—		—		—		1,279,179
Amortization of cable distribution fees	53,680	—	—		—		—		—		—		—		53,680
Amortization of non-cash compensation	15,899	930	—		—		—		7,106	(14)	207,163	(14)	29,392	(14)	260,490
Non-cash distribution and marketing expense	37,344	—	—		4,059	(9)	—		—		—		—		41,403
Depreciation and amortization	323,402	5,238	(791	)(4)	16,670	(5)	—		29,660	(6)	12,957	(7)	—		387,136
Goodwill impairment	22,247	—	—		—		—		—		—		—		22,247

Total operating costs and expenses	4,534,471	32,477	(791)		20,729		—		36,766		220,120		29,392		4,873,164

Operating income (loss)	86,753	3,010	791		(20,729)		—		(36,766)		(220,120)		(29,392)		(216,453)
Interest and other, net	(39,725)	324	—		34,335	(10)	—		—		—		—		(5,066)

Earnings (loss) before income taxes and minority interest	47,028	3,334	791		13,606		—		(36,766)		(220,120)		(29,392)		(221,519)
Income tax expense	(5,572)	(1,424)	(310	)(16)	(7,661	)(11)	—		14,421	(16)	86,342	(16)	11,529	(16)	97,325
Minority interest	(34,078)	—	(692	)(8)	(12,855	)(12)	(8,249	)(13)	5,911	(15)	27,313	(15)	23,503	(15)	853

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE PREFERRED DIVIDEND	$7,378	$1,910	$(211)		$(6,910)		$(8,249)		$(16,434)		$(106,465)		$5,640		$(123,341)

Earnings/(loss) per common share from continuing operations
Basic	$0.02														$(0.20)

Diluted	$0.00														$(0.20)

Weighted average shares outstanding	426,317														629,496

Weighted average diluted shares outstanding	450,745														629,496

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements of USA.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements of USA

1.
Represents the issuance of 94.1 million shares of USA common stock to Expedia security holders in the Expedia merger based on an exchange ratio of 1.93875 shares of USA common stock for each share of Expedia common stock. Also includes options to acquire 46.8 million shares of USA common stock and warrants to acquire 24.5 million shares of USA common stock, in each case based on an exchange ratio of 1.93875. The price used to value the securities is $26.47, which is the average of the closing prices of USA common stock on the two trading days prior to, the day of, and the two trading days following, the announcement of the Expedia merger. The amount recorded as deferred compensation in shareholders equity is the estimated impact of unvested stock options and warrants as of the merger date, at their fair value. The acquisition costs and resulting goodwill are as follows:

(In thousands)
USA common stock	$2,491,542
Fair value of options to acquire USA common stock	1,010,381
Fair value of warrants to acquire USA common stock	422,342
Less: Fair value of unvested options and warrants to acquire USA common stock recorded as deferred compensation	(475,254)

3,449,011
Add: Deferred income taxes	138,099
Less: Minority interest acquired	(229,211)

Excess of merger consideration over minority interest acquired, deferred income taxes, and deferred compensation	$3,357,899

  USA has used the independent valuation from the initial identification of intangibles other than goodwill prepared in connection with the Expedia transaction to estimate the intangible assets acquired in the Expedia merger. Additional intangible assets that have been identified include: trade name and trademarks, technology, hotel supplier relationships and distribution agreements. A portion of the excess Expedia merger consideration over minority interest acquired and deferred compensation has been preliminarily allocated to these intangible assets and the remainder is allocated to goodwill. Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets," provides that goodwill resulting from business combinations completed subsequent to June 30, 2001 will not be amortized, but instead will be required to be tested for impairment at least annually. Accordingly, the unaudited pro forma combined condensed statement of operations includes only amortization of those intangible assets with definite lives and no amortization of those intangible assets with indefinite lives or goodwill. Deferred taxes arising from differences between the book and tax basis assigned to intangible assets acquired in the merger have been recorded. This purchase accounting information is preliminary. To the extent that additional intangibles are identified, USA will record the amounts and their associated amortization based upon the percentage of Expedia acquired in the transaction. The final allocation of the acquisition cost could result in additional amortization expense and decreased operating income, net income and earnings per share in subsequent periods.

2.
Represents the issuance of 42.9 million shares of USA common stock to Hotels.com security holders in the Hotels merger based on an exchange ratio of 2.4 shares of USA common stock for each share of Hotels.com common stock. Also includes options to acquire 7.8 million shares of USA common stock and warrants to acquire 5.1 million shares of USA common stock, in each case based on an exchange ratio of 2.4. The price used to value the securities is $26.174, which is the average of the closing prices of USA common stock on the two trading days prior to, the day of, and the two trading days following, the announcement of the Hotels merger. The amount recorded as deferred compensation in shareholders equity is the estimated impact of unvested stock options and warrants as of the merger date, at their fair value. The acquisition costs and resulting goodwill are as follows:

(In thousands)
USA common stock	$1,124,016
Fair value of options to acquire USA common stock	129,110
Fair value of warrants to acquire USA common stock	4,778
Less: Fair value of unvested options and warrants to acquire USA common stock recorded as deferred compensation	(79,037)

1,178,867
Less: Minority interest acquired	(319,199)

Excess of merger consideration over minority interest acquired and deferred compensation preliminarily allocated to goodwill	$859,668

  The unallocated excess of acquisition costs over minority interest acquired and deferred compensation has been preliminarily allocated to goodwill. Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets," provides that goodwill resulting from business combinations completed subsequent to June 30, 2001 will not be amortized, but instead will be required to be tested for impairment at least annually. In order to complete its assessment, USA will obtain an independent valuation related to the identification of intangibles other than goodwill. Potential additional intangible assets that may be identified include trade names and trademarks, technology, customer contracts, distribution arrangements and commercial arrangements. Accordingly, the purchase accounting information is preliminary. To the extent that additional intangibles are identified, USA will record the amounts based upon the percentage of Hotels.com acquired in the transaction. As the unaudited pro forma combined condensed statement of operations includes no amortization of intangibles associated with the merger, the final allocation of the acquisition cost could result in additional amortization expense and decreased operating income, net income and earnings per share in subsequent periods.

3.
Represents the results of operations for Expedia based on historical information of Expedia. The historical results of operations for USA include Expedia's results for the period from February 4, 2002 to December 31, 2002.

4.
Represents difference in amortization of intangibles recorded in the historical results and the pro forma amount amortization of intangibles identified in the Expedia transaction completed on February 4, 2002. USA's aggregate purchase price was $1.5 billion, of which $350 million was allocated to intangible assets other than goodwill based upon the results of an independent valuation of the assets and liabilities acquired.

5.
Represents incremental amortization of intangibles identified in USA's acquisition of additional interest in HSN's assets and liabilities as a result of the VUE transaction that was completed on May 7, 2002. The aggregate fair value of the interest acquired was $2.2 billion, of which $488 million was allocated to intangible assets other than goodwill based upon the results of an independent valuation of the assets and liabilities acquired.

6.
Represents incremental amortization of intangibles preliminarily identified in USA's acquisition of the portion of Ticketmaster that they did not already own in the Ticketmaster merger that was completed on January 17, 2003. USA's aggregate purchase price was $900 million, of which

  $236 million was allocated to intangible assets other than goodwill based upon the preliminary results of an independent valuation of the assets and liabilities acquired.

7.
Represents incremental amortization of intangibles preliminarily identified in USA's acquisition of the portion of Expedia that they do not already own in the Expedia merger. USA's aggregate purchase price is $3.9 billion, of which $195 million is preliminarily allocated to intangible assets other than goodwill based upon the results of an independent valuation of the assets and liabilities acquired.

8.
Represents the minority interest in the historical results of operations of Expedia, based upon a 64.2% equity ownership by USA of Expedia.

9.
Represents adjustment for non-cash marketing related to advertising provided to Ticketmaster and its subsidiaries by USA Cable, which was contributed to VUE on May 7, 2002. As these transactions were among consolidated entities, the amount was eliminated in the consolidated historical results of USA.

10.
Reflects the cash dividends of $22 million payable quarterly with respect to USA's Class B preferred interest in VUE and the payable-in-kind dividends of $12 million due in cash at maturity (20 years following the consummation of the VUE transaction) with respect to USA's Class A preferred interest in VUE.

11.
Represents tax impact of pro forma adjustments described under notes 9 and 10 above.

12.
Represents the adjustment to minority interest related to the cancellation of approximately 320.9 million shares of USANi LLC, a subsidiary of USA, comprising all of the USANi LLC shares not then owned by USA and its subsidiaries. The cancellation of USANi LLC shares occurred on May 7, 2002 in conjunction with the VUE transaction. Prior to the VUE transaction, Vivendi owned approximately 47% and Liberty owned approximately 8% of USANi LLC.

13.
Represents the adjustment to minority interest related to Liberty's exchange of its shares of Home Shopping Network, Inc., or Holdco, not owned by USA. The Holdco shares were exchanged for approximately 31.6 million shares of USA common stock and approximately 1.6 million shares of USA Class B common stock. The exchange occurred on June 27, 2002. Prior to the transaction, Liberty owned 19.9% of Holdco.

14.
Represents estimated amortization of non-cash compensation related to the Ticketmaster, Expedia and Hotels mergers. The expense is based upon the estimated fair value of unvested stock options and warrants, amortized over their estimated remaining vesting period.

15.
Represents the adjustment to historical minority interest benefit/expense related to Ticketmaster, Expedia and Hotels.com.

16.
Represents the tax benefit/expense related to the incremental amortization of non-cash compensation and definite-lived intangible assets.

DESCRIPTION OF USA CAPITAL STOCK

        Set forth below is a description of USA's capital stock. The following statements are brief summaries of, and are subject to the provisions of, USA's certificate of incorporation and by-laws, the USA preferred stock certificate of designations, the USA warrant agreements and the relevant provisions of the Delaware General Corporation Law, or the DGCL.

        As of the date of this information statement/prospectus, the authorized capital stock of USA consists of 1,600,000,000 shares of USA common stock, par value $.01 per share, 400,000,000 shares of USA Class B common stock, par value $.01 per share, and 100,000,000 shares of preferred stock, par value $.01 per share, of which 13,125,000 shares have been designated Series A Cumulative Convertible Redeemable Preferred Stock (which we refer to in this document as USA preferred stock).

USA Common Stock and USA Class B Common Stock

        As of May 15, 2003, there were 457,515,258 shares of USA common stock outstanding and 64,629,996 shares of USA Class B common stock outstanding. Upon consummation of the merger, based on the number of shares of USA common stock and Hotels.com common stock outstanding as of May 15, 2003, there would be outstanding approximately 501,475,708 shares of USA common stock and 64,629,996 shares of USA Class B common stock.

        With respect to matters that may be submitted to a vote or for the consent of USA stockholders, including the election of directors, each holder of USA Class B common stock is entitled to ten votes for each share of USA Class B common stock held and will vote together with the holders of USA common stock and USA preferred stock as a single class, except as otherwise required by the DGCL. Each holder of USA preferred stock is entitled to two votes for each share of USA preferred stock held and each holder of USA common stock is entitled to one vote for each share of USA common stock held. Notwithstanding the foregoing, the holders of USA common stock, acting as a single class, are entitled to elect 25% of the total number of directors on the USA board of directors, and, in the event that 25% of the total number of directors results in a fraction of a director, then the holders of USA common stock, acting as a single class, are entitled to elect the next higher whole number of directors on the USA board of directors.

        Shares of USA Class B common stock are convertible into shares of USA common stock at the option of the holder of the shares at any time on a share-for-share basis. Such conversion ratio will in all events be equitably preserved in the event of any recapitalization of USA by means of a stock dividend on, or a stock split or combination of, outstanding USA common stock or USA Class B common stock, or in the event of any merger, consolidation or other reorganization of USA with another corporation. Upon the conversion of USA Class B common stock into shares of USA common stock, those shares of USA Class B common stock will be retired and will not be subject to reissue. Shares of USA common stock are not convertible into shares of USA Class B common stock.

        In all other respects, the USA common stock and the USA Class B common stock are identical. The holders of USA common stock and the holders of USA Class B common stock are entitled to receive, share-for-share, such dividends as may be declared by the USA board of directors out of funds legally available therefor. In the event of a liquidation, dissolution, distribution of assets or winding-up of USA, the holders of USA common stock and the holders of USA Class B common stock are entitled to share ratably in all the assets of USA available for distribution to its stockholders, after the rights of the holders of the USA preferred stock, if any, have been satisfied.

        In connection with the VUE transaction, USA, Vivendi, Universal, Liberty and Barry Diller entered into an amended and restated governance agreement, which, among other things, retained Liberty's preemptive right to maintain its percentage equity ownership in USA. This preemptive right generally provides that following issuances of USA common shares exceeding 1% of the total outstanding USA common shares, Liberty may elect to purchase a number of USA common shares so that its percentage equity interest in USA after such issuances will be the same as before such issuances. In connection with the merger, Liberty has the right to, and on May 13, 2003, exercised its right to, maintain its percentage equity interest in USA following the merger. On May 13, 2003, Liberty also exercised its preemptive right with respect to the proposed Expedia merger. As a result of such exercises, USA expects to issue to Liberty 33,813,169 shares of USA common stock at purchase prices that were based primarily on the prices of USA common stock around the time of signing of the merger agreement and the Expedia merger agreement.

        The USA certificate of incorporation provides that there can be no stock dividends or stock splits or combinations of stock declared or made on USA common stock or USA Class B common stock unless the shares of USA common stock and USA Class B common stock then outstanding are treated equally and identically.

        The shares of USA common stock to be issued in connection with the merger will be validly issued, fully paid and non-assessable.

  USA Dividend Policy

        USA has paid no cash dividends on its common stock to date and does not anticipate paying cash dividends on its common stock in the immediate future.

USA Preferred Stock

        USA may issue shares of preferred stock from time to time in one or more series. The USA board of directors has authority, by resolution, to designate the powers, preferences, rights and qualifications and restrictions of preferred stock of USA.

  Series A Cumulative Convertible Preferred Stock

        General.    In connection with the USA acquisition of control of Expedia on February 4, 2002, USA issued 13,118,369 shares of USA preferred stock, each having a $50.00 face value and a term of 20 years, of which 13,118,182 are currently outstanding.

        Voting Rights.    Holders of USA preferred stock are entitled to two votes for each share of USA preferred stock held on all matters presented to such stockholders. Except as otherwise required by Delaware law, or any special voting rights of USA preferred stock as described in this document, the holders of USA common stock, USA Class B common stock and USA preferred stock entitled to vote with the common stockholders will vote together as one class. No separate class vote of USA preferred stock will be required for the approval of any matter except as required by Delaware law.

        Dividends.    Each share of USA preferred stock is entitled to receive dividends equal to the sum of (1) 1.99% of the face value per year, payable quarterly in cash or USA common stock, at USA's option, plus (2) the excess, if any, of the aggregate value of any dividends paid on the USA common stock underlying the USA preferred stock over the amount described in (1). If USA elects to pay the dividends in USA common stock, the price will be based on the 10-day trailing average price of USA common stock prior to the payment date. No other preferred stock of USA will rank senior to USA preferred stock with respect to payment of dividends.

        Conversion Rights.    Each share of USA preferred stock is convertible, at the option of the holder, into that number of shares of USA common stock equal to the quotient obtained by dividing $50.00 by the conversion price per share of USA common stock. The initial conversion price is equal to $33.75 per share of USA common stock. The conversion price will be adjusted downward if the share price of USA common stock exceeds $35.10 at the time of conversion pursuant to the following formula:

$50 X (USA) (USA X 1.4815) + (0.4792 X (USA - 35.10))

where USA = 10-day average price of USA common stock for the 10 days prior to the payment date.

        The certificate of designations for shares of USA preferred stock also includes an anti-dilution adjustment provision so that the number of shares of USA common stock to be received upon conversion of a share of USA preferred stock is adjusted from time to time in the event of any stock split, stock consolidation, combination or subdivision, stock dividend or other distribution and any repurchase, reclassification, recapitalization or reorganization of USA.

        Redemption by USA.    Commencing on February 4, 2012, the tenth anniversary of the effective time of the USA acquisition of control of Expedia, USA will have the right from time to time to redeem at least 25% of the original aggregate face value and up to 100% of the original aggregate face value of the outstanding USA preferred stock at a redemption price per share of USA preferred stock equal to face value plus any accrued and unpaid dividends. Any payment by USA pursuant to a redemption by USA may be made in cash or USA common stock, at the option of USA.

        Redemption by the Holder of USA Preferred Stock.    During the 20 business day period preceding each of the fifth, seventh, tenth and fifteenth anniversaries of February 4, 2002, a holder of USA preferred stock will have the right to require USA to purchase all or a portion of the shares of USA preferred stock held by such holder for face value plus any accrued and unpaid dividends. Any payment by USA pursuant to a redemption by the holder of USA preferred stock may be made in cash or USA common stock, at the option of USA.

        Liquidation Rights.    In the event of a voluntary or involuntary liquidation, dissolution or winding up of USA, holders of USA preferred stock will be entitled to receive in preference to any holder of USA common shares an amount per share equal to all accrued and unpaid dividends plus the greater of (a) face value, or (b) the liquidating distribution that would be received had such holder converted the USA preferred stock into USA common stock immediately prior to the liquidation, dissolution or winding up of USA. No other preferred stock of USA will rank senior to USA preferred stock with respect to payment upon liquidation.

        Reservation of Shares of USA Common Stock.    USA will keep in reserve at all times during the term of the USA preferred stock sufficient authorized but unissued shares of USA common stock for issuance in the event of exercises by the holders of USA preferred stock.

        Registration of Shares under the Securities Act.    The USA preferred stock and any USA common stock issued upon conversion of the USA preferred stock have been registered under the Securities Act.

        Public Market.    Shares of USA preferred stock are traded in the over the counter market under the ticker symbol "USAIP.OB."

Anti-Takeover Provisions in USA's Bylaws

        USA's bylaws contain provisions that could delay or make more difficult the acquisition of USA by means of a hostile tender offer, open market purchases, a proxy contest or otherwise. We also refer you to "Risk Factors" for information on other factors which could impact a change of control. In addition, USA's bylaws provide that, subject to the rights of holders of preferred stock, only USA's chairman of the board of directors or a majority of USA's board of directors may call a special meeting of stockholders.

Effect of Delaware Anti-Takeover Statute

        USA is subject to Section 203 of the DGCL, which regulates corporate acquisitions. Section 203 generally prevents corporations from engaging in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless that business combination has been approved in one of a number of specific ways. For purposes of Section 203, a "business combination" includes, among other things, a merger or consolidation involving USA and the interested stockholder and a sale of more than 10% of USA's assets. In general, the anti-takeover law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of a company's outstanding voting stock and any entity or person affiliated with or controlling or controlled by that entity or person. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of a corporation's outstanding voting shares. USA has not "opted out" of the provisions of Section 203.

Action by Written Consent

        Under the DGCL, unless a company's certificate of incorporation expressly prohibits action by the written consent of stockholders, any action required or permitted to be taken by its stockholders at a duly called annual or special meeting may be taken by a consent in writing executed by stockholders possessing the requisite votes for the action to be taken. USA's certificate of incorporation does not expressly prohibit action by the written consent of stockholders. As a result, Mr. Diller, who as of the date of this information statement/prospectus controlled (through companies owned by Liberty and Mr. Diller, his own holdings and pursuant to the Stockholders Agreement) a majority of the outstanding total voting power of USA, will be able to take any action to be taken by stockholders (other than with respect to the election by the holders of shares of USA common stock of 25% of the members of USA's board of directors and certain matters as to which a separate class vote of the holders of shares of USA common stock, USA Class B common stock or USA preferred stock is required) without the necessity of holding a stockholders meeting.

Transfer Agent

        The transfer agent for the shares of USA common stock is The Bank of New York.

COMPARISON OF STOCKHOLDER RIGHTS

        USA and Hotels.com are incorporated under the laws of the State of Delaware. If the merger is completed, Hotels.com stockholders, whose rights are currently governed by the DGCL, the restated certificate of incorporation of Hotels.com, and the restated bylaws of Hotels.com, will become stockholders of USA, and their rights as such will be governed by the DGCL, the restated certificate of incorporation of USA, and the amended and restated bylaws of USA. The material differences between the rights of holders of Hotels.com common stock and the rights of holders of USA common stock, resulting from the differences in their governing documents, are summarized below.

        The following summary does not purport to be a complete statement of the rights of holders of USA common stock under applicable Delaware law, the restated certificate of incorporation of USA and the amended and restated bylaws of USA or the rights of the holders of Hotels.com common stock under applicable Delaware law, the restated certificate of incorporation of Hotels.com and the restated bylaws of Hotels.com, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the DGCL and the governing corporate instruments of USA and Hotels.com. We urge you to read those documents carefully in their entirety. Copies of the applicable governing corporate instruments of USA (as well as the Stockholders Agreement and the Governance Agreement) and Hotels.com are available, without charge, to any person, including any beneficial owner to whom this information statement/prospectus is delivered, by following the instructions listed under "Where You Can Find More Information."

Summary of Material Differences Between the Rights of
Hotels.com Stockholders and USA Stockholders

	Hotels.com Stockholder Rights	USA Stockholder Rights
Authorized Capital Stock:	770,000,000 shares of capital stock, consisting of (1) 600,000,000 shares of Hotels.com Class A common stock, par value $0.01 per share, (2) 150,000,000 shares of Hotels.com Class B common stock, par value $0.01 per share, and (3) 20,000,000 shares of Hotels.com preferred stock, par value $0.01 per share.	2,100,000,000 shares of capital stock, consisting of (1) 1,600,000,000 shares of USA common stock, par value $0.01 per share, (2) 400,000,000 shares of USA Class B common stock, par value $0.01 per share, and (3) 100,000,000 shares of USA preferred stock, par value $0.01 per share.

	As of May 15, 2003, there were issued and outstanding 18,316,854 shares of Hotels.com Class A common stock, 38,999,100 shares of Hotels.com Class B common stock, and no shares of Hotels.com preferred stock.	As of May 15, 2003, there were issued and outstanding 457,515,258 shares of USA common stock, 64,629,996 shares of USA Class B common stock, and 13,118,182 shares of USA preferred stock.

Voting Power of Common Stock:
Each share of Hotels.com Class A common stock is entitled to one vote per share. Each share of Hotels.com Class B common stock is entitled to 15 votes, generally voting together with the Hotels.com common stock on all matters submitted for the vote or consent of Hotels.com stockholders, except in cases where the DGCL provides for a separate class vote. Based on the number of shares of Hotels.com Class B common stock outstanding as of the date of this information statement/prospectus, the holders of outstanding shares of Hotels.com Class B common stock control the vote of any matter submitted to Hotels.com stockholders voting together as a single class.
Each share of common stock is entitled to one vote per share. Each share of USA Class B common stock is entitled to ten votes per share and each share of USA preferred stock is entitled to two votes per share, in each case, generally voting together with the USA common stock on all matters submitted for the vote or consent of USA stockholders, except in cases where the DGCL provides for a separate class vote and except for the election of 25% of the USA board of directors, which is elected by the holders of USA common stock. See "—Board of Directors." Based on the number of shares of USA Class B common stock outstanding as of the date of this information statement/prospectus, the holders of USA Class B common stock control the vote of any matter submitted to USA stockholders voting together as a single class.
Board of Directors:
The Hotels.com by-laws provide that the number of directors may be up to 12 and shall be fixed from time to time pursuant to an amendment to the bylaws adopted by the board of directors or by the stockholders or by amendment to the articles. Currently the Hotels.com board of directors consists of 11 members.
The USA by-laws provide that the USA board of directors shall determine the number of directors by resolution. Currently, the number of directors is 13. The USA charter provides that the holders of USA common stock, acting as a single class, elect 25% of the total number of directors, with the remaining directors elected by the holders of USA common stock, USA Class B common stock and USA preferred stock, voting together as a single class.
Removal of Directors:
Under the DGCL, the affirmative vote of a majority of the shares entitled to vote for the election of directors is required to remove directors, with or without cause, subject to exceptions that do not apply to Hotels.com. The Hotels.com bylaws provide that any director may be removed by the vote or written consent of a majority of the voting power of the shares issued and outstanding.
Under the DGCL, the affirmative vote of a majority of the shares entitled to vote for the election of directors is required to remove directors, with or without cause, subject to exceptions that do not apply to USA. The USA bylaws provide that any director may be removed by the vote of a majority of the voting power of the shares of stock issued and outstanding of the class that elected the director.

Filling Vacancies of the Board of Directors:
The DGCL provides that, unless the charter or bylaws provide otherwise, vacancies and newly created directorships may be filled by the affirmative vote of a majority of the directors then in office or a sole remaining director, even though less than a quorum. The Hotels.com bylaws provide that vacancies should be filled in accordance with the DGCL.
The DGCL provides that, unless the charter or bylaws provide otherwise, vacancies and newly created directorships may be filled by the affirmative vote of a majority of the directors then in office or a sole remaining director, even though less than a quorum. USA's bylaws also permit holders of a majority of USA's voting power to fill vacancies.
Amendment of Certificate of Incorporation:
The DGCL generally provides that charter amendments require the affirmative vote of a majority of the outstanding shares entitled to vote and, in certain circumstances, a separate class vote. It also provides that a charter may provide for a greater vote than would otherwise be required by the DGCL. Hotels.com's certificate of incorporation does not provide for a greater requirement.
The USA charter includes a supermajority (80%) vote of each of the board of directors and the voting power of the stockholders voting as a single class to amend or repeal the requirement that the Chief Executive Officer may only be removed without cause by the affirmative vote of at least 80% of the entire board of directors.
Conduct of Certain Affairs of Hotels.com:
	Hotels.com's certificate of incorporation contains provisions governing the relationship between Hotels.com and USA regarding, among other things, the ability of USA and its affiliates to engage in competing activities and the ability of USA and its affiliates to take advantage of certain business opportunities without concern for claims of interest or expectancy by Hotels.com.	USA has no comparable provision.

WHERE YOU CAN FIND MORE INFORMATION

        USA and Hotels.com file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that USA and Hotels.com file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room.

        USA's and Hotels.com's SEC filings are also available to the public from commercial retrieval services and at the website maintained by the SEC at www.sec.gov. Information contained on USA's and Hotels.com's website is not part of this information statement/prospectus.

        USA filed a registration statement on Form S-4 to register with the SEC the USA common stock USA will issue in the merger. This information statement/prospectus is a part of that registration statement. This information statement/prospectus also constitutes a prospectus of USA, as well as being an information statement of Hotels.com. The SEC allows us to "incorporate by reference" information into this information statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this information statement/prospectus, except for any information superseded by information contained directly in this information statement/prospectus or in a later filed document incorporated by reference in this information statement/prospectus. This information statement/prospectus incorporates by reference the documents set forth below that USA, Hotels.com and Expedia have previously filed with the SEC. These documents contain important information about USA and Hotels.com, as well as other information required to be disclosed or incorporated by reference into this information statement/prospectus. You may obtain copies of the Form S-4 (and any amendments to the Form S-4), as well as the documents incorporated by reference into this information statement/prospectus, in the manner described above.

USA SEC Filings	Period
Annual Report on Form 10-K	Year ended December 31, 2002, filed on March 31, 2003.
Quarterly Report on Form 10-Q	Filed on May 15, 2003.
Definitive Proxy Statements	Filed on March 25, 2002 and April 30, 2003.
Current Reports on Form 8-K	Filed on January 21, 2003, February 7, 2003 (other than information furnished under Regulation FD), February 12, 2003, February 26, 2003 (other than information furnished under Regulation FD), March 19, 2003, March 25, 2003, March 26, 2003, April 9, 2003, April 10, 2003, April 15, 2003, May 2, 2003 (other than information furnished under Regulation FD) and May 5, 2003, respectively.
Hotels.com SEC Filings	Period
Annual Report on Form 10-K	Year ended December 31, 2002, filed on March 27, 2003, and amended annual report on Form 10-K/A filed on April 30, 2003.
Quarterly Report on Form 10-Q	Filed on May 15, 2003.
Definitive Proxy Statement	Filed on April 25, 2002.
Current Reports on Form 8-K	Filed on January 6, 2003 (other than information furnished under Regulation FD), February 5, 2003 (other than information furnished under Regulation FD), April 10, 2003 and May 1, 2003 (other than information furnished under Regulation FD), respectively.

Expedia, Inc. SEC Filings	Period
Section entitled "Certain Relationships and Related Party Transactions" contained in Annual Report on Form 10-K	Year ended December 31, 2002, filed on March 31, 2003 and amended annual report on Form 10-K/A filed on April 30, 2003.

        All documents filed by USA and Hotels.com pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC from the date of this information statement/prospectus through the completion of the merger (or, if earlier, the date on which the merger agreement is terminated) are also deemed to be incorporated by reference into this information statement/prospectus. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy and information statements.

        USA has supplied all information contained or incorporated by reference into this information statement/prospectus relating to USA and Hermitage Merger Corp., and Hotels.com has supplied all information contained in or incorporated by reference into this information statement/prospectus relating to Hotels.com.

        Documents incorporated by reference into this information statement/prospectus are available from USA and Hotels.com without charge upon written or oral request at the addresses provided below. Exhibits to documents incorporated by reference into this information statement/prospectus will only be furnished if they are specifically incorporated by reference into this document. If you request any incorporated documents from USA or from Hotels.com, they will be mailed to you by first class mail, or another equally prompt means, within one business day after the date your request is received. You may obtain documents incorporated by reference into this information statement/prospectus by requesting them in writing or by telephone from Mackenzie Partners, Inc., the information agent for the merger, or the appropriate company at the following addresses and phone numbers:

USA Interactive 152 West 57th Street New York, New York 10019 (212) 314-7300 Attention: Corporate Secretary	Hotels.com 10440 North Central Expressway, Suite 400 Dallas, Texas 75231 (214) 361-7311 Attention: Corporate Secretary

or

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (collect)
(800) 322-2885 (toll-free)

        Only one copy of this information statement/prospectus is being delivered to multiple Hotels.com stockholders sharing an address unless Hotels.com has received contrary instructions from one or more of the stockholders. Upon written or oral request, Hotels.com will promptly deliver a separate copy of this information statement/prospectus statement to a Hotels.com stockholder at a shared address to which a single copy of this information statement/prospectus has been delivered. Hotels.com stockholders at a shared address who would like to receive a separate copy of this information statement/prospectus, or a separate copy of future USA proxy statements or annual reports following completion of the merger, should contact Hotels.com or MacKenzie Partners, Inc. at the telephone numbers or mailing addresses provided above. In the event that you are receiving multiple copies of annual reports or proxy statements at an address to which you would like to receive a single copy, multiple Hotels.com stockholders sharing an address may also contact Hotels.com or MacKenzie Partners, Inc. at the above listed telephone numbers or mailing addresses to receive a single copy of annual reports and proxy statements in the future.

LEGAL MATTERS

        The validity of the USA common stock being offered by this information statement/prospectus will be passed upon for USA by Wachtell, Lipton, Rosen & Katz of New York, New York. It is a condition to the consummation of the merger that USA receive an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to USA, and that Hotels.com receive an opinion from Akin Gump Strauss Hauer & Feld LLP, special counsel to the special committee, each to the effect that, among other things, the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. See "The Merger Agreement—Conditions to the Merger" and "The Merger—Material United States Federal Income Tax Consequences."

EXPERTS

        The consolidated financial statements and the related financial statement schedule of USA Interactive at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, incorporated into this information statement/prospectus by reference to USA's Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report, which is incorporated herein by reference, and has been incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Hotels.com at December 31, 2002, and 2001 and for each of the three years in the period ended December 31, 2002, incorporated into this information statement/prospectus by reference to Hotels.com Annual Report, as amended, on Form 10-K/A for the year ended December 31, 2002, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report, which is incorporated herein by reference, and has been incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

MISCELLANEOUS

        No person has been authorized to give any information or make any representation on behalf of USA or Hotels.com not contained in this information statement/prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. The information contained in this information statement/prospectus is accurate only as of the date of this information statement/prospectus and, with respect to material incorporated into this document by reference, the dates of such referenced material.

        If you live in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
USA INTERACTIVE
HERMITAGE MERGER CORP.
AND
HOTELS.COM
AS OF APRIL 9, 2003

INDEX OF DEFINED TERMS

Term	Section
"Agreement"	Preamble
"Approved Matter"	Section 3.1
"Business Day"	Section 1.3
"Certificate of Merger"	Section 1.2
"Certificates"	Section 2.2	(b)
"Closing"	Section 1.3
"Closing Date"	Section 1.3
"Code"	Recitals
"Common Shares Trust"	Section 2.2	(e)(iii)
"Company"	Preamble
"Company Banker"	Section 3.8
"Company Benefit Plans"	Section 3.10	(a)
"Company Class B Common Stock"	Section 2.1	(a)
"Company Common Stock"	Section 2.1	(a)
"Company Disclosure Letter"	Section 3.2
"Company Material Adverse Effect"	Section 3.1
"Company Option"	Section 2.3	(a)
"Company Preferred Stock"	Section 3.2
"Company SEC Reports"	Section 3.6	(a)
"Company Significant Subsidiaries"	Section 3.1
"Company Stock-Based Award"	Section 2.3	(b)
"Company Warrant"	Section 2.4
"Constituent Corporations"	Section 1.1
"Covered Persons"	Section 5.10	(c)
"Delaware Statute"	Recitals
"D&O Insurance"	Section 5.10	(c)
"Effective Time"	Section 1.2
"ERISA"	Section 3.10	(a)
"ERISA Plan"	Section 3.10	(a)
"Excess Shares"	Section 2.2	(e)(ii)
"Exchange Act"	Section 3.4	(b)
"Exchange Agent"	Section 2.2	(a)
"Exchange Fund"	Section 2.2	(a)
"Exchange Ratio"	Section 2.1	(c)
"GAAP"	Section 3.6	(b)
"Governmental Entity"	Section 3.4	(b)
"Information Statement/Prospectus"	Section 5.4
"Merger"	Recitals
"Merger Consideration"	Section 2.1	(c)
"Multiemployer Plan"	Section 3.10	(a)
"NASD"	Section 2.2	(e)(iii)
"Other Filings"	Section 5.4
"Parent"	Preamble
"Parent Banker"	Section 4.8
"Parent Class B Common Stock"	Section 4.2
"Parent Common Stock"	Section 2.1	(c)
"Parent Disclosure Letter"	Section 4.2

Term	Section
"Parent Material Adverse Effect"	Section 4.1
"Parent Preferred Stock"	Section 4.2
"Parent Proxy Statement"	Section 4.2
"Parent SEC Reports"	Section 4.6	(a)
"Parent Significant Subsidiaries"	Section 4.1
"Parent Stock-Based Award"	Section 2.3	(b)
"Parent Warrant"	Section 2.4
"S-4"	Section 3.7
"SEC"	Section 3.1
"Securities Act"	Section 3.6	(a)
"Special Committee"	Recitals
"Stock Plans"	Section 2.3	(a)
"Sub"	Preamble
"Sub Common Stock"	Section 2.1	(a)
"subsidiary"	Section 8.7
"Surviving Corporation"	Section 1.1
"Surviving Corporation Common Stock"	Section 2.1	(a)
"Transactions"	Sections 3.3	(a)

        AGREEMENT AND PLAN OF MERGER, dated as of April 9, 2003 (this "Agreement"), by and among USA INTERACTIVE, a Delaware corporation ("Parent"), HERMITAGE MERGER CORP., a Delaware corporation and direct wholly owned subsidiary of Parent ("Sub"), and HOTELS.COM, a Delaware corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, the Boards of Directors of Parent, Sub, and the Company deem it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company enter into a business combination pursuant to which Parent would acquire the issued and outstanding shares of the Company that it does not already own;

        WHEREAS, to effect such business combination, upon the terms and subject to the conditions set forth herein and the General Corporation Law of the State of Delaware (the "Delaware Statute"), Sub will merge with and into the Company with the Company continuing as the surviving corporation (the "Merger");

        WHEREAS, upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent;

        WHEREAS, simultaneously with the execution hereof, Parent has entered into an amendment to that certain Amended and Restated Asset Purchase Agreement by and among the Company, Parent, TMF, Inc., HRN Marketing Corp., David Litman and Robert Diener, providing for the transfer restrictions on the shares of Company Common Stock beneficially owned by them to continue with respect to shares of Parent Common Stock received in respect of their shares of restricted Company Common Stock;

        WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the transactions contemplated thereby shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, the Board of Directors of the Company has established a Special Committee thereof (the "Special Committee") and has delegated to the Special Committee the authority to, among other things, negotiate the terms and conditions of this Agreement, retain separate outside legal counsel and a separate financial advisor and recommend to the full Board of Directors of the Company whether the Board of Directors of the Company should approve and declare the advisability of this Agreement; and

        WHEREAS, the Special Committee, after having consulted with its legal and financial advisors, has determined that the Merger is fair to, and in the best interests of, the holders of Company Common Stock (as defined herein) other than Parent and its subsidiaries, and has recommended to the full Board of Directors of the Company that the Board of Directors of the Company approve and declare the advisability of this Agreement, and a majority of the directors of the Company has approved and declared the advisability of this Agreement;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

        Section 1.1.    The Merger.    Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Statute, at the Effective Time, Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the

"Surviving Corporation") and the separate corporate existence of Sub shall cease. Sub and the Company are collectively referred to as the "Constituent Corporations."

        Section 1.2.    Effective Time of the Merger.    Subject to the provisions of this Agreement, the Merger shall become effective (the "Effective Time") upon the filing of a properly executed certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the Delaware Statute, or at such later time as agreed to by the parties and set forth in the Certificate of Merger.

        Section 1.3.    Closing.    Unless this Agreement shall have been terminated pursuant to Section 7.1, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date (the "Closing Date") to be mutually agreed upon by the parties hereto, which date shall be no later than the third Business Day after satisfaction of the latest to occur of the conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing), unless another date is agreed to in writing by the parties hereto. The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another place is agreed to in writing by the parties hereto. "Business Day" shall mean any day, other than a Saturday, Sunday or legal holiday on which banks are permitted to close in the City and State of New York.

        Section 1.4.    Effects of the Merger.    At the Effective Time: (a) the separate existence of Sub shall cease and Sub shall be merged with and into the Company, with the result that the Company shall be the Surviving Corporation, and (b) the Merger shall have all of the effects provided by the Delaware Statute.

        Section 1.5.    Certificate of Incorporation and Bylaws of Surviving Corporation; Directors and Officers.    At the Effective Time, (a) the Certificate of Incorporation of the Company shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and, as so amended, until thereafter and further amended as provided therein and under the Delaware Statute it shall be the Certificate of Incorporation of the Surviving Corporation, (b) the Bylaws of Sub shall become the Bylaws of the Surviving Corporation until altered, amended or repealed as provided under the Delaware Statute or in the Certificate of Incorporation or Bylaws of the Surviving Corporation, (c) the directors of Sub shall become the initial directors of the Surviving Corporation, such directors to hold office from the Effective Time until their respective successors are duly elected or appointed as provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, and (d) the officers of the Company shall continue as the officers of the Surviving Corporation until such time as their respective successors are duly elected as provided in the Bylaws of the Surviving Corporation.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

        Section 2.1. Effect of Merger on Capital Stock.    At the Effective Time, subject and pursuant to the terms of this Agreement, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holders of any shares of capital stock of the Constituent Corporations:

          (a)    Capital Stock of Sub.    Each issued and outstanding share of common stock, $0.01 par value per share, of Sub ("Sub Common Stock") shall be converted into and exchanged for a one share of common stock, $0.01 par value per share, of the Surviving Corporation ("Surviving Corporation Common Stock") with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          (b)    Treatment of Certain Company Shares.    Each share of Class A common stock of the Company, par value $0.01 per share ("Company Common Stock") that is owned by the Company as treasury stock or by Parent, and each share of Class B common stock, par value $0.01 per share of the Company ("Company Class B Common Stock"), shall be cancelled and retired and shall cease to exist.

          (c)    Exchange Ratio for Company Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock subject to Section 2.1(b)) shall, subject to Section 2.1(d), be converted into the right to receive 2.4 (the "Exchange Ratio") fully paid and nonassessable shares of common stock, $0.01 par value per share, of Parent ("Parent Common Stock") (the "Merger Consideration"). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding, and shall automatically be cancelled and retired and cease to exist, and each holder of a certificate representing any such shares of Company Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest. No fractional shares of Parent Common Stock shall be issued; and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e).

          (d)    Adjustment of Exchange Ratio for Dilution and Other Matters.    If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, reorganization, split-up, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, Parent Common Stock or Company Common Stock), stock combination, exchange of shares, readjustment or otherwise, as the case may be, or either Parent or the Company declares any other dividend or distribution with respect to Parent Common Stock or Company Common Stock, respectively, with a record date occurring prior to the Effective Time, then the Exchange Ratio and the Merger Consideration shall, without duplication, be correspondingly adjusted.

        Section 2.2.    Exchange of Certificates.

        (a)    Exchange Agent.    Prior to the Closing Date, Parent shall select the Bank of New York or another bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the "Exchange Agent"). Prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, the "Exchange Fund") issuable pursuant to Section 2.1(c) at the Effective Time in exchange for outstanding shares of Company Common Stock, which shall include such shares of Parent Common Stock to be sold by the Exchange Agent pursuant to Section 2.2(e).

        (b)    Exchange Procedures.    As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (other than the Company, Parent, Sub and any wholly owned subsidiary of the Company) of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (collectively, the "Certificates") whose shares were converted into the right to receive Parent Common Stock pursuant to Section 2.1(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article 2 and any cash in lieu of fractional shares of Parent Common Stock, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered on the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock may be issued and paid to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Article 2 and the Delaware Statute. The consideration to be issued in the Merger will be delivered by the Exchange Agent as promptly as practicable following surrender of a Certificate and any other required documents. No interest will be payable on such consideration, regardless of any delay in making payments.

        (c)    Distributions with Respect to Unsurrendered Certificates.    No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect, if any, of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor or such holder's transferee pursuant to Section 2.2(e), without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions on Parent Common Stock with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions on Parent Common Stock with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

        (d)    No Further Ownership Rights in Company Common Stock.    All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms of this Article 2 (plus any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to the shares of Company Common Stock that are outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 2.

        (e)    No Issuance of Fractional Shares.

          (i)    No certificates or scrip for fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

          (ii)   As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.2(a) over (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 2.2(b) (such excess, the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of Company Common Stock, shall sell the Excess Shares at then prevailing prices in the over-the-counter market, all in the manner provided in clause (iii) of this Section 2.2(e).

          (iii)  The sale of the Excess Shares by the Exchange Agent shall be executed in the over-the-counter market through one or more member firms of the National Association of Securities Dealers, Inc. (the "NASD") and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Common Stock (the "Common Shares Trust"). Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled and the denominator of which is the Excess Shares.

          (iv)  As soon as practicable after the determination of the amount of cash, if any, to be paid to the holders of Company Common Stock in lieu of any fractional share interests and subject to clause (v) of this Section 2.2(e), the Exchange Agent shall make available such amounts to such holders of Company Common Stock.

          (v)   Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

        (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund and Common Shares Trust that remains undistributed to the stockholders of the Company for 12 months after the Effective Time shall be delivered to Parent, upon demand, and any former stockholders of the Company that have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

        (g)    No Liability.    To the fullest extent permitted by law, neither the Exchange Agent, Parent, Sub nor the Company shall be liable to any holder of shares of Company Common Stock or Parent Common Stock, as the case may be, for shares (or dividends or distributions with respect thereto) from the Exchange Fund or cash from the Common Shares Trust delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Subject to applicable law and public policy, if any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, then any Merger Consideration payable in respect of such Certificate shall, to the extent permitted by applicable law and public policy, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

        (h)    Lost, Stolen or Destroyed Certificates.    In the event any Certificates shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificates shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificates shall also deliver a reasonable indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed. The affidavit and any indemnity that may be required hereunder shall be delivered to the Exchange Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificate(s).

        Section 2.3.    Stock Compensation Awards.

        (a)   Each option to purchase shares of Company Common Stock (a "Company Option") granted under the employee and director stock plans of the Company (the "Stock Plans"), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into an option to purchase shares of Parent Common Stock (a "Parent Option") on the same terms and conditions as were applicable under such Company Option. The number of shares of Parent Common Stock subject to each such Parent Option shall be the number of shares of Company Common Stock subject to each such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Parent Common Stock, and such Parent Option shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in such Company Option divided by the Exchange Ratio; provided, however, that, in the case of any Company Option to which Section 421 of the Code applies immediately prior to the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

        (b)   At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under the Stock Plans (including restricted stock, restricted stock units, deferred stock units and dividend equivalents), other than Company Options (each, a "Company Stock-Based Award"), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Company Common Stock and shall be converted, at the Effective Time, into a right or award with respect to Parent Common Stock (a "Parent Stock-Based Award"), on the same terms and conditions as were applicable under the Company Stock-Based Awards. The number of shares of Parent Common Stock subject to each such Parent Stock-Based Award shall be equal to the number of shares of Company Common Stock subject to the Company Stock-Based Award, multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Parent Common Stock. All dividend equivalents credited to the account of each holder of a Company Stock-Based Award as of the Effective Time shall remain credited to such holder's account immediately following the Effective Time, subject to adjustment in accordance with the foregoing.

        (c)   As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Options and Company Stock-Based Awards appropriate notices setting forth such holders' rights pursuant to the respective Stock Plans and agreements evidencing the grants of such Company Options and the Company Stock-Based Awards, and stating that such Company Options and Company Stock-Based Awards and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger and the terms of the Stock Plans).

        (d)   Prior to the Effective Time, the Company shall take all necessary action for the adjustment of the Company Options and the Company Stock-Based Awards under this Section 2.3. Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Options and Parent Stock-Based Awards as a result of the actions contemplated by this Section 2.3. As soon as practicable following the Effective Time (and in any event not later than two Business Days following the Effective Time), Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Parent Common Stock subject to such Parent Options and Parent Stock-Based Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options or Parent Stock-Based Awards remain outstanding.

        Section 2.4.    Company Warrants.    Each warrant to purchase shares of Company Common Stock (a "Company Warrant") granted under a warrant agreement of the Company that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to purchase shares of Company Common Stock and shall at the election of Parent and at the Effective Time, either represent a right to purchase shares of Parent Common Stock or be converted into a warrant to purchase shares of Parent Common Stock (a "Parent Warrant"), in each case on substantially the same terms and conditions as were applicable under such Company Warrant. The number of shares of Parent Common Stock subject to each such Company Warrant or Parent Warrant, as the case may be, shall be the number of shares of Company Common Stock subject to each such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Parent Common Stock, and such Company Warrant or Parent Warrant, as the case may be shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in such Company Warrant divided by the Exchange Ratio. Notwithstanding the foregoing, any adjustment to the number of shares receivable upon exercise of a Parent Warrant or a Company Warrant or to the exercise price pursuant to this Section 2.4 shall not be duplicative of any such adjustments that occur pursuant to the terms of the underlying Company Warrant.

        Section 2.5.    Further Assurances.    If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement, or to vest, perfect or confirm of record or otherwise establish in the Surviving Corporation full right, title and interest in, to or under any of the assets, property, rights, privileges, powers and franchises of the Company and Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of each of the Constituent Corporations or otherwise to take all such lawful and reasonably necessary or desirable action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub as follows:

        Section 3.1.    Organization and Qualification.    Each of the Company and its "Significant Subsidiaries" (as defined in Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC") and which are referred to herein as the "Company Significant Subsidiaries") is a corporation or other entity duly incorporated or organized, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and the Company Significant Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its subsidiaries is, as applicable, duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Company Material Adverse Effect. "Company Material Adverse Effect" shall mean any change, event or effect that is materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, excluding (i) any changes or effects resulting from any matter, which matter has been or is expressly approved by the Board of Directors of the Company unless, with respect to such matter, the directors of the Company who are also executive officers of Parent either voted against or abstained from voting (such matter and related contemplated transactions, an "Approved Matter"), (ii) changes in economic or regulatory conditions in the industries in which the Company carries on business as of the date hereof, and changes in general economic, regulatory or political conditions, including, without limitation, acts of war or terrorism, and (iii) changes resulting from the announcement of the Transactions and any other public announcement of Parent during the term of this Agreement to the extent not covered in any other public announcement of the Company during the term of this Agreement or based upon information provided to Parent by the Company. Other than wholly owned subsidiaries and except as disclosed in the Company SEC Reports or Section 3.1 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business, association or entity.

        Section 3.2.    Capitalization.    The authorized capital stock of the Company consists solely of 600,000,000 shares of Company Common Stock, 150,000,000 shares of Company Class B Common Stock, and 20,000,000 shares of preferred stock, par value $.01 per share, of the Company ("Company Preferred Stock"). No shares of Company Preferred Stock are issued or outstanding. At the close of business on April 4, 2003, (a) 17,936,574 shares of Company Common Stock and 38,999,100 shares of Company Class B Common Stock were issued and outstanding, and (b) 1,606,394 shares of Company Common Stock and no shares of Company Class B Common Stock were held in treasury by the Company or by wholly owned subsidiaries of the Company. All shares of Company Common Stock and Company Class B Common Stock that are issued and outstanding on the date hereof are duly authorized, validly issued and fully paid and nonassessable. Except as set forth in this Section 3.2 or as disclosed in Section 3.2 of the disclosure letter delivered by the Company to Parent on or prior to the date hereof (the "Company Disclosure Letter"), as of April 4, 2003, there are no options, warrants, rights, puts, calls, commitments, or other contracts, arrangements or understandings issued by or binding upon the Company requiring or providing for, and there are no outstanding debt or equity securities of the Company which upon the conversion, exchange or exercise thereof would require or provide for the issuance by the Company of any new or additional shares of Company Common Stock, Company Class B Common Stock or Company Preferred Stock (or any other securities of the Company) which, with or without notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for shares of Company Common Stock, Company Class B Common Stock or Company Preferred Stock (or any other securities of the Company). Since April 4, 2003, the Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of employee stock options granted prior to such date or in connection with the conversion, if any, of shares of Company Class B Common Stock into shares of Company Common Stock. There are no preemptive or other similar rights available to the existing holders of Company Common Stock or Company Class B Common Stock.

        Section 3.3.    Authority Relative to this Agreement; Board Approval.

        (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the stockholders of the Company of this Agreement, to consummate the transactions contemplated by this Agreement (the "Transactions"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval of this Agreement by the holders of a majority of the voting power of Company Common Stock and Company Class B Common Stock, voting together as a single class, which approval is the only approval required to consummate the Transactions under the Company's Certificate of Incorporation and the Delaware Statute). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (ii) the availability of specific performance or injunctive relief and other equitable remedies.

        (b)   The Board of Directors of the Company, based on the recommendation of the Special Committee (which recommendation was a condition to the approval of the Company's Board of Directors set forth in clause (i) of this sentence) has, prior to the execution of this Agreement, (i) approved this Agreement and the Transactions (including for purposes of Section 144 of the Delaware Statute), (ii) determined that the Transactions are fair to and in the best interests of its public stockholders, (iii) declared this Agreement and the Transactions advisable, and (iv) recommended that the stockholders of the Company approve this Agreement and the Transactions. This Agreement and the Transactions have been approved by the unanimous vote of the members of the Special Committee, the unanimous vote of the members of the Board of Directors of the Company (excluding the directors of the Company that are also directors or officers of Parent), and by the vote of a majority of the members of the Board of Directors of the Company.

        Section 3.4.    No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement by the Company do not, and the performance of its obligations hereunder and the consummation of the Transactions by the Company will not, (i) conflict with or violate the Certificate of Incorporation, Bylaws or equivalent organizational documents of the Company or any of the Company Significant Subsidiaries; (ii) subject to obtaining the approval of the Company's stockholders of this Agreement in accordance with the Delaware Statute and the Company's Certificate of Incorporation and Bylaws and compliance with the requirements set forth in Section 3.4(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which any of their respective properties is bound or affected; or (iii) except as set forth in Section 3.4(a) of the Company Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party or the Company or its subsidiaries under, or give to others any rights of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties are bound or affected, in each case having value or requiring payments over the term thereof equal to or greater than $2.5 million, except, in the case of clause (ii) above, for any such conflicts or violations that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.4(a) of the Company Disclosure Letter lists all material consents, waivers and approvals under any agreements, contracts, licenses or leases required to be obtained by the Company or the Company Significant Subsidiaries in connection with entering into of this Agreement or the consummation of the Transactions.

        (b)   The execution and delivery of this Agreement by the Company do not, and the performance of its obligations hereunder and the consummation of the Transactions by the Company will not, require any consent, approval, authorization or permit of, or registration or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except (i) the filing of documents to satisfy the applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and state takeover laws, (ii) the filing and effectiveness of the S-4, including the Information Statement/Prospectus in definitive form relating to the Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the Secretary of State of other states in which the Company is qualified to transact business as a foreign corporation, (iv) filings under the rules and regulations of the NASD, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent or delay in any material respect the Company from performing its obligations under this Agreement or (B) would not, individually or in the aggregate, have a Company Material Adverse Effect.

        Section 3.5.    Compliance with Laws.

        Except as set forth in Section 3.5 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of (a) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which any of their respective properties is bound, or (b) whether after the giving of notice or passage of time or both, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties is bound, except for any conflicts, defaults or violations that do not and would not have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.6.    SEC Filings; Financial Statements.

        (a)   The Company has made available to Parent a correct and complete copy of each report, schedule, registration statement (but only such registration statements that have become effective prior to the date hereof) and definitive proxy statement filed by the Company with the SEC on or since January 1, 2002 and prior to the date of this Agreement (the "Company SEC Reports"), which are all the forms, reports and documents required to be filed by the Company with the SEC since such date;

provided that, if the Company amends any of the Company SEC Reports, such amendment shall not mean or imply that any representation or warranty in this Agreement was not true when made or became untrue thereafter. As of their respective dates, the Company SEC Reports and any forms, reports and other documents filed by the Company with the SEC after the date of this Agreement (i) complied or will comply in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable thereto, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) or will not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, provided, however, that no representation is made with respect to information included in the Company SEC Reports that was provided in writing by Parent or Sub. None of the Company's subsidiaries is required to file any reports or other documents with the SEC.

        (b)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, had been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q or the Exchange Act regulations promulgated by the SEC), and each fairly presented the consolidated financial position of the Company and its consolidated subsidiaries in all material respects as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of the unaudited interim financial statements, to normal audit adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

        Section 3.7.    Registration Statement; Information Statement.    Subject to the following sentence, none of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (as supplemented or amended prior to the Effective Time, the "S-4") will, at the time the S-4 is initially filed with the SEC and at the time the S-4 initially becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and (b) the Information Statement/Prospectus will, at the date the Information Statement/Prospectus is mailed to the stockholders of the Company and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information included in the S-4 or Information Statement/Prospectus other than information supplied by the Company, its auditors, legal counsel, financial advisors or other consultants or advisors for inclusion or incorporation by reference therein. The definitive information statement (as supplemented or amended prior to the Effective Time) relating to this Agreement and the Transactions will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

        Section 3.8.    Brokers.    Other than Lazard, Frères & Co. LLC (the "Company Banker"), no broker, finder or investment banker is entitled to any brokerage, finders' or other fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or the Special Committee. The Company heretofore has furnished to Parent a complete copy of all agreements between the Company Banker and the Company or the Special

Committee pursuant to which such firm would be entitled to any payment relating to the Merger and the other Transactions.

        Section 3.9.    Opinion of Financial Advisor.    The Special Committee and the Company's Board of Directors have received the written opinion, dated April 9, 2003, of the Company Banker that, as of April 9, 2003, the Exchange Ratio is fair to the public holders of Company Common Stock from a financial point of view, a copy of which opinion has been delivered to Parent.

        Section 3.10.    Employee Benefit Plans.

        (a)   The Company has delivered a true and complete list of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive or employee benefit plans, arrangements or agreements, whether arrived at through collective bargaining or otherwise, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company or any entity required to be aggregated with the Company pursuant to Section 414 of the Code for the benefit of current or former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which current or former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate, excluding any such plans, arrangements or agreements that are offered or maintained by Parent (collectively, the "Company Benefit Plans"). Any of the Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as an "ERISA Plan." No Company Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan").

        (b)   (i) Each of the Company Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA (as defined herein) and the Code, (ii) except as set forth on Section 3.10(b) of the Company Disclosure Letter, each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter, and there are no existing circumstances or any events that have occurred that would be reasonably expected to affect adversely the qualified status of any such Company Benefit Plan, (iii) no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Company or its subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA, (C) deferred compensation benefits accrued as liabilities on the books of the Company or its subsidiaries, or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), and (vi) to the best knowledge of the Company there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

        (c)   No Company Benefit Plan is subject to Title IV or Section 302 of ERISA, and no circumstances exist that could result in material liability to the Company under Title IV or Section 302 of ERISA.

        (d)   Except as set forth in Section 3.10 of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (or any termination of employment in connection with the Transactions) will (i) result in any payment becoming due to any current or former director or employee of the Company or any of its affiliates from the Company or any of its affiliates under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits, except for any payments or vesting which would occur upon a termination of employment absent the consummation of the Transactions or which arise under any plan, agreement or arrangement offered or maintained by Parent.

        Section 3.11.    Tax Matters.    Neither the Company nor any of its subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

        Section 3.12.    Litigation.    Except as disclosed in the Company SEC Reports or Section 3.12 of the Company Disclosure Letter, there are no claims, actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, would, or would reasonably be anticipated to, have a Company Material Adverse Effect.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

        Parent and Sub jointly and severally represent and warrant to the Company, as follows:

        Section 4.1.    Organization and Qualification.    Each of Parent, Sub and Parent's "Significant Subsidiaries" (as defined in Regulation S-X promulgated by the SEC), other than the Company or any of its subsidiaries (the "Parent Significant Subsidiaries") has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and the Parent Significant Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent, Sub and the Parent Significant Subsidiaries is duly qualified or licensed as a foreign corporation to do business and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so duly licensed or qualified and in good standing that would not, individually or in the aggregate, have a Parent Material Adverse Effect. "Parent Material Adverse Effect" shall mean any change, event or effect that is materially adverse to the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole, in each case excluding (i) changes in economic or regulatory conditions in the industries in which Parent carries on business as of the date hereof, and changes in general economic, regulatory or political conditions, including, without limitation, acts of war or terrorism, and (ii) changes resulting from the announcement of the Transactions and any other public announcement of the Company during the term of this Agreement.

        Section 4.2.    Capitalization.    As of the date hereof, the authorized capital stock of Parent consists of 1,600,000,000 shares of common stock, par value $0.01 per share ("Parent Common Stock"), 400,000,000 shares of Class B common stock, par value $0.01 per share ("Parent B Common Stock") and 100,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). At the close of business on March 31, 2003, (a) 439,940,745 shares of Parent Common Stock were issued and 433,293,733 shares of Parent Common Stock were outstanding, 64,629,996 shares of Parent Class B Common Stock and 13,118,182 shares of Parent Preferred Stock were issued and outstanding, in each case, except as disclosed in the Parent's proxy statement dated March 25, 2002 (the "Parent Proxy Statement"), not subject to any preemptive rights, and (b) 6,647,012 shares of Parent Common Stock, no shares of Parent Class B Common Stock and no shares of Parent Preferred Stock were held in treasury by Parent or by subsidiaries of Parent. Other than (a) options to purchase 74,502,354 shares of

Parent Common Stock issued pursuant to employee benefit plans and agreements of Parent, (b) 79,280,240 shares of Parent Common Stock issuable upon exercise of outstanding warrants, (c) up to 25,720,819 shares of Parent Common Stock issuable upon conversion of Parent Preferred Stock, (d) 539,169 restricted shares of Parent Common Stock, and (e) 2,425,500 shares of Parent Common Stock issuable in respect of restricted units, (f) 97,814 shares of Parent Common Stock issuable pursuant to Parent's Bonus Stock Purchase Program, and (g) shares of Parent Common Stock issuable in connection with the Agreement and Plan of Merger, by and among Parent, Equinox Merger Corp. and Expedia, Inc., except in connection with this Agreement, as disclosed in the disclosure letter delivered by Parent to the Company on or prior to the date hereof (the "Parent Disclosure Letter"), or in connection with the agreements described in the Parent Proxy Statement, as of March 31, 2003, (y) there were no options, warrants, rights, puts, calls, commitments or other contracts, arrangements or understandings issued by or binding upon Parent requiring or providing for, and (z) there are no outstanding debt or equity securities of Parent which upon the conversion, exchange or exercise thereof would require or provide for the issuance by Parent of any new or additional shares of Parent Common Stock (or any other securities of Parent) which, with or without notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for Parent Common Stock (or any other securities of Parent). Since March 31, 2003 through the date hereof, Parent has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than as disclosed in Section 4.2 to the Company Disclosure Schedule, pursuant to the exercise of employee stock options granted prior to such date and the vesting of restricted stock units. The authorized capital stock of Sub consists of 100 shares of Sub Common Stock, of which, as of the date hereof, 100 shares of Sub Common Stock are issued and outstanding. The shares of Parent Common Stock to be issued in the Merger will, upon issuance, be validly issued, fully paid, nonassessable, except as disclosed in the Parent Proxy Statement, not subject to any preemptive rights, and free and clear of all security interests, liens, claims, pledges or other encumbrances of any nature whatsoever (in each case to which Parent is a party).

        Section 4.3.    Authority Relative to this Agreement; Board Approval.

        (a)   Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and, subject to obtaining the approval of the stockholders of Sub of this Agreement, to consummate the Transactions. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement, or to consummate the Transactions (other than, with respect to the Merger, the approval of this Agreement by the holders of a majority of the voting power of Sub Common Stock, which approval is the only approval of Sub required to consummate the Transactions under Sub's certificate of incorporation and the Delaware Statute, and other than the approval of the NASD listing application with respect to the issuance of shares of Parent Common Stock in the Merger). This Agreement has been duly and validly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal and binding obligations of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (ii) the availability of specific performance or injunctive relief and other equitable remedies.

        (b)   The Board of Directors of Parent has (i) approved this Agreement and the Transactions and (ii) determined that the Transactions are fair to and in the best interests of the stockholders of Parent. Parent has not taken any action in its capacity as a stockholder of the Company that would cause Section 203 of the Delaware Statute to be applicable to this Agreement. No vote of Parent's stockholders is required in connection with the Transactions.

        Section 4.4.    No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement by Parent and Sub do not, and the performance of their respective obligations hereunder and the consummation of the Transactions by Parent and Sub will not, (i) conflict with or violate the Certificate of Incorporation, Bylaws or equivalent organizational documents of Parent or Sub; (ii) subject to compliance with the requirements set forth in Section 4.4(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Sub or by which their respective properties are bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party or of Parent or Sub under, or give to others any rights of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any of the properties or assets of Parent or Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any of their respective properties are bound or affected, except in the cases of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Parent and Sub from performing their respective obligations under this Agreement in any material respect, and would not have, individually or in the aggregate, a Parent Material Adverse Effect. There are no material consents, waivers, and approvals under any agreements, contracts, licenses or leases required to be obtained by Parent or Sub in connection with entering into of this Agreement and the consummation of the Transactions.

        (b)   The execution and delivery of this Agreement by Parent and Sub do not, and the performance of their respective obligations hereunder and the consummation of the Transactions by Parent and Sub will not, require any consent, approval, authorization or permit of, or registration or filing with or notification to, any Governmental Entity except (i) the filing of documents to satisfy the applicable requirements, if any, of the Exchange Act and state takeover laws, (ii) the filing and effectiveness of the S-4, including the Information Statement/Prospectus, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the Secretary of State of other states in which the Company is qualified to transact business as a foreign corporation, (iv) filings under the rules and regulations of the NASD, (v) filings under state securities laws, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent or delay in any material respect Parent or Sub from performing their respective obligations under this Agreement or (B) would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        Section 4.5.    Compliance with Laws.    Except as set forth in Section 4.5 of the Parent Disclosure Letter, neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of (a) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which any of their respective properties is bound, or (b) whether after the giving of notice or passage of time or both, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their respective properties is bound, except for any such conflicts, defaults or violations which do not and would not have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.6.    SEC Filings; Financial Statements.

        (a)   Parent has made available to the Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after January 1, 2002 and prior to the date of this Agreement (the "Parent SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since such date; provided that, if Parent amends any of the Parent SEC Reports, such amendment shall not mean or imply that any representation or warranty in this Agreement was not true when made or became untrue thereafter. As of their respective dates, the Parent SEC Reports and any forms, reports and other documents filed by Parent and Sub after the date of this Agreement (i) complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable thereto, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) or will not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, provided, however, that no representation is made with respect to information included in the Parent SEC Reports that was provided in writing by the Company.

        (b)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, had been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q or the Exchange Act regulations promulgated by the SEC) and each fairly presented the consolidated financial position of Parent and its consolidated subsidiaries in all material respects as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of the unaudited interim financial statements, to normal audit adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

        Section 4.7.    Registration Statement; Information Statement.    Subject to following sentence, the S-4 will not, at the time the S-4 is initially filed with the SEC and at the time it initially becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and the Information Statement/Prospectus will not, at the date the Information Statement/Prospectus is mailed to the stockholders of the Company and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Sub make no representation or warranty with respect to any information supplied by the Company and/or its auditors, legal counsel, financial advisors or other consultants or advisors specifically for inclusion or incorporation by reference in the S-4 or the Information Statement/Prospectus. The S-4, including the prospectus contained therein (as supplemented or amended prior to the Effective Time), will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder.

        Section 4.8.    Brokers.    Other than Allen & Company Incorporated (the "Parent Banker"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.

        Section 4.9.    Interim Operations of Sub.    Sub is a direct wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the Merger and the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

        Section 4.10.    Tax Matters.    Neither Parent nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

        Section 4.11.    Litigation.    Except as disclosed in the Parent SEC Reports or Section 4.11 of the Parent Disclosure Letter, there are no claims, actions, suits, investigations or proceedings pending or, to the best knowledge of Parent, threatened against Parent, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, would, or would reasonably be anticipated to, have a Parent Material Adverse Effect.

        Section 4.12.    Ownership of Company Shares.    As of the date hereof, Parent owns no shares of Company Common Stock and 38,999,100 shares of Company Class B Common Stock. No subsidiary of Parent, including Sub, owns any shares of Company Common Stock or Company Class B Common Stock.

ARTICLE 5

CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME;
ADDITIONAL AGREEMENTS

        Section 5.1.    Information and Access.    From the date of this Agreement and continuing until the Effective Time, Parent, as to itself and Sub, on the one hand, and the Company, as to itself and its subsidiaries, on the other hand, each agrees that it shall afford and, with respect to clause (b) below, shall cause its independent auditors to afford, (a) to the officers, independent auditors, counsel and other representatives of the other reasonable access, upon reasonable advance notice, to its (and in the case of Parent, Sub's, and in the case of the Company, its subsidiaries') properties, books, records (including tax returns filed and those in preparation) and executives and personnel in order that the other may have a full opportunity to make such investigation as it reasonably desires to make of the other consistent with their rights under this Agreement, and (b) to the independent auditors of the other, reasonable access to the audit work papers and other records of its independent auditors. No investigation pursuant to this Section 5.1 shall affect or otherwise obviate or diminish any representations and warranties of any party or conditions to the obligations of any party. No party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege or the institution in possession or control of such information or contravene any law, rule, regulations, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        Section 5.2.    Conduct of Business of the Company.    Except as contemplated by this Agreement (including Section 5.2 of the Company Disclosure Letter) or with respect to Approved Matters, during the period from the date of this Agreement and continuing until the Effective Time or until the termination of this Agreement pursuant to Section 7.1, (a) the Company and its subsidiaries shall conduct their respective businesses in the ordinary and usual course consistent with past practice, including, without limitation, consulting with, advising and obtaining the approval of Parent, in each case consistent with past practice, and (b) without limiting the provisions of clause (a) in this paragraph, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent (or, to the extent consistent with past practice with regard to the matter at issue, the prior oral consent of Parent):

            (i)  declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock, except dividends or distributions declared and paid by a wholly owned subsidiary of the Company only to the Company or another wholly owned subsidiary of the Company;

           (ii)  split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock;

          (iii)  issue, deliver, pledge, encumber or sell, or authorize or propose the issuance, delivery, pledge, encumbrance or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or other convertible securities (other than the issuance of such capital stock to the Company or a wholly owned subsidiary of the Company, or upon the exercise or conversion of outstanding options or warrants in accordance with the Stock Plan in effect on the date of this Agreement or other convertible or exchangeable securities outstanding on the date hereof, in each case in accordance with their present terms), authorize or propose any change in its equity capitalization, or amend any of the financial or other economic terms of such securities or the financial or other economic terms of any agreement relating to such securities;

          (iv)  amend its Certificate of Incorporation, Bylaws or other organizational documents in any manner;

           (v)  take any action that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article 6 not being satisfied;

          (vi)  merge or consolidate with any other person, or acquire any assets or capital stock of any other person, other than acquisitions of assets in the ordinary course of business, such as for inventory or relating to the ordinary operations of the Company;

         (vii)  incur any indebtedness for money borrowed or guarantee any such indebtedness of another person or increase indebtedness for money borrowed outstanding under any current agreement relating to indebtedness for money borrowed, except as disclosed on Section 5.2 of the Company Disclosure Letter or in the ordinary course of business;

        (viii)  make or authorize any capital expenditures of the Company and its subsidiaries taken as a whole, other than capital expenditures permitted pursuant to Section 5.2 of Company Disclosure Letter and other than capital expenditures that are part of the Company's then existing budget, which has previously been approved by the Company's Board of Directors;

          (ix)  except as may be required by changes in applicable law or GAAP, change any method, practice or principle of accounting, or change in any material respect its method of reporting income and deductions for United States federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2001, except as required by changes in law or regulation;

           (x)  enter into any new employment agreements, or increase the compensation of any officer or director of the Company or any senior executive of any of its subsidiaries or operating units (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from the Company or any of its subsidiaries), other than as required by law or by written agreements in effect on the date hereof with such person, or otherwise amend in any material respect any existing agreements with any such person or use its discretion to amend any Company Benefit Plan or accelerate the vesting or any payment under any Company Benefit Plan;

          (xi)  enter into any transaction with any officer or director of the Company or any senior executive of any of its subsidiaries or operating units, other than as provided for in the terms of any agreement in effect on or prior to the date hereof and described in the Company Disclosure Letter;

         (xii)  settle or otherwise compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to the Company or any of its subsidiaries; or

        (xiii)  authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        Section 5.3.    Conduct of Business of Parent.    Except as contemplated by this Agreement (including the Parent Disclosure Letter), and agreements described in the Parent Proxy Statement or any Parent SEC Report, during the period from the date of this Agreement and continuing until the Effective Time or until the termination of this Agreement pursuant to Section 7.1, Parent shall not, without the prior written consent of the Company, take any action that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article 6 not being satisfied.

        Section 5.4.    Preparation of S-4 and Information Statement; Other Filings.    As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the S-4, which shall include a preliminary information statement of the Company relating to the Merger as well as a prospectus of Parent. Each of Parent and the Company shall use its reasonable best efforts to respond to any comments of the SEC, to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to cause the information statement of the Company and prospectus of Parent in definitive form (as supplemented or amended prior to the Effective Time, the "Information Statement/Prospectus") to be mailed to the Company's stockholders at the earliest practicable time after the S-4 is declared effective under the Securities Act. At the option of Parent, Parent may combine the Information Statement/Prospectus with the proxy and information statement/prospectus relating to USA's acquisition of Expedia, Inc. As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal laws relating to the Transactions (the "Other Filings"). Each of the Company and Parent will notify each other promptly upon the receipt of any comments, whether oral or written, from the SEC or its staff and upon any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4 or the Information Statement/Prospectus or any Other Filing or for additional information, and will supply the other with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the S-4, the Information Statement/Prospectus or the Merger. No amendment or supplement to the Information Statement/Prospectus or S-4 will be made by the Company or Parent without the prior approval of the other party, except as required by applicable laws and then only to the extent necessary, or without providing the other party the opportunity to review and comment thereon. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the S-4 has been declared effective, the issuance of any stop order, or the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the S-4, the Information Statement/Prospectus or any Other Filing so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or an event occurs which is required to be set forth in an amendment or supplement to the Information Statement/Prospectus, the S-4 or any Other Filing, the party that discovers such information shall promptly notify the other party and an amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Company's stockholders. The Company and Parent each shall promptly provide the other (or its counsel) copies of all filings made by it with any Governmental Entity in connection with this Agreement and the Transactions.

        Section 5.5.    Written Consent.

        (a)   Parent agrees that immediately following the execution and delivery of this Agreement, it shall deliver to the Company a duly executed irrevocable written consent with respect to all shares of Company Class B Common Stock owned by it adopting the Agreement as approved by the Board of Directors of the Company. Parent agrees that it shall not transfer, other than to an affiliate of Parent, any shares of Company Class B Common Stock beneficially owned by Parent on the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms. If this Agreement is subsequently amended and such amendment is approved by the Board of Directors of Parent and the Company or if a subsequent consent is deemed necessary to consummate the Transactions contemplated by this Agreement, then Parent shall as soon thereafter as practicable either (a) execute and deliver a written consent with respect to all shares of Company Class B Common Stock owned directly or indirectly by it on the date hereof adopting this Agreement, or (b) at a meeting of the Company's stockholders at which any proposal to adopt the Merger Agreement is proposed, cause all shares of Company Class B Common Stock owned directly or indirectly by it on the date hereof (i) to appear, in person or by proxy, so that all such shares are counted for the purpose of obtaining a quorum at any such meeting of stockholders of the Company, and at any adjournment or adjournments thereof, and (ii) to vote, in person or by proxy, with respect to such shares to adopt such amendment to this Agreement. Parent shall cause all shares of Company Class B Common Stock owned directly or indirectly by it on the date hereof to vote against, and refrain from executing and delivering written consents in favor of, any proposal that is contrary to the adoption of this Agreement and the Transactions contemplated hereby. Following delivery of any written consent of Parent contemplated by this Section 5.5, the Company shall promptly provide to its stockholders the notice required pursuant to Section 228(e) of the Delaware Statute.

        (b)   Parent agrees that immediately following the execution and delivery of this Agreement, it shall deliver to Sub a duly executed irrevocable written consent (with a copy being delivered to the Company) with respect to all shares of Sub Common Stock owned by it adopting the Agreement as approved by the Board of Directors of Sub.

        Section 5.6.    Agreements to Take Reasonable Action.

        (a)   The parties shall take, and shall cause their respective subsidiaries to take, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the Merger and shall take all reasonable actions necessary to cooperate promptly with and furnish information to the other parties in connection with any such requirements imposed upon them or any of their subsidiaries in connection with the Merger. Each party shall take, and shall cause its subsidiaries to take, all reasonable actions necessary (i) to obtain (and will take all reasonable actions necessary to promptly cooperate with the other parties in obtaining) any clearance, consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by it (or by the other parties or any of their respective subsidiaries) in connection with the Transactions or the taking of any action contemplated by this Agreement; (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting its ability to consummate the Transactions; (iii) to fulfill all conditions applicable to the parties pursuant to this Agreement; (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be; (v) to defend any lawsuit or other legal proceeding, whether judicial or administrative, challenging the Agreement, the consummation of the Transactions or the terms thereof; and (vi) to execute and deliver any additional agreements or instruments necessary to consummate the Transactions and fully carry out the purposes of the Agreement provided, however, that with respect to clauses (i) through (vi) above, the parties will take only such curative measures (such as licensing and divestiture) as the parties determine to be reasonable.

        (b)   Subject to the terms and conditions of this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the Merger, subject to the appropriate approval of the stockholders of the Company.

        Section 5.7.    Consents.    Parent and the Company shall each use all reasonable efforts to obtain the consent and approval of, or effect the notification of or filing with, each person or authority whose consent or approval is required in order to permit the consummation of the Merger and the Transactions and to enable Parent and the Surviving Corporation to conduct and operate the business of Parent and the Company and their respective subsidiaries substantially as presently conducted and as contemplated to be conducted.

        Section 5.8.    NASDAQ Quotation.    Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock issuable to the stockholders of the Company in the Merger (including the shares of Parent Common Stock reserved for issuance with respect to Company Stock Options and Company Stock-Based Awards) to be eligible for quotation on the Nasdaq National Market (or other national market or exchange on which Parent Common Stock is then traded or quoted) prior to the Effective Time.

        Section 5.9.    Affiliates.    At least ten Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent a list of names and addresses of those persons who, on the date hereof, are "affiliates" of the Company within the meaning of Rule 145 under the Securities Act and applicable rules and regulations. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, from each of the affiliates of the Company identified in the foregoing list, agreements substantially in the form attached to this Agreement as Exhibit B.

        Section 5.10.    Indemnification.

        (a)   Parent shall maintain in effect for the benefit of individuals who at or prior to the Effective Time were directors or officers of the Company the current provisions regarding indemnification and exculpation of officers and directors (including with respect to advancement of expenses) contained in the Certificate of Incorporation and Bylaws of the Company on the date hereof, which provisions shall not be amended, modified or otherwise repealed for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of such individuals, unless such modification is required after the Effective Time by applicable law and then only to the minimum extent required by such applicable law or except to make changes permitted by applicable law that would enlarge the exculpation or rights of indemnification thereunder; provided, however, that if any claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) hereunder in respect of such claims shall continue, without diminution, until disposition of all such claims.

        (b)   The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), to the maximum extent permitted under applicable law, provide to the current directors and officers of the Company the maximum indemnification protection (including with respect to advancement of expenses, including advancing expenses as incurred) permitted under the Delaware Statute for a period of six (6) years after the Effective Time; provided, however, that if any claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) hereunder in respect of such claims shall continue, without diminution, until disposition of all such claims.

        (c)   The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) assume, honor and fulfill in all respects the obligations of the Company pursuant to any indemnification agreements, including those contained in employment agreements (the employee parties under such agreements being referred to as the "Covered Persons") with the Company's directors, officers and other employees (if any) existing at the Effective Time. In addition, Parent shall provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Company's current and former directors and officers who are currently covered by the Company's existing insurance and indemnification policy with an insurance and indemnification policy (including, without limitation, by arranging for run-off coverage, if necessary) that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy (it being acknowledged and understood that the Company currently self-insures for legally indemnifiable claims and maintains liability insurance solely for claims not so indemnifiable or in circumstances in which the Company cannot provide indemnification), or, if substantially equivalent insurance coverage is unavailable, the most advantageous D&O Insurance obtainable for an annual premium equal to 200% of the annual premium currently in place for the Company for such insurance; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently in place for the Company for such insurance, calculated on the basis of a fair allocation of the portion of such premium if Parent arranges such coverage on a group basis.

        (d)   This Section 5.10 shall survive the Effective Time, is intended to benefit the Surviving Corporation and the Covered Persons and shall be enforceable by the Covered Persons, their heirs, assigns and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. In the event the Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at Parent's option, Parent, shall assume the obligations set forth in this Section 5.10.

        Section 5.11.    Notification of Certain Matters.    Each of the Company and Parent shall give prompt notice to the other party of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of the Company or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        Section 5.12.    Employee Agreements.    From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill all written employment, severance, termination, consulting and retirement agreements, as in effect on the date hereof, to which the Company or any of its subsidiaries is a party, pursuant to the terms thereof and applicable law.

        Section 5.13.    Reorganization.    From and after the date hereof, each of Parent and the Company and their respective subsidiaries shall not, and shall use reasonable efforts to cause their affiliates not to, take any action, or fail to take any action, which action or failure to act would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or enter into any contract, agreement, commitment or arrangement that would have such effect. Each of Parent and the Company shall, and shall cause each of their respective subsidiaries to, use reasonable efforts to obtain the opinions of counsel referred to in Section 6.2(c) and 6.3(c), including the execution of the officers' certificates referred to therein.

        Section 5.14.    Public Announcements.    The initial press release relating to the Transactions shall be a joint press release, to be agreed upon by the Parent and the Company (including the Special Committee). Thereafter and until the Closing, Parent and the Company shall use their reasonable efforts to consult with each other before issuing any press release with respect to this Agreement or the Transactions.

        Section 5.15.    Stockholder Litigation.    Each of the Company and the Parent shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against the Company or the Parent and their respective directors and officers, as applicable, relating to the Transactions or this Agreement.

        Section 5.16.    Section 16b-3.    Parent and the Company shall take all reasonable steps to cause the transactions contemplated by Section 2.3 and any other disposition of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent by each individual who (a) is a director or officer of the Company, or (b) at the Effective Time will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 6

CONDITIONS PRECEDENT

        Section 6.1.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger are subject to the satisfaction prior to the Closing Date of the following conditions:

          (a)    Information Statement/Prospectus.    Twenty (20) business days shall have elapsed from the mailing of the Information Statement/Prospectus to the Company's stockholders.

          (b)    Effectiveness of the S-4.    The S-4 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

          (c)    Governmental Entity Approvals.    All material authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity, if any, necessary for the consummation of the Merger shall have been filed, expired or been obtained, other than those that, individually or in the aggregate, the failure to be filed, expired or obtained would not be reasonably expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

          (d)    No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by a Governmental Entity be pending which would reasonably be expected to restrain or prohibit the consummation of the Merger; and there shall not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

          (e)    Nasdaq Quotation.    The shares of Parent Common Stock issuable to the holders of Company Common Stock pursuant to the Merger (including the shares of Parent Common Stock reserved for issuance with respect to Company Stock Options and Company Stock-Based Awards) shall have been authorized for quotation on the Nasdaq National Market (or other national market or exchange on which Parent Common Stock is then traded or quoted), upon official notice of issuance.

        Section 6.2.    Conditions of Obligations of Parent and Sub.    The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following additional conditions, unless waived in writing by Parent:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Company set forth in Sections 3.2 and 3.7 shall be true and correct as of the Closing Date as if made on such date (except with respect to Section 3.2 for inaccuracies that are not significant in amount and to Section 3.7 for inaccuracies on the date the S-4 is initially filed), (ii) except to the extent that the failure of the representations and warranties of the Company set forth in this Agreement to be true and correct, in the aggregate, would not have a Company Material Adverse Effect, the representations and warranties of the Company made in this Agreement, without regard to any materiality or "Material Adverse Effect" qualification therein, shall be true and correct as of the date hereof, and (iii) Parent shall have received a certificate signed by a senior executive officer of the Company certifying the fulfillment of the conditions set forth in clauses (i) and (ii) of this Section 6.2(a).

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all of its obligations and covenants, taken as a whole, required to be performed by it under this Agreement prior to or as of the Closing Date, and Parent shall have received a certificate to such effect signed by a senior executive officer of the Company.

          (c)    Tax Opinion.    Parent shall have received a written opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Parent, dated the Closing Date, to the effect that for U.S. federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Parent and the Company.

        Section 6.3.    Conditions of Obligations of the Company.    The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, unless waived in writing by the Company:

          (a)    Representations and Warranties.    (i) The representations and warranties of Parent set forth in Section 4.7 shall be true and correct as of the Closing Date as if made on such date, (ii) the representations and warranties of Parent set forth in Section 4.2 shall be true and correct as of the date hereof (except for inaccuracies that are not significant in amount and to Section 4.7 for inaccuracies on the date the S-4 is initially filed), and (iii) except to the extent that the failure of the representations and warranties of Parent and Sub set forth in this Agreement to be true and correct, in the aggregate, would not have a Parent Material Adverse Effect, the representations and warranties of Parent and Sub made in this Agreement, without regard to any materiality or "Material Adverse Effect" qualification therein, shall be true and correct as of the date hereof, and (iii) the Company shall have received a certificate signed by a senior executive officer of Parent certifying the fulfillment of the conditions set forth in clauses (i) through (iii) of this Section 6.3(a).

          (b)    Performance of Obligations of Parent and Sub.    Each of Parent and Sub shall have performed in all material respects all of their respective obligations and covenants, taken as a whole, required to be performed by such party under this Agreement prior to or as of the Closing Date, and the Company shall have received a certificate to such effect signed by a senior executive officer of Parent.

          (c)    Tax Opinion.    The Company shall have received a written opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., special counsel to the Company, dated the Closing Date, to the effect that for U.S. federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Parent and the Company.

ARTICLE 7

TERMINATION

        Section 7.1.    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company:

          (a)   by mutual written consent duly authorized by the Board of Directors of Parent and the Board of Directors of the Company;

          (b)   by either Parent or the Company if the Merger shall not have been consummated by November 15, 2003 (provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

          (c)   by either Parent or the Company, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

          (d)   by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) shall have become incapable of fulfillment and such breach shall not have been waived by the Company; or

          (e)   by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) shall have become incapable of fulfillment and such breach shall not have been waived by Parent.

Any termination pursuant to this Section 7.1 shall, in the case of the Company or the Board of Directors of the Company, be based on the recommendation of the Special Committee.

        Section 7.2.    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (a) as set forth in the last sentence of this Section 7.2, Section 7.3, and Article 8, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any breach of this Agreement.

        Section 7.3.    Fees and Expenses.    All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

ARTICLE 8

GENERAL PROVISIONS

        Section 8.1.    Amendment.    This Agreement (including the Exhibits and Disclosure Letters hereto) may be amended prior to the Effective Time by Parent and the Company, by action taken by the Board of Directors of Parent and the Board of Directors of the Company (provided, that no amendment shall be approved by the Board of Directors of the Company unless such amendment shall have been recommended by the Special Committee and, when applicable, approved by the disinterested directors of the Company), at any time before or after approval of the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        Section 8.2.    Extension; Waiver.    At any time prior to the Effective Time (whether before or after approval of the stockholders of the Company), Parent and the Company may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any extension or waiver on behalf of the Company shall be taken only upon the recommendation of the Special Committee (and, when applicable, by the disinterested directors of the Company). Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        Section 8.3.    Nonsurvival of Representations, Warranties and Agreements.    All representations, warranties and agreements in this Agreement or in any instrument or certificate delivered pursuant to this Agreement shall not survive the Merger, except for the agreements contained in Article 1 (The Merger), Article 2 (Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates), Section 5.10 (Indemnification), 5.12 (Employee Agreements), 5.13 (Reorganization) and Article 8 (General Provisions), each of which shall survive the Merger.

        Section 8.4.    Entire Agreement.    This Agreement (including the Exhibits and disclosure letters hereto) contains the entire agreement among all of the parties with respect to the subject matter hereof and supersedes all prior arrangements and understandings, both written and oral, with respect thereto, but shall not supersede any agreements among any group of the parties hereto entered into on or after the date hereof.

        Section 8.5.    Severability.    It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

        Section 8.6. Notices.    All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)    if to Parent or Sub, to:

        USA Interactive
        Carnegie Hall Tower
        152 West 57th Street
        42nd Floor
        New York, New York 10019
        Attention: General Counsel
        Telecopier: 212-314-7329

      with a copy to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019
        Attention:      Pamela S. Seymon
                              Andrew J. Nussbaum
        Telecopier: (212) 403-2000

    (b)    if to the Company, to:

        Hotels.com
        10440 North Central Expressway
        Suite 400
        Dallas, Texas 75231
        Attention: General Counsel
        Telecopier: (214) 369-7409

      with a copy to:

        Akin, Gump, Strauss, Hauer & Feld, L.L.P.
        1333 New Hampshire Avenue, N.W.
        Suite 400
        Washington, DC 20036
        Attention: Bruce S. Mendelsohn
        Telecopier: (202) 887-4288

        and to:

        Akin, Gump, Strauss, Hauer & Feld, L.L.P.
        590 Madison Avenue
        New York, New York 10022
        Attention: Patrick J. Dooley
        Telecopier: (212) 872-1002

All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally recognized overnight courier, on the Business Day following dispatch and (d) in the case of mailing, on the third Business Day following such mailing.

        Section 8.7.    Headings; Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this

Agreement. As used in this Agreement, "subsidiary" with respect to any person shall mean any entity which such person controls the voting power thereof, either through the ownership of equity interests or otherwise, provided that under no circumstances shall the Company and its subsidiaries be deemed to be subsidiaries of Parent.

        Section 8.8.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 8.9.    Benefits; Assignment.    This Agreement is not intended to confer upon any person other than the parties any rights or remedies hereunder and shall not be assigned by operation of law or otherwise; provided, however, that the officers and directors of the Company and other Covered Persons are intended beneficiaries of the covenants and agreements contained in Section 5.10.

        Section 8.10.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, without giving effect to laws that might otherwise govern under applicable principles of conflicts of law.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.

USA INTERACTIVE
By:	/s/ JULIUS GENACHOWSKI

	Name:	Julius Genachowski
	Title:	Executive Vice President General Counsel and Secretary
HOTELS.COM
By:	/s/ DAVID LITMAN

	Name:	David Litman
	Title:	CEO
HERMITAGE MERGER CORP.
By:	/s/ JULIUS GENACHOWSKI

	Name:	Julius Genachowski
	Title:	Vice President

[Signature page to Agreement and Plan of Merger]

APPENDIX B

L A Z A R D	LAZARD FRÈRES & CO. LLC 30 ROCKEFELLER PLAZA NEW YORK, NY 10020 PHONE 212-632-6000 FAX 212-632-6060 www.lazard.com
April 9, 2003

Special Committee of the Board of Directors
Hotels.com
8140 Walnut Hill Lane
Suite 800
Dallas, TX 75231

Dear Members of the Special Committee:

        We understand that USA Interactive (the "Company") and Hotels.com (the "Subject Company") intend to enter into an Agreement dated as of April 9, 2003 (the "Agreement"), pursuant to which the Company would acquire the Subject Company in a transaction (the "Merger") in which each issued and outstanding share of the Subject Company's common stock not owned by the Company would be converted into the right to receive 2.400 shares (the "Exchange Ratio") of the Company's common stock.

        You have requested our opinion as to the fairness, from a financial point of view, to the public stockholders of the Subject Company of the Exchange Ratio. In connection with this opinion, we have:

  (i)
  Reviewed the financial terms and conditions of the Agreement;

  (ii)
  Analyzed certain historical business and financial information relating to the Company and the Subject Company;

  (iii)
  Reviewed various financial forecasts and other data provided to us by the Company and the Subject Company relating to their respective businesses, such forecasts with respect to the Company being limited to a 2003 budget (the Company having informed us that this is the only forecast that is available);

  (iv)
  Reviewed certain financial forecasts incorporating forecasts prepared by Wall Street research analysts who report on the Company or the Subject Company, as the case may be, and other industry research;

  (v)
  Held discussions with members of the senior managements of the Company and the Subject Company with respect to the businesses and prospects of the Company and the Subject Company, respectively, and the strategic objectives of each;

  (vi)
  Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of the Company and the Subject Company;

  (vii)
  Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of the Company and the Subject Company, and in other industries generally;

  (viii)
  Reviewed the historical stock prices and trading volumes of the Subject Company's common stock and of the Company's common stock; and

  (ix)
  Conducted such other financial studies, analyses and investigations as we deemed appropriate.

B-1

        We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or the Subject Company, or concerning the solvency or fair value of either of the foregoing entities. With respect to financial forecasts prepared by management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and the Subject Company as to the future financial performance of the Company and the Subject Company, respectively. We note, however, that the Subject Company's management viewed its financial forecasts as an aggressive target case and that the other financial forecasts with respect to the Subject Company noted above as reasonable scenarios for the Special Committee of the Company's Board of Directors to consider. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

        Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

        In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver of any material terms and conditions by the Subject Company and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on the Company.

        Lazard Frères & Co. LLC is acting as investment banker to the Special Committee of the Company's Board of Directors in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. We have in the past provided investment banking services to affiliates of the Company, for which we have received customary fees.

        Our engagement and the opinion expressed herein are for the benefit of the Special Committee of the Company's Board of Directors. Our opinion does not address the merits of the underlying decision by the Subject Company to engage in the Merger and does not constitute a recommendation to any stockholder of the Subject Company as to any action such stockholders should take with respect to the Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except for its inclusion in its entirety in filings the Subject Company may be required to make with the Securities and Exchange Commission and as may otherwise be required by law or by a court of competent jurisdiction.

        Based on and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair to the public stockholders of the Subject Company from a financial point of view.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By	/s/ ALBERT H. GARNER Albert H. Garner Managing Director

B-2